EXHIBIT 99.1

Introductory note

American Coastal Insurance Corporation (formerly known as United Insurance Holdings Corp.) (the “Company”) has recast certain information contained in its Annual Report on Form 10-K for the year ended December 31, 2022, originally filed with the Securities and Exchange Commission (the "SEC") on April 17, 2023 (“2022 Form 10-K”), as described in Item 8.01 of this Current Report on Form 8-K, to reflect the Company's reportable discontinued operations. As previously announced, on February 27, 2023, the Company's former insurance subsidiary, United Property & Casualty Insurance Company ("UPC") was placed into liquidation with the Florida Department of Financial appointed as receiver, which divested the Company's ownership of UPC. Therefore, the Company determined that the operations of UPC and operations directly supporting UPC should be reported as discontinued operations in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 205, Presentation of Financial Statements and has recast its previously filed consolidated financial statements.

The sections of the 2022 Form 10-K that have been recast in their entirety are as follows:

a.Part I, Item 1. Business;
b.Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
c.Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk; and
d.Part II, Item 8. Financial Statements and Supplementary Data and Reference to Financial Statements and Schedules;

Those sections of the 2022 Form 10-K which have not been recast as set forth herein are not materially impacted by the Company’s reportable discontinued operations described in this Current Report on Form 8-K. Accordingly, the recast information set forth in this Exhibit 99.1 to the Current Report on Form 8-K (the “Recast 2022 Form 10-K”) should be read in conjunction with the 2022 Form 10-K.

This Recast 2022 Form 10-K does not reflect events occurring after the April 17, 2023 filing date of the 2022 Form 10-K and does not modify or update the disclosures therein except to reflect the changes in the Company’s reportable discontinued operations. For developments since the filing of the fiscal year 2022 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and its Current Reports on Form 8-K filed subsequent to the 2022 Form 10-K.

AMERICAN COASTAL INSURANCE CORPORATION

Throughout this Recast 2022 Form 10-K, we present amounts in all tables in thousands, except for share amounts, per share amounts, policy and claim counts or where more specific language or context indicates a different presentation. In the narrative sections of this Recast 2022 Form 10-K, we show full values rounded to the nearest thousand.

AMERICAN COASTAL INSURANCE CORPORATION

FORWARD-LOOKING STATEMENTS
This Recast 2022 Form 10-K or in documents incorporated by reference contain or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about anticipated growth in revenues, gross written premium, earnings per share, estimated unpaid losses on insurance policies, investment returns, and diversification and expectations about our liquidity, our ability to meet our investment objectives, our ability to manage and mitigate market risk with respect to our investments and our ability to continue as a going concern. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “endeavor,” “project,” “believe,” “plan,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and market in which we operate, and management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The risks and uncertainties include, without limitation:

•our exposure to catastrophic events and severe weather conditions;
•the regulatory, economic and weather conditions present in Florida, Texas and Louisiana, the states in which we are most concentrated;
•our ability to cultivate and maintain agent relationships, particularly our relationship with AmRisc, LLC (AmRisc);
•the possibility that actual claims incurred may exceed our loss reserves for claims;
•assessments charged by various governmental agencies;
•our ability to implement and maintain adequate internal controls over financial reporting;
•our ability to maintain information technology and data security systems, and to outsource relationships;
•our reliance on key vendor relationships, and the ability of our vendors to protect the personally identifiable information of our customers, claimants or employees;
•our ability to attract and retain the services of senior management;
•risks and uncertainties relating to our mergers, dispositions and other strategic transactions;
•risks associated with investments in which we share ownership or management with third parties;
•our ability to generate sufficient cash to service all of our indebtedness and comply with covenants and other requirements related to our indebtedness;
•our ability to maintain our market share;
•changes in the regulatory environment present in the states in which we operate;
•the impact of new federal or state regulations that affect the insurance industry;
•the cost, viability and availability of reinsurance;
•our ability to collect from our reinsurers on our reinsurance claims;
•dependence on investment income and the composition of our investment portfolio and related market risks;
•the possibility of the pricing and terms for our products to decline due to the historically cyclical nature of the property and casualty insurance and reinsurance industry;
•the outcome of litigation pending against us, including the terms of any settlements;
•downgrades in our financial strength or stability ratings;
•the impact of future transactions of substantial amounts of our common stock by us or our significant stockholders on our stock price;
•our ability to meet the standards for continued listing on Nasdaq;
•substantial doubt about our ability to continue as a going concern, including the impact on future financing and reinsurance coverage;
•our ability to pay dividends in the future, which may be constrained by our holding company structure;
•the ability of our subsidiaries to pay dividends in the future, which may affect our liquidity and our ability to meet our obligations;
•the ability of R. Daniel Peed and his affiliates to exert significant control over us due to substantial ownership of our common stock, subject to certain restrictive covenants that may restrict our ability to pursue certain opportunities;
•the impact of transactions by R. Daniel Peed and his affiliates on the price of our common stock;
•provisions in our charter documents that may make it harder for others to obtain control of us;
•the impact of the novel strain of coronavirus (COVID-19) and related business disruption and economic uncertainty on our business, results of operations and financial condition; and
•other risks and uncertainties described in this report, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K.

AMERICAN COASTAL INSURANCE CORPORATION

Other risks, uncertainties and factors, including those discussed in “Risk Factors” in the 2022 Form 10-K, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We caution you to not place reliance on these forward-looking statements, which are valid only as of the date they were made. Except as may be required by applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, the occurrence of unanticipated events or otherwise.

AMERICAN COASTAL INSURANCE CORPORATION

PART I

Item 1. Business

INTRODUCTION

Company Overview

    United Insurance Holdings Corp. (referred to in this Recast 2022 Form 10-K as we, our, us, the Company or UIHC) is a holding company engaged in the personal residential and commercial residential property and casualty insurance business in the United States. At the end of 2022, our insurance subsidiaries included two Florida domiciled carriers, United Property & Casualty Insurance Company (UPC) and American Coastal Insurance Company (ACIC), plus one New York domiciled carrier, Interboro Insurance Company (IIC). At the beginning of 2022, we had two other Florida domiciled insurance subsidiaries, Family Security Insurance Company, which was merged into UPC and Journey Insurance Company, which was merged into ACIC. Our insurance subsidiaries provide personal residential and commercial property and casualty insurance products that protect our policyholders against losses due to damages to structures and their contents. Some of our insurance subsidiaries sell policies that protect against liability for accidents as well as property damage. Our non-insurance subsidiaries support our insurance and investment operations.

As of December 31, 2022, approximately 52.5% of our policies in-force were written in Florida. Our Company’s other primary source of revenue is generated from writing insurance in New York, Louisiana and Texas. Our commercial lines business in-force underwritten by ACIC was 100% in Florida at the end of 2022. During 2022, the Company made the strategic decision to exit the personal lines business underwritten by UPC and accelerated the winding down of its affairs. Effective December 1, 2022, we no longer write in the state of North Carolina, where renewal rights have been sold and all premiums and losses are ceded. Effective October 1, 2022, we no longer write in the state of Georgia. Effective June 1, 2022, we no longer write in the state of South Carolina. Effective April 1, 2022, we no longer write in the state of Massachusetts, and effective January 15, 2022, we no longer write in the state of New Jersey. Effective January 1, 2021, we no longer write in the state of Hawaii. Effective December 1, 2021, we no longer write in the states of Connecticut or Rhode Island.

On August 25, 2022, we announced that UPC had filed plans for withdrawal in the states of Florida, Louisiana, and Texas and intended to file a plan for withdrawal in the state of New York. All filed plans entail non-renewing personal lines policies in these states. Additionally, we announced that Demotech, Inc., an insurance rating agency, notified UPC of its intent to withdraw UPC's Financial Stability Rating. On December 5, 2022, the Florida Office of Insurance Regulation ("FLOIR") issued Consent Order No. 303643-22- CO that provides for the administrative supervision and approval of the plan of run-off for UPC (the "Consent Order"). The Consent Order provides formal approval of UPC's Plan of Run-Off (the "Plan") to facilitate a solvent wind down of its affairs in an orderly fashion. Additionally, in connection with the Plan, IIC has agreed to not pay ordinary dividends without the prior approval of the New York Department of Financial Services until January 1, 2025. On February 10, 2023, we announced that a solvent run-off for UPC was unlikely and on February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services (DFS) which divested our ownership of UPC.

Our Company, together with wholly-owned subsidiaries UPC and United Insurance Management L.C. (UIM), entered into a Renewal Rights Agreement (Southeast Renewal Agreement), dated as of December 30, 2021 with Homeowners Choice Property and Casualty, Inc. (HCPCI), pursuant to which our Company, UPC and UIM agreed to sell, and HCPCI agreed to purchase, the renewal rights to UPC’s personal lines homeowners business in Georgia, South Carolina and North Carolina. The transfer of policies was subject to regulatory approval. Effective June 1, 2022, we began transitioning South Carolina policies to
HCPCI. The sale was consummated on December 30, 2021.

Effective June 1, 2022, we entered into a quota share reinsurance agreement with TypTap Insurance Company (Typtap) in connection with the Southeast Renewal Agreement. Under the terms of this agreement, we cede 100% of our in-force, new, and renewal policies in the states of Georgia, North Carolina, and South Carolina. This agreement replaces the 85% quota share agreement with HCPCI effective December 31, 2021. Also effective June 1, our third-party quota share reinsurance agreements were renewed to exclude these states. We will no longer retain any risk associated with these states.

Our Company, together with wholly-owned subsidiaries UPC and UIM, entered into a Renewal Rights Agreement (Northeast Renewal Agreement), dated as of January 18, 2021 with HCPCI and HCI Group, Inc. (HCI), pursuant to which our Company, UPC and UIM agreed to sell, and HCPCI agreed to purchase, the renewal rights to UPC’s personal lines homeowners business in Connecticut, Massachusetts, New Jersey and Rhode Island. The transfer of all states was completed as of June 30, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

Effective June 1, 2021, we entered into a quota share reinsurance agreement with HCPCI and TypTap Insurance Company (TypTap) in connection with the Northeast Renewal Agreement. Under the terms of this agreement, we cede 100% of our in-force, new, and renewal policies in the states of Connecticut, New Jersey, Massachusetts, and Rhode Island. The cession of these policies is 50% to HCPCI and 50% to TypTap.

We have historically grown our business through organic growth, complemented by strategic acquisitions and partnerships, including our acquisitions of AmCo Holding Company, LLC (AmCo) and its subsidiaries, including ACIC, in
April 2017, IIC in April 2016, and Family Security Holdings, LLC (FSH), including its subsidiary Family Security Insurance
Company, Inc. (FSIC), in February 2015, and our strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited
(Tokio Marine), which formed Journey Insurance Company (JIC) in August 2018. Effective June 1, 2022, we acquired all of the minority interest in JIC from Tokio Marine and then merged JIC into ACIC, with ACIC being the surviving entity. Effective May 31, 2022, we merged FSIC into UPC, with UPC being the surviving entity.

Financial strength or stability ratings are important to insurance companies in establishing their competitive position and may impact an insurance company’s ability to write policies. We are rated by Demotech and Kroll Bond Rating Agency (Kroll). Demotech maintains a letter-scale financial stability rating system ranging from A’’ (A double prime) to L (licensed by insurance regulatory authorities). Kroll maintains a letter-scale financial strength rating system for insurance companies ranging from AAA (extremely strong operations and no risk) to R (operating under regulatory supervision). The financial strength or stability ratings of our insurance company subsidiaries as of December 31, 2022 are listed below. As of December 31, 2022, our insurance subsidiary, UPC is no longer rated by Kroll or Demotech. With these ratings, we expect our property insurance policies will be acceptable to the secondary mortgage marketplace and mortgage lenders.

Subsidiary	Demotech Rating	Kroll Rating
ACIC	A	A-
IIC	A	A-
UIHC		BB+

Impact of Coronavirus Disease (COVID-19) and Financial Status

We are committed to maintaining a stable and secure business for our employees, agents, customers and stockholders. During the second half of 2020, we were able to resume hiring activities, despite the limits on in-person interviews and on-boarding procedures resulting from COVID-related protocols. In addition, we have converted to virtual sales processes to enable our agents to continue their activities, and launched a virtual inspection software for policyholders and claimants to use to provide us with information related to the risk or claim. We believe these activities, collectively, help ensure the health and safety of our employees through adherence to the Centers for Disease Control and Prevention (CDC), state and local government work guidelines.

We have not experienced a material impact from COVID-19 on our business operations, financial position, liquidity or our ability to service our policyholders to date, with the exceptions of fluctuations in our investment portfolios due to volatility of the equity securities markets, as further described in Part II, Item 7. "Management's Discussion and Analysis of Financial
Condition and Results of Operations" of this Recast 2022 Form 10-K. We reduced the size of the equity securities portfolio during the second half of 2020, which has reduced the impact of fluctuations in the markets on our financial condition. The COVID-19 pandemic and resulting global disruptions did not have a material impact on our access to credit and capital markets needed to maintain sufficient liquidity for our continued operating needs during the year ended December 31, 2022.

We did not incur material claims or significant disruptions to our business for the year ended December 31, 2022, as a result of COVID-19. We will continue to respond to the COVID-19 pandemic and take reasonable measures to make sure customers continue to be served without interruption.

AMERICAN COASTAL INSURANCE CORPORATION

Our Strategy

Our vision is to be a top-quartile underwriter of catastrophe exposed property insurance. Our plan is to focus primarily on low-rise commercial property insurance in Florida, through our exclusive managing general agency agreement and long-term partnership with AmRisc, LLC. The Company’s continuous portfolio optimization process strives to balance our risk appetite and underwriting profit opportunities with our available capital and reinsurance capacity to achieve consistent and sustainable underwriting profitability for the Company and its reinsurers over time.

We desire to have the right combination of price, underwriting rules and coverages to earn a return on capital that exceeds our cost of capital throughout the insurance market cycle. The Company also seeks to have risks maintain an appropriate insurance to value through annual re-underwriting and inspection of each property to ensure it meets or exceeds our underwriting guidelines with verified data quality and integrity regarding the key risk characteristics of our covered properties.

With UPC in receivership, the Company’s personal lines business is limited to IIC in New York. As a result of our desire to focus on commercial lines, we expect to divest of IIC leaving us with just ACIC at some point in the future. The Company continues to explore all strategic options for IIC, but remain focused on selling IIC to a third-party.

Our commercial lines portfolio is concentrated in Florida and personal lines portfolio in New York (excluding UPC) with an ongoing threat of natural catastrophes which exposes our company to risk and volatility.

PRODUCTS AND DISTRIBUTION

In July of 2020, we implemented a strategy to de-risk the Company by reducing premiums and exposure from our personal lines segment that was offset with growth in our commercial lines segment. As of December 31, 2022, our insurance subsidiary, UPC was insolvent and held as discontinued operations. As a result we have excluded UPC’s premiums from the graphs below. The graphs below show our product mix distribution based on gross written premium.

AMERICAN COASTAL INSURANCE CORPORATION

Personal Residential Products

Policies we issue under our homeowners’ program provide structure, content and liability coverage for standard single-family homeowners, renters and condominium unit owners through our subsidiary IIC. Personal residential products are offered in New York. We include coverage to policyholders for loss or damage to dwellings, detached structures or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism.

In 2022, personal residential property policies (by which we mean both standard homeowners’, dwelling fire, renters and condo owners’ policies) produced written premium of $64,100,000 and accounted for 11.2% of our total gross written premium from continuing operations. All of the personal residential gross written premium was written in New York.

Loss and loss adjustment expenses related to our personal residential products tend to be higher during periods of severe or inclement weather, which varies from state to state.

With UPC in receivership, the Company’s personal lines business is limited to IIC in New York. We are actively working to divest of IIC and its exposure to complete our exit from personal lines.

Commercial Residential Products

We primarily provide commercial multi-peril property insurance for residential condominium associations and apartments in Florida. In 2020, we began writing commercial policies in Texas and South Carolina. Effective May 31, 2022, we no longer write commercial policies in Texas and South Carolina. We include coverage to policyholders for loss or damage to buildings, inventory or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism.

In 2022, commercial policies produced written premium of $508,243,000 and accounted for 88.8% of our total gross written premium from continuing operations.

Not-At-Risk Offerings

On our equipment breakdown, identity theft, cyber security, and flood policies (excluding our inland flood policies) we earn a commission while retaining no risk of loss, since all such risk is ceded to the federal government via the National Flood Insurance Program (flood risk) and other private companies (other risks). We offer flood policies in all states in which we write business. Flood policies produced written premium of $19,446,000 and is all captured within our discontinued operations at December 31, 2022. On June 9, 2022, we entered into a renewal rights agreement with Wright National Flood Insurance Company to sell our entire NFIP Write Your Own flood insurance business.
Other Offerings

In addition to our personal and commercial residential products, in December 2019, we began offering Inland Flood insurance. These products did not comprise a material portion of our written business at December 31, 2022.
Underwriting

AMERICAN COASTAL INSURANCE CORPORATION

We price our products at levels that we project will generate an acceptable underwriting profit. We aim to accurately reflect the risk and profitability of each potential policy. The Company uses pricing algorithms, judgement-based rating and consent to rate methodologies that consider insurance credit scores (where allowable) and historical attritional loss costs for the rating territory in which the risk resides, as well as projected reinsurance costs based on the specific geographic and structural characteristics of the property. We seek to optimize our portfolio by managing our probable maximum loss, total insured value and average annual loss. As part of this optimization process, we use the output from third-party modeling software to analyze our risk exposures, including wind exposures, by zip code or street address.

We measure our underwriting profitability by the combined ratio, which is a sum of the ratios of losses, loss adjustment expenses, and underwriting expenses to either gross or net earned premiums. A combined ratio under 100% indicates an underwriting profit. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of this report for further details on our combined ratio.

Distribution Channels

Our commercial lines policies are marketed and distributed to condominium associations by AmRisc, LLC through a network of independent agencies managed by AmRisc, LLC that specialize in commercial residential insurance. AmRisc, LLC is an unaffiliated third-party owned by Truist Financial Corporation (NYSE: TFC) and represents 100% of our commercial lines revenue based on our exclusive agreement in Florida.

As of December 31, 2022, we marketed and distributed our personal lines policies to consumers through approximately 3,500 independent agencies, with only one agency, Allstate, through their Ivantage program, representing more than 10% of our personal lines revenue.

The Company focused on the independent agency distribution channel since its inception, and we believe independent agents and agencies build relationships in their communities that can lead to profitable business and policyholder satisfaction. We believe we have built significant credibility and loyalty with the independent agent communities in the states in which we operate through (i) our extensive training for full-service insurance agencies that distribute our products and (ii) periodic business reviews using established benchmarks and goals for premium volume and profitability.

Typically, a full-service agency is small to medium in size and represents several insurance companies for both personal and commercial product lines. We depend on our independent agents to produce new business for us. We compensate our independent agents primarily with fixed-rate commissions that we believe are consistent with those generally prevailing in the market.

GEOGRAPHIC MARKETS

The table below shows the geographic distribution of our policies in-force as of December 31, 2022, 2021 and 2020, including our policies attributable to discontinued operations.

Policies In-Force By Region (1)	2022	2021	2020
Florida	133,433	204,747	253,244
Gulf	63,295	109,799	144,121
Northeast	35,868	99,388	140,043
Southeast	21,679	57,790	93,583
Total	254,275	471,724	630,991
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. We are no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, South Carolina as of June 1, 2022, Georgia as of October 1, 2022 and North Carolina as of December 1, 2022 as the policies have transitioned to HCPCI.

AMERICAN COASTAL INSURANCE CORPORATION

The table below shows the geographic distribution of our total insured value (TIV) of all polices in-force as of December 31, 2022, 2021 and 2020, including our policies attributable to discontinued operations.

TIV By Region(1)	2022	2021	2020
Florida	$131,759,138	$162,243,360	$178,268,495
Gulf	31,614,402	48,598,405	60,347,058
Northeast	26,697,590	69,056,858	94,633,077
Southeast	10,829,542	30,283,130	43,790,464
Total	$200,900,672	$310,181,753	$377,039,094
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. We are no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, South Carolina as of June 1, 2022, Georgia as of October 1, 2022 and North Carolina as of December 1, 2022 as the policies have transitioned to HCPCI.

AMERICAN COASTAL INSURANCE CORPORATION

COMPETITION

    The property and casualty insurance market in the United States is highly competitive and rapidly changing. Our primary competitors range from large national property and casualty insurance companies that write most classes of business using traditional products and pricing to small and mid-size regional insurance companies who provide specialty coverages.

We compete primarily on the basis of product features, the strength of our distribution network, the quality of our services to our agents and policyholders, and our long-term financial stability. Our long and successful track record writing homeowners’ insurance in catastrophe-exposed areas has enabled us to develop sophisticated pricing techniques that endeavor to accurately reflect the risk of loss while allowing us to be competitive in our target markets. This pricing segmentation approach allows us to offer products in areas that have a high demand for property insurance yet are under-served by the national carriers. However, we face the risk that policyholders may be able to obtain more favorable terms from competitors rather than renewing coverage with us.

Our ability to compete is dependent on a number of factors. One factor is the financial strength or stability ratings assigned to our insurance subsidiaries by independent rating agencies. A downgrade in these ratings could negatively impact our position in the market. Another, is that we must attract and retain key employees and highly skilled people in order to be successful in the market. There is intense competition in our industry which could lead to higher than expected employee turnover or difficulty attracting new employees. Finally, technological advancements and innovation in the insurance industry provide opportunities for a competitive advantage. Advancements and innovation are being used in all aspects of the industry including digital-based distribution methods, underwriting and claims handling. We continue to leverage the technology that we have and have made substantial investments into new technology in an effort to gain an advantage over our competitors.

REGULATION

We are subject to extensive regulation in the jurisdictions in which our insurance company subsidiaries are domiciled and licensed to transact business, primarily at the state level. ACIC is domiciled in Florida, and IIC is domiciled in New York. UIHC is also regulated by the NAIC. In general, these regulations are designed to protect the interests of insurance policyholders.

Such regulations have a substantial effect on certain areas of our business, including:

•insurer solvency,
•reserve adequacy,
•insurance company licensing and examination,
•agent and adjuster licensing,
•rate setting,
•investments,
•assessments or other surcharges for guaranty funds,
•transactions with affiliates,
•the payment of dividends,
•reinsurance,
•protection of personally identifiable information,
•risk solvency assessment and enterprise risk management,

AMERICAN COASTAL INSURANCE CORPORATION

•cybersecurity,
•statutory accounting methods, and
•numerous requirements relating to other areas of insurance operations, including policy forms, underwriting standards and claims practices.

Our insurance subsidiaries provide audited statutory financial statements to the various insurance regulatory authorities. With regard to periodic examinations of an insurance company’s affairs, insurance regulatory authorities, in general, defer to the insurance regulatory authority in the state in which an insurer is domiciled; however, insurance regulatory authorities from any state in which we operate may conduct examinations at their discretion.

In 2021, the Florida Office of Insurance Regulation (FLOIR) began a statutory examination of JIC for the year ended December 31, 2020. This examination concluded in 2022, with no significant findings.

Effective January 1, 2019, three of our insurance subsidiaries, UPC, FSIC and ACIC, entered into an intercompany property and casualty reinsurance pooling arrangement. Pooling arrangements permit the participating companies to rely on the capacity of the entire pool’s statutory capital and surplus rather than just on their own statutory capital and surplus. Under such arrangements, the participating companies share substantially all insurance business that is written and allocate the combined premiums, losses and expenses. Effective January 1, 2022, this arrangement was terminated.

For a discussion of statutory financial information and regulatory contingencies, see Note 16 to our Notes to Consolidated Financial Statements in Part II, Item 8 of this report.

Risk-Based Capital Requirements

To enhance the regulation of insurer solvency, the NAIC has published risk-based capital (RBC) guidelines for insurance companies designed to assess capital adequacy and to raise the level of protection statutory surplus provides for policyholders. The guidelines measure three major areas of risk facing property and casualty insurers: (i) underwriting risks, which encompass the risk of adverse loss developments and inadequate pricing; (ii) declines in asset values arising from credit risk; and (iii) other business risks. Most states, including Florida and New York, have enacted the NAIC guidelines as statutory requirements, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

The level of required risk-based capital is calculated and reported annually.  The table below outlines each of our subsidiary’s RBC ratios, all of which were in excess of minimum requirements, as of December 31, 2022.

Subsidiary	RBC Ratio
ACIC	504%
IIC	564%

Underwriting and Marketing Restrictions

During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to address the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations: (i) created “market assistance plans” under which insurers are induced to provide certain coverage; (ii) restrict the ability of insurers to reject insurance coverage applications, to rescind or otherwise cancel certain policies in mid-term, and to terminate agents; (iii) restrict certain policy non-renewals and require advance notice on certain policy non-renewals; and (iv) limit rate increases or decrease rates permitted to be charged.

Most states also have insurance laws requiring that rate schedules and other information be filed with the insurance regulatory authority, either directly or through a rating organization with which the insurer is affiliated. The insurance regulatory authority may disapprove a rate filing if it finds that the rates are inadequate, excessive or unfairly discriminatory.

Most states require licensure or insurance regulatory authority approval prior to the marketing of new insurance products. Typically, licensure review is comprehensive and includes a review of a company’s business plan, solvency, reinsurance, rates, forms and other financial and non-financial aspects of a company, such as the character of its officers and directors. The insurance regulatory authorities may prohibit entry into a new market by not granting a license or by withholding approval.

AMERICAN COASTAL INSURANCE CORPORATION

Limitations on Dividends by Insurance Subsidiaries

As a holding company with no significant business operations of our own, we rely on payments from our insurance subsidiaries as one of the principal sources of cash to pay dividends and meet our obligations. Our insurance affiliates are regulated as property and casualty insurance companies and their ability to pay dividends is restricted by Florida and New York law.

The state laws of Florida and New York permit an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains or adjusted net investment income. The state laws further provide calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authorities and the amount of dividends or distributions that would require prior approval of the insurance regulatory authorities in those states. Statutory risk-based capital requirements may further restrict our insurance subsidiaries’ ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum risk-based capital requirements.

For additional information regarding those restrictions, see Part II, Item 5 and Part I, Item 1A of this report.

Insurance Holding Company Regulation

As a holding company of insurance subsidiaries, we are subject to laws governing insurance holding companies in Florida and New York. These laws, among other things: (i) require us to file periodic information with the insurance regulatory authority, including information concerning our capital structure, ownership, financial condition and general business operations; (ii) regulate certain transactions between our affiliates and us, including the amount of dividends and other distributions and the terms of surplus notes: and (iii) restrict the ability of any one person to acquire certain levels of our voting securities without prior regulatory approval. Any purchaser of 5% or more of the outstanding shares of our common stock could be presumed to have acquired control of us unless the insurance regulatory authority, upon application, determines otherwise.

Insurance holding company regulations also govern the amount any affiliate of the holding company may charge our insurance affiliates for services (i.e., management fees and commissions). We have a long-term management agreement among our managing company, UIM, and UPC which presently provides for monthly management fees. The Florida Office of Insurance Regulation must approve any changes to this agreement. We also have an agreement among our claims adjusting company, Skyway Claims Services, LLC, UPC and ACIC which presently provides for monthly claims adjusting fees.

AmRisc, a managing general underwriter, handles the underwriting, claims processing and premium collection for our ACIC commercial business written in Florida. In return, AmRisc is reimbursed through monthly management fees.

The Company does not utilize a managing general agent structure in New York. Instead, UIHC allocates a portion of relevant expenses to IIC for statutory accounting purposes at cost.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

As a company with more than 20 years of history and experience, we strive to create and maintain a culture within our business where people are empowered to address risks as they emerge, and where we expect all associates to hold themselves and their teammates accountable for personal integrity and professionalism. To demonstrate this culture our leaders must lead by example and clear standards of behavior should be well understood by the entire company. We maintain six core values; teamwork, trust, accountability, integrity, bias to action, and persistence, to accomplish this goal.

In addition to our cultural goals, we are committed to conducting business in a manner that supports environmental, social, and governance (ESG) matters. UIHC believes that an effective ESG strategy leads to improved decision making, associate engagement, and financial results over time.

To show our commitment to conducting business that supports ESG matters, in the second quarter of 2021 we published our inaugural Sustainability & Responsibility report, which outlines our ESG practices and goals. Highlights from the report can be seen below, and the full report is available on our company website under Environmental, Social and Governance.

Environmental Matters

As a data driven organization some of the facts surrounding climate change have our attention. Several factors, including the rise in carbon dioxide concentration levels in the atmosphere, higher global mean air and water temperatures, and sea and

AMERICAN COASTAL INSURANCE CORPORATION

Arctic ice levels have been identified as potential culprits of the higher frequency and severity of catastrophe losses we have incurred over the past five years.

While the effect of climate change on weather-related catastrophe events remains somewhat limited, we recognize current trends and potential financial impact are not sustainable. As a result, we have taken the following steps to improve our environmental footprint and reduce our contribution to climate change:

•Reducing waste: paperless policy document delivery option and investment in paperless technologies;
•Eco-friendly disposal of retired equipment and electronics;
•Installed filtered water dispensers to promote re-usable bottles over disposables;
•Utilization of recycling bins throughout our offices;
•Implemented a remote work environment to both enhance productivity and curb the impact of daily commuting; and
•Use of energy efficient LED lighting, motion-activated lighting, and programmable thermostats to reduce energy use.

In addition to the steps outlined above, we have committed to increase our capital allocated toward ESG investment vehicles and opportunities. As of December 31, 2022, we have invested $3,280,000 in a BlackRock ESG exchange-traded fund.

UIHC continuously monitors our environmental footprint and will continue to make steps to reduce this footprint where possible. We have committed to achieve net-zero carbon emissions in our operations and through our value chain by no later than 2030.

Social Responsibility

We understand that research shows diverse teams perform better, innovate more, and are more effective at managing risks. As a result, our organization has a vested interest in hiring associates and building teams that reflect the diversity of society and the communities that we seek to serve. Details of our accomplishments creating a diverse and inclusive workplace can be seen in Part I, Item 1., “Human Capital Management”.

In addition to our social responsibility as an employer within the community, UIHC also seeks to support our community through various initiatives intended to give back and promote goodwill. Over the past several years we have provided support to numerous non-for-profit organizations. Some of the causes we have provided support to include, but are not limited to, youth education, work force development, medical care and research, domestic violence shelters and prevention, and child-care services. We are committed to giving back and investing in the communities we serve.

Governance Matters

Our Board of Directors oversee and monitor our management in the interest and for the benefit of our stockholders. Our Board is currently comprised of nine directors, divided into two classes. Each class of directors is elected for a two-year term, in accordance with our Certificate of Incorporation. Eight of our Directors, or 88.9%, are considered to be independent.

Our Board of Directors has several committees, including an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee, and an Investment Committee. All members of these committees qualify as independent directors under SEC and Nasdaq standards as well as under the independence standards specific to their committees. UIHC has also committed to adding at least two new Directors to our Board of Directors to improve overall diversity at the highest level of corporate governance.

HUMAN CAPITAL MANAGEMENT

Diversity and Employment Statistics

As of December 31, 2022, we had 269 employees, of which 148, 34, and five worked in Claims, the Client Experience Center, and Underwriting, respectively. These employees have regular direct contact with our vendors, agencies, or customers. We are not party to any collective bargaining agreements and we have not experienced any work stoppages or strikes as a result of labor disputes.

The following table shows the diversity in our workforce population at December 31, 2022 and how this diversity has changed from December 31, 2021.

AMERICAN COASTAL INSURANCE CORPORATION

	Gender (1)	Change from December 31, 2021	Race (1)	Change from December 31, 2021
Executive Officers	20.0%	(22.9) points	40.0%	11.4 points
Management Team (2)	39.0%	0 points	26.8%	0.2 points
All Other Employees	45.3%	(2.4) points	34.3%	(0.4) points
(1) Information regarding gender and race is based on information provided by employees.
(2) Our management team is comprised of employees in supervisory roles at the manager and director level or above.

As seen in the table above, our commitment to diversity and inclusion can be seen as our gender and racial diversity remains mostly consistent year over year. We believe that inclusion and diversity starts at the top. In 2021, we appointed a female leader within our organization to serve as our General Counsel. With two of the five members of our executive leadership team comprised of underrepresented groups, we believe this is strong evidence of our commitment to our ESG goals.

Oversight and Management

We recognize the diversity of our policyholders, team, and geographic markets, and believe in creating an inclusive environment that represents a variety of backgrounds. Working under these principles, our Employee Success Department is tasked with recruiting and hiring, onboarding, performance management, and managing employee-related matters. In addition, we have developed “UPC University”, a robust training program for our incoming claims adjusters and underwriting advocates. With this development, we have created a full-time Training Department, whose focus is on harboring success in our claims adjusters and underwriting advocates while continuously improving the training curriculum and experience for the company as a whole. Finally, we have created a monthly leadership development series for all staff at the management level or higher.

We believe in transparency at all levels at UIHC. On a monthly basis, an all employee meeting is held where our Executive Officers recognize employees for their continued success, discuss new and ongoing company initiatives, and address any concerns our employees may have. In addition to this, the leaders in each department assist our Executive Officers in maintaining our culture and implementing our core values at all levels of the organization.

Total Rewards

We believe that our future success largely depends upon our ability to attract and retain highly skilled employees. To ensure we are successful in this, we provide our employees with the following:

•Competitive salaries and bonuses;
•Tuition reimbursement;
•Paid parental leave; and
•Robust employee benefit packages that include:
◦Health care;
◦Vision;
◦Dental;
◦Retirement program;
◦Paid time off; and
◦Employee assistance program that provides emotional support, legal services and financial services.

As a part of our retention efforts, we also invest in ongoing development for all employees, and attempt to fill vacant senior or leadership roles through internal promotion when possible. Voluntary attrition was 39.3% for the year ended December 31, 2022.

CORPORATE INFORMATION

United Insurance Holdings Corp. was incorporated in Delaware in 2007. Our principal executive offices are located at 800 2nd Avenue S., St. Petersburg, FL 33701 and our telephone number at that location is (727) 895-7737. We are listed on the Nasdaq stock exchange under ticker symbol “UIHC.”

AMERICAN COASTAL INSURANCE CORPORATION

Segments

We conduct our operations under two reportable segments, personal residential property and casualty insurance policies (personal lines) and commercial residential property and casualty insurance policies (commercial lines). Our chief operating decision maker is our President, who makes decisions to allocate resources and assesses performance at both segment levels.

For more information regarding our personal lines and commercial lines products and distribution, as well as the agreements in place with managing general agents and underwriters for each of our reportable segments, please refer to Part 1 Item 1. “Products and Distribution” as well as Part 1 Item 1. “Insurance Holding Company Regulation”.

Available Information

We make available, free of charge through our website, www.upcinsurance.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission (SEC).

You may also access this information at the SEC’s website (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

AMERICAN COASTAL INSURANCE CORPORATION

PART II

AMERICAN COASTAL INSURANCE CORPORATION

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing in Part II, Item 8 of this Recast 2022 Form 10-K. The following discussion provides an analysis of our results of operations and financial condition for 2022 as compared to 2021. Discussion regarding our results of operations and financial condition for 2021 as compared to 2020 is included in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed or implied in these forward-looking statements as a result of certain known and unknown risks and uncertainties. See “Forward-Looking Statements.”

The following discussion and analysis of our financial condition and results of operations highlights selected information and may not contain all of the information that is important to current or potential investors in our securities. This Recast 2022 Form 10-K updates certain sections of the 2022 Form 10-K and should be read alongside the 2022 Form 10-K in its entirety for a more detailed description of events, trends, uncertainties, risks, and critical accounting estimates affecting us. This Recast 2022 Form 10-K does not reflect events occurring after the April 17, 2023 filing date of the 2022 Form 10-K and does not modify or update the disclosures therein except to reflect the Company’s reportable discontinued operations. For developments since the filing of the fiscal year 2022 Form 10-K, refer to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and its Current Reports on Form 8-K filed subsequent to the 2022 Form 10-K.

OVERVIEW

    United Insurance Holdings Corp. (referred to in this document as we, our, us, the Company or UIHC) is a holding company primarily engaged in commercial and personal property and casualty insurance business with investments in the United States.
We conduct our business principally through our two wholly-owned insurance subsidiaries: American Coastal Insurance
Company (ACIC); and Interboro Insurance Company (IIC). Collectively, we refer to the holding company and all our subsidiaries, including non-insurance subsidiaries, as “United Insurance Holdings,” which is the preferred brand identification for our Company.

Our Company’s primary source of revenue is generated from writing insurance in Florida and New York. Our target market in such areas consists of states where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. We believe an opportunity exists for UIHC to write profitable business in such areas. During 2022, we also wrote commercial residential insurance in South Carolina and Texas, however, effective May 1,
2022, we no longer write in these states. In addition, during 2022 we wrote personal residential business in six other states, however on February 27, 2023, our former insurance subsidiary, United Property & Casualty Insurance Company (UPC) was
placed into receivership with the Florida Department of Financial Services, which divested our ownership of UPC. The events leading to receivership and results of this subsidiary, now included within discontinued operations, can be seen in Note 3 of the
Notes to Consolidated Financial Statements below.

On August 25, 2022, we announced that UPC had filed plans for withdrawal in the states of Florida, Louisiana, and Texas and intended to file a plan for withdrawal in the state of New York. All filed plans entail non-renewing personal lines policies in these states. Additionally, we announced that Demotech, Inc. (Demotech), an insurance rating agency, notified UPC of its intent to withdraw UPC's Financial Stability Rating On December 5, 2022, the Florida Office of Insurance Regulation ("FLOIR") issued Consent Order No. 303643-22- CO that provides for the administrative supervision and approval of the plan of run-off for UPC (the "Consent Order"). The Consent Order provides formal approval of UPC's Plan of Run-Off (the "Plan") to facilitate a solvent wind down of its affairs in an orderly fashion. Additionally, in connection with the Plan, IIC has agreed to not pay ordinary dividends without the prior approval of the New York Department of Financial Services until January 1, 2025. On February 10, 2023, we announced that a solvent run-off for UPC was unlikely and on February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services (DFS) which divested our ownership of UPC.

Our Company, together with wholly-owned subsidiaries UPC and United Insurance Management, L.C. (UIM), entered into a Renewal Rights Agreement (Southeast Renewal Agreement), dated as of December 30, 2021 with HCPCI, pursuant to which our Company, UPC and UIM agreed to sell, and HCPCI agreed to purchase, the renewal rights to UPC’s personal lines homeowners business in Georgia, South Carolina and North Carolina. The transfer of policies is subject to regulatory approval. Effective June 1, 2022, we began the transition of South Carolina policies to HCPCI and effective October 1, 2022, we transitioned Georgia Policies in connection with our renewal rights agreement. The sale was consummated on December 30, 2021.

AMERICAN COASTAL INSURANCE CORPORATION

Effective June 1, 2022, we entered into a quota share reinsurance agreement with TypTap Insurance Company (Typtap). Under the terms of this agreement, we cede 100% of our in-force, new, and renewal policies in the states of Georgia, North Carolina and South Carolina. This agreement replaces the 85% quota share agreement with Homeowners Choice Property and Casualty, Inc. (HCPCI) effective December 31, 2021. Also effective June 1, 2022, our third-party quota share reinsurance agreements were renewed to exclude these states. We will no longer retain any risk associated with these states.

Our Company, together with wholly-owned subsidiary UIM and our former subsidiary UPC, entered into a Renewal Rights Agreement (Northeast Renewal Agreement), dated as of January 18, 2021 with HCPCI and HCI Group, Inc. (HCI), pursuant to which our Company, UPC and UIM agreed to sell, and HCPCI agreed to purchase, the renewal rights to UPC’s personal lines homeowners business in Connecticut, Massachusetts, New Jersey and Rhode Island. The transfer of all states was completed as of June 30, 2022.

Effective June 1, 2021, we entered into a quota share reinsurance agreement with HCPCI and TypTap Insurance Company (TypTap) in connection with the Northeast Renewal Agreement. Under the terms of this agreement, we cede 100% of our in-force, new, and renewal policies in the states of Connecticut, New Jersey, Massachusetts, and Rhode Island. The cession of these policies is 50% to HCPCI and 50% to TypTap.

We have historically grown our business through organic growth complemented by strategic acquisitions and partnerships, including our acquisitions of AmCo Holding Company (AmCo) and its subsidiaries, including ACIC, in April 2017, IIC in April 2016, and Family Security Holdings, LLC (FSH), including its subsidiary FSIC in February 2015, and our strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited (Kiln), which formed JIC in August 2018. Effective June 1, 2022, we merged JIC into ACIC, with ACIC being the surviving entity. Effective May 31, 2022, we merged FSIC into UPC, with UPC being the surviving entity.

As a result of underwriting actions implemented during 2022, as well as the transfer of Rhode Island, Connecticut, New Jersey, Massachusetts, North Carolina, South Carolina and Georgia policies to HCPCI, our policies in-force decreased by 46.1% from 471,724 policies in-force at December 31, 2021 to 254,275 policies in-force at December 31, 2022. These values include policies attributable to our discontinued operations.

Our business is subject to the impact of weather-related catastrophes on our loss and loss adjustment expenses (LAE). Over the last three years, the frequency of these catastrophes has increased. As a result, we have experienced increased catastrophe losses incurred during the prior three years. During the years ended December 31, 2022, 2021 and 2020, two, four, and nine named storms, respectively, made landfall in our geographic footprint, resulting in retained pre-tax catastrophe losses of $57,906,000, $15,696,000, and $38,947,000, respectively, excluding discontinued operations. In addition, during each of the three years we increased our loss and LAE reserves as a result of development trends from 2017’s Hurricane Irma, that indicated our ultimate gross loss estimate should be increased.

The following discussion highlights significant factors influencing the consolidated financial position and results of operations of UIHC excluding discontinued operations. In evaluating our results of operations, we use premiums written and earned, policies in-force and new and renewal policies by geographic concentration. We also consider the impact of catastrophe losses and prior year development on our loss ratios, expense ratios and combined ratios. In monitoring our investments, we use credit quality, investment income, cash flows, realized gains and losses, unrealized gains and losses, asset diversification and portfolio duration. To evaluate our financial condition, we consider our liquidity, financial strength, ratings, book value per share and return on equity.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Net Loss

AMERICAN COASTAL INSURANCE CORPORATION

	Year Ended December 31,
	2022	2021	2020
REVENUE:
Gross premiums written	$572,343	$484,527	$399,843
Change in gross unearned premiums	(36,974)	(18,768)	9,863
Gross premiums earned	535,369	465,759	409,706
Ceded premiums earned	(266,023)	(244,630)	(178,534)
Net premiums earned	269,346	221,129	231,172
Net investment income	7,673	5,901	9,680
Net realized gains (losses)	(6,483)	138	28,934
Net unrealized gains (losses) on equity securities	(1,968)	1,471	(12,317)
Management fee income	—	—	—
Other revenue	1,223	46	56
Total revenues	269,791	228,685	257,525
EXPENSES:
Losses and loss adjustment expenses	134,805	89,051	115,059
Policy acquisition costs	95,318	93,199	104,248
Operating expenses	13,729	16,258	14,274
General and administrative expenses	42,281	31,420	29,009
Interest expense	9,483	9,303	9,494
Total expenses	295,616	239,231	272,084
Loss before other income	(25,825)	(10,546)	(14,559)
Other income	10,343	129	27
Loss before income taxes	(15,482)	(10,417)	(14,532)
Provision (benefit) for income taxes	24,522	(6,699)	(8,606)
Loss from continuing operations, net of tax	$(40,004)	$(3,718)	$(5,926)
Loss from discontinued operations, net of tax	(429,962)	(56,150)	(89,572)
Net loss	$(469,966)	$(59,868)	$(95,498)
Less: Net income (loss) attributable to noncontrolling interests	(111)	(1,949)	956
Net loss attributable to UIHC	$(469,855)	$(57,919)	$(96,454)
Net loss per diluted share	$(10.91)	$(1.35)	$(2.25)
Book value per share	$(4.21)	$7.20	$9.19
Return on equity based on GAAP net loss	(307.4)%	(16.9)%	(20.2)%
Loss ratio, net (1)	50.0%	40.3%	49.8%
Expense ratio (2)(5)	56.2%	63.7%	63.8%
Combined ratio (3)(5)	106.2%	104.0%	113.5%
Effect of current year catastrophe losses on combined ratio	21.5%	7.1%	16.8%
Effect of prior year development on combined ratio	(4.1)%	(2.7)%	(1.0)%
Underlying combined ratio(4)(5)	88.8%	99.6%	97.7%
(1) Loss ratio, net is calculated as losses and LAE net of losses ceded to reinsurers, relative to net premiums earned. Management uses this operating metric to analyze our loss trends and believes it is useful for investors to evaluate this component separately from our other operating expenses.
(2) Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned. Management uses this operating metric to analyze our expense trends and believes it is useful for investors to evaluate these components separately from our loss expenses.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio. Management uses this operating metric to analyze our total expense trends and believes it is a key indicator for investors when evaluating the overall profitability of our business.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Recast 2022 Form 10-K can be found in “Definitions of Non-GAAP Measures”, below.
(5) Included in both the expense ratio and the combined ratio is amortization expense predominately associated with the AmCo, IIC, and FSH acquisitions, which cause comparative differences among periods.

AMERICAN COASTAL INSURANCE CORPORATION

DEFINITIONS OF NON-GAAP MEASURES

We believe that investors’ understanding of UIHC’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. We believe that this ratio is useful to investors, and it is used by management to highlight the trends in our business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their frequency of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these two items can have a significant impact on our loss trends in a given period. We believe it is useful for investors to evaluate these components both separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of our business.

AMERICAN COASTAL INSURANCE CORPORATION

RESULTS OF OPERATIONS

Consolidated Results

Net loss attributable to UIHC for the year ended December 31, 2022 increased by $411,936,000 to $469,855,000, compared to $57,919,000 for the year ended December 31, 2021. The increase in net losses was primarily driven by an increase in our loss from discontinued operations of $373,812,000. In addition to this increase we experienced an increase in loss & LAE expense for the year, as a result of Hurricane Ian making landfall in Florida as a category four hurricane and exhausting our personal lines reinsurance coverage for the event. In addition, our provision for income taxes increased from the recognition of a valuation allowance against our deferred tax asset in 2022. Total revenues also decreased, driven by decreased gross written premiums and realized losses on investments, as described below. These factors were partially offset by lower policy acquisition costs and decreased ceded premium earned, as described below.

Revenues

Our gross written premiums increased by $87,816,000, or 18.1%, to $572,343,000 for the year ended December 31, 2022, from $484,527,000 for the year ended December 31, 2021, driven primarily by an increase in our commercial premiums written, as we focus on transitioning towards a specialty commercial lines underwriter. The breakdown of the year-over-year changes in both direct and assumed written premiums by region and gross written premium by line of business are shown in the table below.

Direct Written and Assumed Premium By Region (1)	2022	2021	Change
Florida	$503,815	$413,066	$90,749
Gulf	3,887	7,494	(3,607)
Southeast	15	1,447	(1,432)
Northeast	25,101	21,110	3,991
Total direct written premium by region	$532,818	$443,117	$89,701
Assumed premium (2)	39,525	41,410	(1,885)
Total gross written premium by region	$572,343	$484,527	$87,816

Gross Written Premium by Line of Business
Personal property (3)	$64,100	$62,289	$1,811
Commercial property (4)	508,243	422,238	86,005
Total gross written premium by line of business	$572,343	$484,527	$87,816
(1) "Gulf" is comprised of Texas; "Northeast" is comprised of New York in 2022 and 2021; and "Southeast" is comprised of South Carolina.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers and assumption of certain UPC policies by IIC.
(3) Includes gross written premium from flood policies.
(4) Commercial written premium for 2022 and 2021 was primarily written in Florida.

New and Renewal Policies(1) By Region(2)	2022	2021	Change
Florida	5,497	6,131	(634)
Gulf	32	101	(69)
Northeast	33,555	45,193	(11,638)
Southeast	2	31	(29)
Total	39,086	51,456	(12,370)
(1) Only includes new and renewal homeowner, commercial and dwelling fire policies written during the year.
(2) "Gulf" is comprised of Texas; "Northeast" is comprised of New York in 2022 and 2021; and "Southeast" is comprised of South Carolina.

Ceded premiums earned increased by $21,393,000, or 8.7%, to $266,023,000 for the year ended December 31, 2022 from $244,630,000 for 2021. The increase is primarily driven by a $13,788,000 increase in ceded premiums earned from our core catastrophe reinsurance program, driven by increased costs in 2022. In addition, we experienced an increase in our quota share

AMERICAN COASTAL INSURANCE CORPORATION

ceded premiums earned of $8,621,000 year-over-year, driven by increased premiums ceded as our book of business continues to grow.

Net investment income increased by $1,772,000, or 30.0%, to $7,673,000 for the year ended December 31, 2022 from $5,901,000 for 2021. This increase was driven by a $1,457,000 increase in investment income from our cash and cash equivalent holdings, driven by having more cash on hand during 2022 than 2021, coupled with higher return rates in 2022.

Net realized investment gains (losses) and net unrealized gains (losses) on equity securities decreased by $10,060,000, or 625.2%, to a net loss of $8,451,000 for the year ended December 31, 2022 from a net gain of $1,609,000 for the year ended December 31, 2021, driven by $6,499,000 in losses realized on the fixed maturity portfolio, as we sold investments in a loss position driven by rising interest rates to meet liquidity needs. The remainder of this change can be attributed to changes in the fair value of our equity securities as a result of unfavorable market conditions.

Expenses

Expenses for the year ended December 31, 2022 increased $56,385,000, or 23.6%, to $295,616,000, from $239,231,000 for 2021. The increase in expenses was primarily due to an increase in loss and LAE as a result of Hurricane Ian making landfall in Florida as a category four hurricane, driving increased loss & LAE expense year-over-year. The calculations of our combined loss ratios and underlying loss ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Net loss and LAE	$134,805	$89,051	$45,754
% of Gross earned premiums	25.2%	19.1%	6.1	pts
% of Net earned premiums	50.0%	40.3%	9.7	pts
Less:
Current year catastrophe losses	$57,906	$15,696	$42,210
Prior year reserve unfavorable development	(10,869)	(6,132)	(4,737)
Underlying loss and LAE (1)	$87,768	$79,487	$8,281
% of Gross earned premiums	16.4%	17.1%	(0.7)	pts
% of Net earned premiums	32.6%	35.9%	(3.3)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Recast 2022 Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

The calculations of the Company’s expense ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Policy acquisition costs	$95,318	$93,199	$2,119
Operating and underwriting	13,729	16,258	(2,529)
General and administrative	42,281	31,420	10,861
Total Operating Expenses	$151,328	$140,877	$10,451
% of Gross earned premiums	28.3%	30.2%	(1.9)	pts
% of Net earned premiums	56.2%	63.7%	(7.5)	pts

    Loss and LAE increased by $45,754,000, or 51.4%, to $134,805,000 for the year ended December 31, 2022, from $89,051,000 for the year ended December 31, 2021. Loss and LAE expense as a percentage of net earned premiums increased 9.7 points to 50.0% for the year ended December 31, 2022, compared to 40.3% for the year ended December 31, 2021. During the year ended December 31, 2022, we experienced increased catastrophe losses as a result of the severity of Hurricane Ian in 2022. Excluding catastrophe losses and reserve development, our gross underlying loss and LAE ratio for the year ended December 31, 2022 would have been 16.4%, a decrease of 0.7 points from 17.1% during the year ended December 31, 2021.

AMERICAN COASTAL INSURANCE CORPORATION

Policy acquisition costs increased by $2,119,000, or 2.3%, to $95,318,000 for the year ended December 31, 2022, from $93,199,000 for the year ended December 31, 2021. The primary driver of the increase in expense was a $8,071,000 increase in external management fees incurred and $2,475,000 increase in premium tax expense as a result of an increased volume of commercial written premium year-over-year. This was partially offset by a decrease in agent commissions of $2,432,000 which was driven by decreased personal lines written premium. In addition, ceding commission income increased $5,740,000 due to changes in the terms of our quota share reinsurance agreements.

Operating and underwriting expenses decreased by $2,529,000, or 15.6%, to $13,729,000 for the year ended December 31, 2022, from $16,258,000 for the year ended December 31, 2021, primarily due to decreased expenses related to our investment in technology of $3,138,000. The remainder of this decrease can be attributed to decreased underwriting expenses decreased related to our personal lines operating segment as we transition towards a specialty commercial lines underwriter.

General and administrative expenses increased by $10,861,000, or 34.6%, to $42,281,000 for the year ended December 31, 2022, from $31,420,000 for the year ended December 31, 2021, primarily due to the impairment of goodwill attributable to our personal lines operating segment totaling $10,156,000.

We experienced adverse reserve development in the current year and its historical impact on our net loss and net underlying loss ratios is outlined in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2018	2019	2020	2021	2022
Prior year reserve favorable (unfavorable) development	$2,524	$10,267	$2,602	$6,132	$10,787
Development as a % of earnings before interest and taxes	NM	NM	(51.6)%	(550.4)%	(179.8)%
Consolidated net loss and LAE ratio (LR)	NM	NM	49.8%	40.3%	50.0%
Prior year reserve unfavorable (favorable) development on LR	NM	NM	(1.0)%	(2.7)%	(4.1)%
Current year catastrophe losses on LR	NM	NM	16.8%	7.1%	21.5%
Underlying net loss and LAE ratio(1)	NM	NM	34.0%	35.9%	32.6%
(1) Underlying net loss and LAE Ratio is a non-GAAP measure and is reconciled above to the Consolidated net loss and LAE Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Recast 2022 Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

Personal Lines Operating Segment Results

Pretax earnings attributable to our personal lines operating segment for the year ended December 31, 2022 decreased by $21,038,000 to a pretax loss of $52,154,000, compared to a pretax loss of $31,116,000 for the year ended December 31, 2021. The increase in pretax net loss was primarily due to a $13,329,000 increase in loss and LAE in 2022, as well as a $9,147,000 increase in general and administrative expenses year-over-year. The details of these changes are described below.

Revenues

Our gross written premiums attributable to our personal lines operating segment increased by $1,811,000, or 2.9%, to $64,100,000 for the year ended December 31, 2022, from $62,289,000 for the year ended December 31, 2021, primarily driven by increased assumed premiums related to our subsidiary IIC’s quota share agreement with UPC. The breakdown of the year-over-year changes in direct written premiums by region are shown in the table below.

AMERICAN COASTAL INSURANCE CORPORATION

Direct and Assumed Written Premium By Region(1)(2)	2022	2021	Change
New York	25,101	21,110	3,991
Gulf	—	85	(85)
Total direct written premium by region	$25,101	$21,195	$3,906
Assumed premium	38,999	41,094	(2,095)
Total gross written premium by region	$64,100	$62,289	$1,811
(1) "Gulf" is comprised of Texas; and "Northeast" is comprised of New York in 2022 and 2021.
(2) Assumed premium written for 2022 and 2021 primarily included the assumption of certain UPC policies by IIC.

New and Renewal Policies(1)	2022	2021	Change
New York	33,555	45,193	(11,638)
(1) Only includes new and renewal homeowner and dwelling fire policies written during the year.

Ceded premiums earned attributable to our personal lines operating segment increased by $13,156,000, or 173.7%, to $20,730,000 for the year ended December 31, 2022 from $7,574,000 for the year ended December 31, 2021. The increase was primarily driven by a $13,010,000 increase in ceded premiums earned related to our core catastrophe program, driven by our subsidiary UPC Re’s participation in 2022.

Net investment income attributable to our personal lines operating segment increased by $668,000, or 61.2%, to $1,759,000 for the year ended December 31, 2022 from $1,091,000 for the year ended December 31, 2021. The increase was driven by a $468,000 increase in income from our cash and cash equivalent portfolio as a result of increased holdings and higher returns in 2022. In addition, income related to our fixed maturity portfolio increased by $133,000.

Net realized investment gains attributable to our personal lines operating segment decreased by $144,000, or 83.7%, to net gains of $28,000 for the year ended December 31, 2022 from net gains of $172,000 for the year ended December 31, 2021, primarily driven by decreased fixed maturity sales in 2022.

Expenses

Expenses attributable to our personal lines operating segment for the year ended December 31, 2022 increased $22,159,000, or 27.5%, to $102,634,000 for the year ended December 31, 2022, from $80,475,000 for the year ended December 31, 2021. The increase in expenses was primarily due to increased loss and LAE as a result of increased current year catastrophe and non-catastrophe losses. The calculations of our combined loss ratios and underlying loss ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Net loss and LAE	$47,662	$34,333	$13,329
% of Gross earned premiums	67.0%	61.9%	5.1	pts
% of Net earned premiums	94.5%	71.6%	22.9	pts
Less:
Current year catastrophe losses	$14,521	$6,166	$8,355
Prior year reserve unfavorable (favorable) development	(2,970)	(1,779)	(1,191)
Underlying loss and LAE (1)	$36,111	$29,946	$6,165
% of Gross earned premiums	50.7%	54.0%	(3.3)	pts
% of Net earned premiums	71.6%	62.5%	9.1	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Recast 2022 Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

The calculations of the Company’s personal lines operating segment expense ratios are shown below.

AMERICAN COASTAL INSURANCE CORPORATION

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Policy acquisition costs	$14,322	$13,001	$1,321
Operating and underwriting	9,367	11,005	(1,638)
General and administrative	31,282	22,135	9,147
Total Operating Expenses	$54,971	$46,141	$8,830
% of Gross earned premiums	77.3%	83.1%	(5.8)	pts
% of Net earned premiums	109.0%	96.3%	12.7	pts

Loss and LAE attributable to our personal lines operating segment increased by $13,329,000, or 38.8%, to $47,662,000 for the year ended December 31, 2022, from $34,333,000 for the year ended December 31, 2021. Loss and LAE expense as a percentage of net earned premiums increased 22.9 points to 94.5% for the year ended December 31, 2022, compared to 71.6% for the year ended December 31, 2021. Excluding catastrophe losses and reserve development, our gross underlying loss and LAE ratio for the year ended December 31, 2022 would have been 50.7%, a decrease of 3.3 points from 54.0% during the year ended December 31, 2021.

Policy acquisition costs attributable to our personal lines operating segment increased by $1,321,000, or 10.2%, to $14,322,000 for the year ended December 31, 2022, from $13,001,000 for the year ended December 31, 2021. The primary driver of the increase was an additional expense of $1,552,000 in reinsurance commissions paid related to our quota share reinsurance contract between IIC and our former subsidiary, UPC.

Operating and underwriting expenses attributable to our personal lines operating segment decreased by $1,638,000, or 14.9%, to $9,367,000 for the year ended December 31, 2022, from $11,005,000 for the year ended December 31, 2021, primarily due to decreased expenses related to our investment in technology, advertising costs and agent related expenses as we transition towards a specialty commercial lines underwriter.

General and administrative expenses attributable to our personal lines operating segment increased by $9,147,000, or 41.3%, to $31,282,000 for the year ended December 31, 2022, from $22,135,000 for the year ended December 31, 2021, as the result of impairment of goodwill attributable to our personal lines operating segment of $10,156,000.

Commercial Lines Operating Segment Results

Pretax earnings attributable to our commercial lines operating segment for the year ended December 31, 2022 increased by $3,820,000 to pretax income of $35,841,000, compared to pretax income of $32,021,000 for the year ended December 31, 2021. The increase in pretax earnings was primarily due to an increase in revenue driven by increased gross written premium described below. This increase was partially offset by increased loss & LAE expense for the year as a result of Hurricane Ian making landfall in Florida as a category four hurricane.

Revenues

Our gross written premiums attributable to our commercial lines operating segment increased by $86,005,000, or 20.4%, to $508,243,000 for the year ended December 31, 2022, from $422,238,000 for the year ended December 31, 2021, primarily reflecting the impact of rate increases on renewal business generated in the state of Florida, as we focus on increasing commercial written premiums and transitioning to a specialty commercial lines underwriter. These increases were partially offset by a decrease in premiums written in Texas and South Carolina as we are no longer writing business in these states. The breakdown of the year-over-year changes in both direct and assumed written premiums by state are shown in the table below.

AMERICAN COASTAL INSURANCE CORPORATION

Direct Written and Assumed Premium By State	2022	2021	Change
Florida	$503,815	$413,066	$90,749
Texas	3,887	7,409	(3,522)
South Carolina	15	1,447	(1,432)
Total direct written premium by region	$507,717	$421,922	$85,795
Assumed premium (1)	526	316	210
Total gross written premium by region	$508,243	$422,238	$86,005
(1) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.

New and Renewal Policies(1) By State	2022	2021	Change
Florida	5,497	6,131	(634)
Texas	32	101	(69)
South Carolina	2	31	(29)
Total	5,531	6,263	(732)
(1) Only includes new and renewal commercial policies written during the year.

Ceded premiums earned attributable to our commercial lines operating segment increased by $8,237,000 or 3.5%, to $245,293,000 for the year ended December 31, 2022 from $237,056,000 for the year ended December 31, 2021. The increase is primarily driven by a $8,621,000 increase in ceded premiums earned from our quota share agreements, driven by the increase in gross written premium, described above resulting in increased cessions to these contracts during 2022.

Net investment income attributable to our commercial lines operating segment increased by $1,097,000, or 23.0%, to $5,861,000 for the year ended December 31, 2022 from $4,764,000 for 2021. This increase is driven by a $999,000 increase in income from our cash and cash equivalent holdings, as a result of increased holdings year-over-year.

Net realized investment gains and net unrealized gains (losses) on equity securities attributable to our commercial lines operating segment decreased by $9,914,000, or 689.9%, to a net loss of $8,477,000 for the year ended December 31, 2022 from a net gain of $1,437,000 for 2021, primarily driven by the disposal of fixed maturities to meet liquidity needs during an unfavorable price environment, resulting in realized losses of $6,511,000 in 2022. The remainder of this change can be attributed to unrealized losses as a result of unfavorable market conditions experienced in 2022.

Expenses

Expenses attributable to our commercial lines operating segment for the year ended December 31, 2022 increased $34,256,000, or 23.2%, to $181,644,000 for the year ended December 31, 2022, from $147,388,000 for the year ended December 31, 2021. The increase in expenses was primarily due to an increase in loss and LAE as a result of Hurricane Ian making landfall in Florida as a category four hurricane. In addition, general and administrative costs increased $1,980,000 in 2022, as described below.

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Net loss and LAE	$87,143	$54,718	$32,425
% of Gross earned premiums	18.8%	13.3%	5.5	pts
% of Net earned premiums	39.8%	31.6%	8.2	pts
Less:
Current year catastrophe losses	$43,385	$9,530	$33,855
Prior year reserve favorable development	(7,899)	(4,353)	(3,546)
Underlying loss and LAE (1)	$51,657	$49,541	$2,116
% of Gross earned premiums	11.1%	12.1%	(1.0)	pts
% of Net earned premiums	23.6%	28.6%	(5.0)	pts

AMERICAN COASTAL INSURANCE CORPORATION

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this Recast 2022 Form 10-K can be found in the “Definitions of Non-GAAP Measures” section, above.

The calculations of the Company’s commercial lines operating segment expense ratios are shown below.

($ in thousands)	Year ended
	December 31,
	2022	2021	Change
Policy acquisition costs	$80,996	$80,198	$798
Operating and underwriting	3,926	4,873	(947)
General and administrative	9,579	7,599	1,980
Total Operating Expenses	$94,501	$92,670	$1,831
% of Gross earned premiums	20.4%	22.6%	(2.2)	pts
% of Net earned premiums	43.2%	53.5%	(10.3)	pts

Loss and LAE attributable to our commercial lines operating segment increased by $32,425,000, or 59.3%, to $87,143,000 for the year ended December 31, 2022, from $54,718,000 for the year ended December 31, 2021. Loss and LAE expense as a percentage of net earned premiums increased 8.2 points to 39.8% for the year ended December 31, 2022, compared to 31.6% for the year ended December 31, 2021. Excluding catastrophe losses and reserve development, our gross underlying loss and LAE ratio for the year ended December 31, 2022 would have been 11.1%, a decrease of 1.0 point from 12.1% during the year ended December 31, 2021.

Policy acquisition costs attributable to our commercial lines operating segment remained relatively flat, increasing by $798,000, or 1.0%, to $80,996,000 for the year ended December 31, 2022, from $80,198,000 for the year ended December 31, 2021.

Operating and underwriting expenses attributable to our commercial lines operating segment decreased by $947,000, or 19.4%, to $3,926,000 for the year ended December 31, 2022, from $4,873,000 for the year ended December 31, 2021, primarily due to decreased expenses related to our investment in technology of $1,164,000.

General and administrative expenses attributable to our commercial lines operating segment increased by $1,980,000, or 26.1%, to $9,579,000 for the year ended December 31, 2022, from $7,599,000 for the year ended December 31, 2021. This increase was driven by a $1,131,000 increase of allocated external fees related to legal, audit, actuarial and tax services provided during the year. In addition, we incurred an additional $698,000 in allocated salary expenses in 2022 compared to 2021.

AMERICAN COASTAL INSURANCE CORPORATION

ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our accompanying consolidated financial statements and related notes in Part II, Item 8 in this Recast 2022 Form 10-K.

Investments

The primary goals of our investment strategy are to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. To accomplish our goals, we purchase debt securities in sectors that represent the most attractive relative value, and we maintain a moderate equity exposure. Limiting equity exposure manages risks and helps to preserve capital for two reasons: first, bond market returns are less volatile than stock market returns, and second, should the bond issuer enter bankruptcy liquidation, bondholders generally have a higher priority than equity holders in a bankruptcy proceeding. Our investment strategy is the same for both our personal lines and commercial lines operating segments.

We must comply with applicable state insurance regulations that prescribe the type, quality and concentrations of investments our insurance subsidiaries can make; therefore, our current investment policy limits investment in non-investment-grade fixed maturities and limits total investment amounts in preferred stock, common stock and mortgage notes receivable. We do not invest in derivative securities. Large catastrophe losses such as Hurricane Ian in 2022 can present significant liquidity demands to the Company stemming from higher than normal frequency and severity of insurance claims. This can lead to the selling of securities that we intended to hold until maturity and realizing untimely gains or losses.

Two outside asset management companies, which have authority and discretion to buy and sell securities for us, manage our investments subject to (i) the guidelines established by our Board of Directors and (ii) the direction of management. The Investment Committee of our Board of Directors reviews and approves our investment policy on a regular basis.

Our cash and investment portfolios totaled $340,905,000 at December 31, 2022 compared to $512,428,000 at December 31, 2021.

The following table summarizes our investments, by type:

	December 31, 2022		December 31, 2021
	Estimated Fair Value	Percent of Total	Estimated Fair Value	Percent of Total
U.S. government and agency securities	$2,385	0.7%	$1,537	0.3%
Foreign governments	991	0.3%	1,049	0.2%
States, municipalities and political subdivisions	26,894	7.9%	34,271	6.7%
Public utilities	7,694	2.3%	10,273	2.0%
Corporate securities	83,344	24.4%	125,637	24.6%
Mortgage-backed securities	56,115	16.5%	113,249	22.1%
Asset-backed securities	27,259	8.0%	59,680	11.6%
Redeemable preferred stocks	—	—%	973	0.2%
Total fixed maturities	204,682	60.1%	346,669	67.7%
Mutual fund	15,657	4.6%	16,382	3.2%
Total equity securities	15,657	4.6%	16,382	3.2%
Other investments	3,675	1.1%	3,162	0.6%
Total investments	224,014	65.8%	366,213	71.5%
Cash and cash equivalents	70,903	20.7%	113,382	22.1%
Restricted cash	45,988	13.5%	32,833	6.4%
Total cash, cash equivalents, restricted cash and investments	$340,905	100.0%	$512,428	100.0%

We classify all of our investments as available-for-sale. Our investments at December 31, 2022 and 2021 consisted mainly of U.S. government and agency securities, states, municipalities and political subdivisions, mortgage-backed securities and securities of investment-grade corporate issuers. Our equity holdings in 2022 and 2021 consisted mainly of securities issued by companies in the financial, utilities and industrial sectors or mutual funds. Most of the corporate bonds we hold reflected a

AMERICAN COASTAL INSURANCE CORPORATION

similar diversification. At December 31, 2022, approximately 79.2% of our fixed maturities were U.S. Treasuries, or corporate bonds rated “A” or better, and 20.8% were corporate bonds rated “BBB” or “BB”.

During the year ended December 31, 2022, as a result of UPC’s plan of run-off, management determined that it was more likely than not that we would be required to sell a portion or all of our fixed-income securities attributable to the entity before recovery of their amortized cost basis. These securities were evaluated and none of the unrealized loss position was the result of a credit loss. As a result, we realized impairment losses of $22,718,000 on these securities. Total shareholders’ equity (deficit)
was not impacted by such charge; however, our net loss for the year ended December 31, 2022 worsened and other comprehensive income improved by $22,718,000, before tax impacts, in offsetting amounts. The remainder of our fixed-income securities remain in an unrealized position as of December 31, 2022, with net unrealized losses on the portfolio totaling
$33,054,000 as of December 31, 2022. The impact on our net loss is captured within our discontinued operations.

The most significant impact of COVID-19 on our business occurred during the year ended December 31, 2020, where we saw fluctuations in our investment portfolio due to volatility in the equity securities markets that we were unable to predict. During the second half of the year ended December 31, 2020, we decreased our equity portfolio from 9.1% of our total invested assets (including cash, restricted cash and cash equivalents) at June 30, 2020 to 0.6% of our total invested assets (including cash, restricted cash and cash equivalents) at December 31, 2020, inclusive of holdings from discontinued operations. As a result of this decrease, we experienced a decreased impact from fluctuations in the equity securities markets on our financial statements for the second half of the year ended December 31, 2020. In the first quarter of 2021, we began to increase our investments in the equities market. Management is working closely with our investment managers to monitor the fluctuations in the markets and the corresponding impact to our portfolios.

Reinsurance

We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain primarily liable for the entire insured loss under the policies we write.

Our reinsurance program is designed, utilizing our risk management methodology, to address our exposure to catastrophes. According to the Insurance Service Office (ISO), a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25,000,000 or more in U.S. industry-wide direct insured losses to property and that affect a significant number of policyholders and insurers (ISO catastrophes). In addition to ISO catastrophes, we also include as catastrophes those events (non-ISO catastrophes), which may include losses, that we believe are, or will be, material to our operations which we define as incidents that result in $1,000,000 or more in losses for multiple policyholders.

During the second quarter of 2022, we placed our reinsurance program for the 2022 hurricane season. We purchased catastrophe excess of loss reinsurance protection of $2,500,000,000 in the aggregate. The treaties reinsure personal and commercial lines property excess catastrophe losses caused by multiple perils including hurricanes and tropical storms. The agreements were effective as of June 1, 2022, for a one-year term and incorporate the mandatory coverage required by and placed with the Florida Hurricane Catastrophe Fund (FHCF) and coverage required under the Reinsurance to Assist Policyholders Program (RAP Program). The FHCF and RAP Program covers Florida risks only and we participate at 90%. Under our core catastrophe excess of loss treaty, retention on a first and second event is $16,400,000. During the third quarter, one of our reinsurer's participating on the $25,000,000 excess of $20,000,000 layer of the core catastrophe program exercised a contractual right to terminate their participation due to Demotech's downgrade of UPC's Financial Stability Rating. We were unsuccessful in replacing this coverage in the open market so our captive reinsurer, UPC Re, stepped into the $25,000,000 excess of $20,000,000 layer which was subsequently impacted by Hurricane Ian resulting in an additional retained loss of $20,100,000 million. The exhaustion point of IIC's catastrophe reinsurance program is approximately $200,000,000 in the aggregate, with a retention of $3,000,000 per occurrence, covering all perils.

During the third quarter of 2022, the Company's core catastrophe reinsurance program was impacted by Hurricane Ian. As a result, the Company has approximately $508 million of occurrence limit remaining for Ian, all of which is attributable to ACIC only. After reinstatement premiums of approximately $15.4 million, the Company has approximately $993 million of aggregate limit remaining after Ian, based on our estimated ultimate net loss subject to the core catastrophe reinsurance program.

Effective December 13, 2021, we renewed our all other perils (AOP) catastrophe excess of loss agreement. The agreement provides protection from catastrophe loss events other than named windstorms and earthquakes up to $110,000,000.

AMERICAN COASTAL INSURANCE CORPORATION

During the third quarter of 2022, one of our private reinsurers who held a 100% share of the $15,000,000 in excess of $15,000,000 layer on our all other perils catastrophe excess of loss agreement notified us of their intent to terminate the agreement due to the contractual provision regarding the change in UPC's statutory surplus being greater than 25%. We agreed to a termination and commutation date of September 30, 2022 for this contract. This change resulted in approximately $1,300,000 of ceded premium savings that would have otherwise been due in the fourth quarter of 2022 and the Company retaining all the risk for any non-hurricane catastrophe losses up to $30,000,000, excluding any quota share recoveries.

The table below outlines our quota share agreements in effect for the years ended December 31, 2022 and 2021.

Reinsurer	Companies in Scope (1)	Effective Dates	Cession Rate	States in Scope
External third-party	UPC, FSIC & ACIC	06/01/2022 - 06/01/2023	10% (2)	Florida, Louisiana, Texas
TypTap	UPC	06/01/2022 - 06/01/2023	100% (3)	Georgia, North Carolina, South Carolina
External third-party	UPC, FSIC & ACIC	12/31/2021 - 12/31/2022	8% (2)	Florida, Louisiana, Texas
HCPCI	UPC	12/31/2021 - 06/01/2022	85%	Georgia, North Carolina, South Carolina
External third-party	UPC & FSIC	12/31/2021 - 12/31/2022	25% (4)	Florida, Louisiana, Texas
HCPCI / TypTap (5)	UPC	06/01/2021 - 06/01/2022	100% (3)	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & ACIC (6)	06/01/2021 - 06/01/2022	15% (2)	Florida, Georgia, Louisiana, North Carolina, South Carolina, Texas
IIC	UPC	12/31/2020 - 12/31/2022	100%	New York
HCPCI	UPC	12/31/2020 - 06/01/2021	69.5%	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & ACIC	12/30/2020 - 12/31/2021	8% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
External third-party	UPC, FSIC & ACIC (6)	06/01/2020 - 06/01/2021	15% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
External third-party	UPC & FSIC	06/01/2020 - 06/01/2021	7.5% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
(1) Effective May 31, 2022, FSIC was merged into UPC, with UPC being the surviving entity. UPC was placed into receivership effective February 27, 2023.
(2) This treaty provides coverage for all catastrophe perils and attritional losses incurred. For all catastrophe perils, the quota share agreement provides ground-up protection effectively reducing our retention for catastrophe losses.
(3) This treaty provides coverage on our in-force, new and renewal policies until these states are transitioned to HCPCI or TypTap upon renewal.
(4) This treaty provides coverage on non-catastrophe losses on policies in-force on the effective date of the agreement.
(5) Cessions are split 50% to HCPCI and 50% to TypTap.
(6) This treaty was amended effective December 31, 2020 to include ACIC.

Reinsurance costs as a percent of gross earned premium during the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Non-at-Risk	(0.6)%	(0.4)%
Quota Share	(13.2)	(13.3)
All Other	(35.9)	(38.8)
Total Ceding Ratio	(49.7)%	(52.5)%

AMERICAN COASTAL INSURANCE CORPORATION

Reinsurance costs as a percent of gross earned premium for our commercial lines and personal lines operating segments during the years ended December 31, 2022 and 2021 were as follows:

	Personal		Commercial
	2022	2021	2022	2021
Non-at-Risk	(1.1)%	(1.4)%	(0.5)%	(0.2)%
Quota Share	—	—	(15.3)	(15.1)
All Other	(28.0)	(12.2)	(37.2)	(42.5)
Total Ceding Ratio	(29.1)%	(13.6)%	(53.0)%	(57.8)%

Please note that the sum of the percentages above will not reconcile to the consolidated percentages as they are calculated using each operating segments’ gross earned premium rather than our consolidated gross earned premium.

We amortize our ceded unearned premiums over the annual agreement period, and we record that amortization in ceded premiums earned on our Consolidated Statements of Comprehensive Loss. The table below summarizes the amounts of our ceded premiums written under the various types of agreements, as well as the amortization of ceded unearned premiums:

	Year Ended December 31,
	2022	2021	2020
Quota Share	$(53,010)	$(75,277)	$(21,445)
Excess-of-loss	(188,113)	(181,595)	(162,564)
Equipment, identity theft, and cyber security	(3,067)	(1,499)	(2,907)
Ceded premiums written	$(244,190)	$(258,371)	$(186,916)
Change in ceded unearned premiums	(21,833)	13,741	8,382
Ceded premiums earned	$(266,023)	$(244,630)	$(178,534)

The breakdown of our ceded premiums written under the various types of agreements, as well as the amortization of ceded unearned premiums for our commercial lines and personal lines operating segments can be seen in the tables below. These values can be reconciled to the table above.

Personal Lines Operating Segment

	Year Ended December 31,
	2022	2021	2020
Excess-of-loss	(20,006)	(9,886)	27,549
Equipment, identity theft, and cyber security	(798)	(748)	(830)
Ceded premiums written	$(20,804)	$(10,634)	$26,719
Change in ceded unearned premiums	74	3,060	(10,776)
Ceded premiums earned	$(20,730)	$(7,574)	$15,943

Commercial Lines Operating Segment Impact

AMERICAN COASTAL INSURANCE CORPORATION

	Year Ended December 31,
	2022	2021	2020
Quota Share	(53,010)	(75,277)	(21,445)
Excess-of-loss	(168,107)	(171,709)	(190,113)
Equipment, identity theft, and cyber security	(2,269)	(751)	(2,077)
Ceded premiums written	$(223,386)	$(247,737)	$(213,635)
Change in ceded unearned premiums	(21,907)	10,681	19,158
Ceded premiums earned	$(245,293)	$(237,056)	$(194,477)

Current year catastrophe losses disaggregated between named and numbered storms and all other catastrophe loss events are shown in the following table.

	Number of Events	Incurred Loss and Loss adjustment expense (LAE) (1)	Combined Ratio Impact
December 31, 2022
Current period catastrophe losses incurred
Named and numbered storms	2	$52,076	19.3%
All other catastrophe loss events	11	5,830	2.2%
Total	13	$57,906	21.5%

December 31, 2021
Current period catastrophe losses incurred
Named and numbered storms	4	$4,142	1.9%
All other catastrophe loss events	10	11,554	5.2%
Total	14	$15,696	7.1%

December 31, 2020
Current period catastrophe losses incurred
Named and numbered storms	9	$30,331	13.1%
All other catastrophe loss events	17	8,616	3.7%
Total	26	$38,947	16.8%
(1) Incurred loss and LAE is equal to losses and LAE paid plus the change in case and incurred but not reported reserves. Shown net of losses ceded to reinsurers. Incurred loss and LAE and number of events includes the development on storms during the year in which it occurred.

The impact of the current year catastrophes to our commercial lines and personal lines operating segments can be seen in the table below. Please note that the catastrophe events may have impacted both operating segments. As a result, the sum of the number of events in the tables below will not reconcile to the consolidated number of events above. In addition, the combined ratio impact is calculated and sum of the ratios in the tables below will not reconcile to the ratios above.

Personal Lines Operating Segment Impact

AMERICAN COASTAL INSURANCE CORPORATION

	Number of Events	Incurred Loss and Loss adjustment expense (LAE) (1)	Combined Ratio Impact
December 31, 2022
Current period catastrophe losses incurred
Named and numbered storms	1	$8,903	17.7%
All other catastrophe loss events	11	5,618	11.1%
Total	12	$14,521	28.8%

December 31, 2021
Current period catastrophe losses incurred
Named and numbered storms	3	$3,984	8.3%
All other catastrophe loss events	7	2,182	4.6%
Total	10	$6,166	12.9%

December 31, 2020
Current period catastrophe losses incurred
Named and numbered storms	2	$13,647	38.1%
All other catastrophe loss events	10	638	1.8%
Total	12	$14,285	39.9%
(1) Incurred loss and LAE is equal to losses and LAE paid plus the change in case and incurred but not reported reserves. Shown net of losses ceded to reinsurers. Incurred loss and LAE and number of events includes the development on storms during the year in which it occurred.

Commercial Lines Operating Segment Impact

	Number of Events	Incurred Loss and Loss adjustment expense (LAE) (1)	Combined Ratio Impact
December 31, 2022
Current period catastrophe losses incurred
Named and numbered storms	2	$43,173	19.7%
All other catastrophe loss events	7	212	0.1%
Total	9	$43,385	19.8%

December 31, 2021
Current period catastrophe losses incurred
Named and numbered storms	4	$158	0.1%
All other catastrophe loss events	10	9,372	5.4%
Total	14	$9,530	5.5%

December 31, 2020
Current period catastrophe losses incurred
Named and numbered storms	8	$16,684	8.5%
All other catastrophe loss events	9	7,978	4.1%
Total	17	$24,662	12.6%
(1) Incurred loss and LAE is equal to losses and LAE paid plus the change in case and incurred but not reported reserves. Shown net of losses ceded to reinsurers. Incurred loss and LAE and number of events includes the development on storms during the year in which it occurred.

See Note 10 in our Notes to Consolidated Financial Statements for additional information regarding our reinsurance program.

AMERICAN COASTAL INSURANCE CORPORATION

Unpaid Losses and Loss Adjustments

We generally use the term “loss(es)” to collectively refer to both loss and LAE. We establish reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts we estimate we will be required to pay in the future, including provisions for claims that have been reported but are unpaid at the balance sheet date and for obligations on claims that have been incurred but not reported at the balance sheet date. Our policy is to establish these loss reserves after considering all information known to us at each reporting period. At any given point in time, our loss reserve represents our best estimate of the ultimate settlement and administration costs of our insured claims incurred and unpaid.

Unpaid losses and LAE totaled $842,958,000 and $250,642,000 as of December 31, 2022 and 2021, respectively. Of this total, $816,489,000 and $230,377,000 is related to our commercial lines operating segment, respectively. The remaining $26,469,000 and $20,265,000 is related to our personal lines operating segment, respectively. On a consolidated basis, this balance has increased year over year, driven by Hurricane Ian which made landfall in Florida as a category four hurricane during the third quarter of 2022. While we did have a higher frequency of storms in 2021, the severity of Hurricane Ian resulted in a year over year increase. Reinsurance recoverables also increased year over year due to the cession of these Hurricane Ian losses to our core catastrophe reinsurance program.

Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial decisions, legislative changes and changes in claims handling procedures, our ultimate liability will likely differ from these estimates. We revise our reserve for unpaid losses as additional information becomes available, and reflect adjustments, if any, in our earnings in the periods in which we determine the adjustments as necessary.

See Note 11 in our Notes to Consolidated Financial Statements for additional information regarding our losses and LAE.

Discontinued Operations

On February 10, 2023, we announced that a solvent run-off for UPC was unlikely and on February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services (DFS) which divested our ownership of UPC. As a result, UPC, as well as the activities related directly to supporting the business conducted by UPC, qualifies as a discontinued operation. We have recast our Consolidated Financial Statements to exclude the results of our discontinued operations, in conformity with U.S. generally accepted accounting principles (GAAP). For more information regarding the result of our discontinued operations, see Note 3 in our Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

We generate cash through premium collections, reinsurance recoveries, investment income, the sale or maturity of invested assets, the issuance of debt and the issuance of additional shares of our stock. We use our cash to pay reinsurance premiums, claims and related costs, policy acquisition costs, salaries and employee benefits, other expenses and stockholder dividends, acquire subsidiaries and pay associated costs, as well as to repay debts and purchase investments.

As a holding company, we do not conduct any business operations of our own and, as a result, we rely on cash dividends or intercompany loans from our management subsidiaries to pay our general and administrative expenses. Insurance regulatory authorities heavily regulate our insurance subsidiaries, including restricting any dividends paid by our insurance subsidiaries and requiring approval of any management fees our insurance subsidiaries pay to our management subsidiaries for services rendered; however, nothing restricts our non-insurance company subsidiaries from paying us dividends other than state corporate laws regarding solvency. Our management subsidiaries pay us dividends primarily using cash from the collection of management fees from our insurance subsidiaries, pursuant to the management agreements in effect between those entities. In accordance with state laws, our insurance subsidiaries may pay dividends or make distributions out of that part of their statutory surplus derived from their net operating profit and their net realized capital gains. The RBC guidelines published by the NAIC may further restrict our insurance subsidiaries’ ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause their respective surplus as it regards policyholders to fall below minimum RBC guidelines. See Note 16 in our Notes to Consolidated Financial Statements and Part II, Item 5 for additional information.

During the year ended December 31, 2022, we contributed $81,000,000 and $11,200,000 to our insurance subsidiaries, UPC and FSIC, respectively. The contribution made to FSIC was made prior to the merging of FSIC into UPC. In addition, we contributed $9,574,000 to our reinsurance subsidiary, UPC Re. During the year ended December 31, 2021, we contributed $17,000,000, $8,000,000 and $17,500,000 to our insurance subsidiaries, UPC, FSIC, and ACIC, respectively. We may make future contributions of capital to our insurance subsidiaries as circumstances require.

AMERICAN COASTAL INSURANCE CORPORATION

During 2022, we received a dividend of $26,000,000 from ACIC. During February 2021, we received a dividend of $3,500,000 from IIC. During February 2020, we received a dividend of $12,000,000 from IIC.

On December 13, 2017, we issued $150,000,000 of senior notes (Senior Notes) that will mature on December 15, 2027 and bear interest at a rate equal to 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2018. The Senior Notes are senior unsecured obligations of the Company. We may redeem the Senior Notes at our option, at any time and from time to time in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Senior Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date that is three months prior to maturity. On and after that date, we may redeem the Senior Notes at par. On December 8, 2022, the Kroll Bond Rating Agency, LLC announced a downgrade of our issuer and debt ratings BBB- to BB+. As a result, pursuant to our agreement, the interest rate of our Senior notes increased from 6.25% to 7.25% effective on the next Interest Payment date of June 15, 2023.

As a result of claim activity from the current and prior years, we have an obligation related to the unpaid policyholder losses and unpaid loss adjustment expenses associated with the settling of these claims. As of December 31, 2022, our total obligation related to these claim payments was $842,958,000, of which we estimate $383,093,000 to be short-term in nature (due in less than twelve months), based upon our cumulative claims paid over the last 22 years. While we believe that historical performance of loss payment patterns is a reasonable source for projecting future claim payments, there is inherent uncertainty in this estimated projected settlement, and as a result these estimates will differ, perhaps significantly, from actual future payments.

In addition to our unpaid loss and loss adjustment expenses, as of December 31, 2022 we have outstanding debt obligations related to our notes payable totaling $148,355,000. This is exclusive of interest costs, which we estimate will total $54,375,000 over the life of the debt, based on the current fixed interest rate of these notes. Our short-term obligation related to these notes payable total $10,875,000 in estimated interest payments, with no principal payments due. For more information regarding these outstanding notes, please see Note 12.

In connection with entering into contracts with our outside vendors, we have minimum obligations due to our vendors over the life of the contracts. Our main vendor obligations are related to underwriting tools, claims and policy administration systems, and software used by our information technology department in their daily operations. Our total obligation related to these three categories of obligations are $1,285,000, $2,200,000, and $6,250,000, respectively. Of these obligations, $597,000, $1,763,000, and $1,250,000, respectively are short-term in nature.

As described in Note 1 in the Notes to the Consolidated Financial Statements below, substantial doubt exists about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liability and commitments in the ordinary course of business.

Management’s strategic plans include the following:

•Working with the DFS to finalize a memorandum of understanding on how to allocate all shared reinsurance recoveries between UPCIC and ACIC;
•Providing additional information to our rating agencies for the affirmation of the Company’s current financial ratings;
•Successfully renewing our catastrophe reinsurance programs for ACIC and IIC effective June 1, 2023; and
•Exploring raising additional capital for ACIC, including in the form of surplus note contributions, to strengthen its statutory risk-based capital if necessary.

If the Company is unable to implement these actions, there is no assurance that the Company will be able to obtain the necessary amounts of additional capital to continue as a going concern. As of the date of this report we do not have any commitments from any source to provide such additional capital. Even if we are able to secure debt or equity financing, it may be unavailable in the amounts or time when we require. Furthermore, such financing would likely take the form of bank loans, surplus notes, private placement of debt or equity securities or some combination of these. The issuance of additional equity securities would dilute the stock ownership of current investors while incurring loans, surplus notes or other debt would increase our capital requirements and a possible loss of valuable assets if such obligations were not repaid in accordance with their terms.

AMERICAN COASTAL INSURANCE CORPORATION

Cash Flows for the Year Ended December 31, (in millions)

Operating Activities

The principal cash inflows from our operating activities come from premium collections, reinsurance recoveries and investment income. The principal cash outflows from our operating activities are the result of claims and related costs, reinsurance premiums, policy acquisition costs and salaries and employee benefits. A primary liquidity concern with respect to these cash flows is the risk of large magnitude catastrophe events.

During the year ended December 31, 2022, several balance sheet items were impacted by Hurricane Ian, which made landfall in the state of Florida as a category four hurricane. Unpaid losses and loss adjustment expense increased during the period, driven by the severity of Hurricane Ian. This was partially offset by increased reinsurance recoverable on paid and unpaid losses during the period, as these losses were ceded to our core catastrophe reinsurance contracts. However, the severity of Hurricane Ian resulted in the exhausting of our personal lines operating segment reinsurance coverage for the event, resulting in a net increase of $228,240,000 year-over-year. In addition to this event, unearned premiums, ceded unearned premiums, and reinsurance payable on premiums all decreased year over year, driven by the transition of our northeast and southeast business in 2022, and continued underwriting actions taken in 2022. These actions resulted in lower gross written premiums and premiums ceded to our quota share contracts.

Investing Activities

The principal cash inflows from our investing activities come from repayments of principal, proceeds from maturities and sales of investments. We closely monitor and manage these risks through our comprehensive investment risk management process. The principal cash outflows relate to purchases of investments and cost of property, equipment and capitalized software acquired. Additional cash outflows relate to the purchase of fixed assets. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors and market disruption. During the year ended December 31, 2022, cash provided by investing activities decreased $14,542,000 as the result of net sales of investments totaling $218,646,000 in 2022, compared to $256,648,000 in 2021. This was partially offset by $21,236,000 in proceeds from the sale of assets in 2022.

Financing Activities

The principal cash inflows from our financing activities come from issuances of debt and other securities. The principal cash outflows come from repayments of debt and payments of dividends. The primary liquidity concern with respect to these cash flows is market disruption in the cost and availability of credit. We believe our current capital resources, together with cash provided from our operations, are sufficient to meet currently anticipated working capital requirements. During the year ended December 31, 2022, cash used in financing activities increased by $13,184,000 due to a return of capital to Kiln of $18,335,000 as a result of the stock re-purchase agreement and termination agreements effective June 30, 2022. Additionally,

AMERICAN COASTAL INSURANCE CORPORATION

during the third quarter of 2022 we repaid our Truist note in full, resulting in a $2,624,000 increase in repayments for the year. These increases were partially offset by a decrease in dividend payments of $7,761,000 since no dividends were declared in the second, third or fourth quarter of 2022.

RECENT ACCOUNTING STANDARDS

Please refer to Note 2(u) in our Notes to Consolidated Financial Statements for a discussion of recent accounting standards that may affect us.

APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

•reserves for unpaid losses,

•fair value of investments,

•investment portfolio credit allowances, and

•goodwill.

In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance industry. It is reasonably likely that changes in these estimates could occur from time to time and result in a material impact on our consolidated financial statements.
In addition, the preparation of our financial statements in accordance with GAAP prescribes when we may reserve for particular risks, including litigation exposures. Accordingly, our results for a given reporting period could be significantly affected if and when we establish a reserve for a major contingency. Therefore, the results we report in certain accounting periods may appear to be volatile and past results may not be indicative of results in future periods.

Reserves for Unpaid Losses and LAE

Reserves for unpaid losses and LAE represent the most significant accounting estimate inherent in the preparation of our financial statements. These reserves represent management’s best estimate of the amount we will ultimately pay for losses and we base the amount upon the application of various actuarial reserve estimation techniques as well as considering other material facts and circumstances known at the balance sheet date.

As discussed in Note 11 in our Notes to Consolidated Financial Statements, we determine our ultimate losses by using multiple actuarial methods to determine an actuarial estimate within a relevant range of indications that we calculate using generally accepted actuarial techniques. Our selection of the actuarial estimate is influenced by the analysis of our historical loss and claims experience since inception. For each accident year, we estimate the ultimate incurred losses for both reported and unreported claims. In establishing this estimate, we reviewed the results of various actuarial methods discussed in Note 11 in our Notes to Consolidated Financial Statements.

As of September 30, 2022, very little paid loss or case loss information was available related to Hurricane Ian. As a result, actuarial methodologies relied upon catastrophe model estimates as provided by catastrophe model vendors. The Company selected within the reasonable range of catastrophe model estimates at September 30, 2022. However, as of December 31, 2022, paid loss and case loss information was sufficient to establish additional methodologies, including paid loss & loss adjustment expense development, reported loss & loss adjustment expense development, case reserve development, claims decay analysis, paid loss and allocated loss adjustment expense B-F method, and reported loss & loss adjustment expense B-F method. These additional methodologies at December 31, 2022 supplemented the original catastrophe model estimates and pointed to a larger range of outcomes than considered at September 30, 2022. The Company adjusted the selection at December 31, 2022 in consideration of the larger range considering all available methodologies.

Fair Value of Investments

AMERICAN COASTAL INSURANCE CORPORATION

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. We use quoted prices from active markets and we use an independent third-party valuation service to assist us in determining fair value. We obtain only one single quote or price for each financial instrument.

As discussed in Note 5 in our Notes to Consolidated Financial Statements, we value our investments at fair value using quoted prices from active markets, to the extent available. For securities for which quoted prices in active markets are unavailable, we use observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. We also have investments in limited partnerships that require us to use the net asset value per share method of valuation to determine fair value.

See “Item 7a. Quantitative and Qualitative Disclosures about Market Risk” for more information regarding the sensitivity of our fixed maturity portfolio to changes in interest rates.

Investment Portfolio Credit Allowances

For investments classified as available for sale, the difference between fair value and cost or amortized cost for fixed income securities is reported as a component of accumulated other comprehensive loss on our Consolidated Balance Sheet and is not reflected in our net loss of any period until reclassified to net loss upon the consummation of a transaction with an unrelated third party. We have a portfolio monitoring process to identify and evaluate each fixed income security whose carrying value may be impaired as the result of a credit loss.

For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs, contractual or regulatory requirements, the security's entire decline in fair value is recorded in earnings.

If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

If the estimated recovery value is less than the amortized cost of the security, a credit loss exists and an allowance for the difference between the estimated recovery value and amortized cost is recorded in earnings. The portion of the unrealized loss related to factors other than credit remains classified in accumulated other comprehensive loss. If we determine that the fixed income security does not have sufficient cash flow or other information to estimate a recovery value for the security, we may conclude that the entire decline in fair value is deemed to be credit related and the loss is recorded in earnings.

Due to the adoption of Accounting Standards Update (ASU) 2016-01 (ASU 2016-01) as of January 1, 2018, equity securities are reported at fair value with changes in fair value, including impairment write-downs, being recognized in the revenue section of our Consolidated Statements of Comprehensive Loss.

See Note 2(b) in our Notes to Consolidated Financial Statements for further information regarding our credit loss testing.

Measurement of Goodwill and Related Impairment

Goodwill is the excess of cost over the estimated fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. We test goodwill for impairment by performing a quantitative assessment. Goodwill is impaired when it is determined that the carrying value of a reporting segment is in excess of the fair value of that reporting segment. The valuation methodologies utilized are subject to key judgments and assumptions

AMERICAN COASTAL INSURANCE CORPORATION

that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments.

Please refer to Note 2(k) and Note 9 in our Notes to Consolidated Financial Statements for further information regarding our measurement of Goodwill and Related Impairment.

RELATED PARTY TRANSACTIONS

There were no related party transactions for the years ended December 31, 2022, 2021 and 2020.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Our investment objective is to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. Our current investment policy limits investment in non-investment grade debt securities, and limits total investments in preferred stock, common stock and mortgage notes receivables. We also comply with applicable laws and regulations that further restrict the type, quality and concentration of our investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, and preferred and common equity securities.

Our investment policy was established by the Investment Committee of our Board of Directors and is reviewed regularly. Pursuant to this investment policy, our fixed-maturity portfolio is classified as available for sale and we report any unrealized gains or losses, net of deferred income taxes, as a component of other comprehensive loss within our stockholders’ equity (deficit). We do not hold any securities that are classified as held to maturity and we do not hold any securities for trading or speculation. We do not utilize any swaps, options, futures or forward contracts to hedge or enhance our investment portfolio. The unrealized gains or losses related to our equity securities are recorded on the income statement per the guidance in ASU 2016-01.

INTEREST RATE RISK

Fixed-income securities are sensitive to potential losses resulting from unfavorable changes in interest rates. We manage the risk by analyzing anticipated movements in interest rates and considering our future capital and liquidity requirements.

The following table illustrates the impact of hypothetical changes in interest rates on the fair value of our fixed-income securities at December 31, 2022 and 2021:

AMERICAN COASTAL INSURANCE CORPORATION

			Percentage
			Increase
		Change in	(Decrease) in
	Estimated	Estimated	Estimated
Hypothetical Change in Interest Rates	Fair Value	Fair Value	Fair Value
2022
300 basis point increase	$179,372	$(25,310)	(12.4)%
200 basis point increase	187,803	(16,879)	(8.2)
100 basis point increase	196,240	(8,442)	(4.1)
Fair value	204,682	—	—
100 basis point decrease	213,131	8,449	4.1
200 basis point decrease	221,586	16,904	8.3
300 basis point decrease	$230,032	$25,350	12.4%

2021
300 basis point increase	$304,972	$(41,697)	(12.0)%
200 basis point increase	318,870	(27,799)	(8.0)
100 basis point increase	332,769	(13,900)	(4.0)
Fair value	346,669	—	—
100 basis point decrease	360,403	13,734	4.0
200 basis point decrease	371,472	24,803	7.2
300 basis point decrease	$374,404	$27,735	8.0%

Our calculations of the potential effects of hypothetical interest rate changes are based on several assumptions, including maintenance of the existing composition of fixed-income investments, and should not be considered indicative of future results. Based on our analysis, a 300-basis point decrease or increase in interest rates from the December 31, 2022 rates would have a material impact on our results of operations and cash flows in the event divesting of these holdings was necessary. However, we do not anticipate the need to sell securities in an unrealized loss position as of December 31, 2022. In line with the anticipated LIBOR phase out, the last one-week and two-month LIBOR settings were published on December 31, 2021. However, the Intercontinental Exchange will continue to publish one-month, three-month, six-month and twelve-month LIBOR settings through 2023. We are unable to predict the use of alternate reference rates and corresponding interest rate risk at this time.

CREDIT RISK

Credit risk can expose us to potential losses arising principally from adverse changes in the financial condition of the issuer of our fixed-maturity securities. We mitigate this risk by generally investing in investment grade securities and by diversifying our investment portfolio to avoid concentrations in any single issuer or market sector.

AMERICAN COASTAL INSURANCE CORPORATION

The following table presents the composition of our fixed-income security portfolio by rating at December 31, 2022 and 2021:

		% of Total
	Amortized	Amortized		% of Total
Comparable Rating	Cost	Cost	Fair Value	Fair Value
2022
AAA	$60,189	25.3%	$52,892	25.8%
AA+, AA, AA-	39,834	16.8	34,917	17.1
A+, A, A-	86,587	36.4	74,131	36.3
BBB+, BBB, BBB-	50,277	21.1	42,034	20.5
BB+, BB, BB-	848	0.4	708	0.3
Total	$237,735	100.0%	$204,682	100.0%

2021
AAA	$92,342	26.3%	$91,313	26.3%
AA+, AA, AA-	71,420	20.4	70,884	20.4
A+, A, A-	123,909	35.4	122,831	35.6
BBB+, BBB, BBB-	62,170	17.7	60,787	17.5
BB+, BB, BB-	848	0.2	854	0.2
Total	$350,689	100.0%	$346,669	100.0%

In addition, we are exposed to credit risk through our reinsurance program. Reinsurance contracts do not relieve us from our obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to us. We evaluate the financial condition of our reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies.

We also are exposed to credit risk through our outstanding premiums receivable balances. We evaluate the age of our premium receivables to minimize our exposure to significant losses due to nonpayment.

After our evaluation of all credit risks described above, if we feel it is necessary, we record a credit loss allowance to address these credit risks. For more information regarding our credit loss allowance, please refer to Note 14.

EQUITY PRICE RISK

Our equity investment portfolio at December 31, 2022 consisted of common stocks and non-redeemable preferred stocks. We may incur potential losses due to adverse changes in equity security prices. We manage this risk primarily through industry and issuer diversification and asset allocation techniques.

During 2022, we increased our equity portfolio from 4.5% of our total investments (excluding cash, restricted cash and cash equivalents) at December 31, 2021 to 7.0% of our total investments (excluding cash, restricted cash and cash equivalents) at December 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION

The following table illustrates the composition of our equity portfolio at December 31, 2022 and 2021:

		% of Total
Stocks by Sector	Fair Value	Fair Value
2022
Funds	$15,657	100.0%

2021
Funds	$16,382	100.0%

AMERICAN COASTAL INSURANCE CORPORATION

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of American Coastal Insurance Corporation.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Coastal Insurance Corporation and subsidiaries (formerly known as United Insurance Holdings Corp.) (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income (loss), stockholders' equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant underwriting losses and no longer controls or consolidates United Property & Casualty Insurance Company (“UPC”) subsequent to February 27, 2023. There is uncertainty regarding the Company’s ability to obtain existing reinsurance recoveries and the subsequent placement of reinsurance contracts. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 21 to the financial statements, on February 27, 2023, UPC was ordered into receivership for purposes of liquidation, with the Florida Department of Financial Services appointed as the receiver, which deconsolidated UPC from the group.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE (LAE)- Refer to Notes 2 and 11 to the Financial Statements

Critical Audit Matter Description

As a provider of both residential and commercial property and casualty insurance, the Company establishes reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts estimated which they will be required to pay in the future, including provisions for claims that have been reported but are unpaid at the balance sheet date and for obligations on claims that have been incurred but not reported at the balance sheet date (herein “loss reserves”). Due to the nature and unpredictability in both the severity and frequency of these events and their related claims, the Company uses a significant amount of judgment in estimating the loss reserves, including analyzing historical and industry loss data, claims frequency and severity, claims processing procedures, legislative enactments, judicial decisions and legal developments in imposition of damages, and general economic conditions, including inflation. Additionally, the Company engages independent actuarial specialists in order to assist management in establishing appropriate loss reserves.

Given the subjectivity of estimating the projected losses to be incurred by the Company as it relates to both reported and unreported claims, performing audit procedures to evaluate whether the Company’s loss reserves were appropriately recorded as of December 31, 2022, required a high degree of auditor judgment and an increased extent of effort, including the need to involve our actuarial specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the loss reserves included the following, among others:

•We tested the effectiveness of controls related to loss reserves, including management’s controls over the projection of settlement value of reported and unreported claims.

•We evaluated the methods and assumptions used by management to estimate the loss reserves by:

–Testing the underlying data that served as the basis for the actuarial analysis, including historical claims, to test that the inputs to the actuarial estimate were reasonable.

–Holding discussions with management to discuss the Company’s ultimate recorded reserve actions and understand any trends that have been observed in the Company’s claims data.

–Comparing management’s prior-year assumptions of expected development and ultimate loss to actuals incurred during the current year to identify potential bias in the determination of the loss reserves.

•With the assistance of our actuarial specialists, we developed independent estimates of the loss reserves, including loss data, significant drivers, and claim development factors, and compared our estimates to management’s estimates.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

April 17, 2023 (September 19, 2023, as to the effects of the discontinued operations described in Note 3)

We have served as the Company’s auditor since 2018.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Balance Sheets

	December 31,
	2022	2021
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale (amortized cost of $237,735 and $350,690, respectively)	$204,682	$346,669
Equity securities	15,657	16,382
Other investments (amortized cost of $3,072 and $3,114, respectively)	3,675	3,162
Total investments	224,014	366,213
Cash and cash equivalents	70,903	113,382
Restricted cash	45,988	32,833
Total cash, cash equivalents and restricted cash	116,891	146,215
Accrued investment income	1,605	1,548
Property and equipment, net	5,293	14,808
Premiums receivable, net (credit allowance of $32 and $16, respectively)	39,301	53,976
Reinsurance recoverable on paid and unpaid losses, net (credit allowance of $333 and $58, respectively)	796,546	191,325
Ceded unearned premiums	90,496	112,329
Goodwill	59,476	69,632
Deferred policy acquisition costs, net	52,369	40,447
Intangible assets, net	12,770	18,375
Other assets, net (1)	3,920	(1,351)
Assets held for disposal	1,434,815	1,685,056
Total Assets	$2,837,496	$2,698,573
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Unpaid losses and loss adjustment expenses	$842,958	$250,642
Unearned premiums	258,978	222,004
Reinsurance payable on premiums	30,503	66,163
Payments outstanding	2,000	1,048
Accounts payable and accrued expenses	74,386	75,204
Operating lease liability	1,689	1,934
Other liabilities	5,849	5,070
Notes payable, net	148,355	151,267
Liabilities held for disposal	1,654,817	1,593,284
Total Liabilities	$3,019,535	$2,366,616
Commitments and contingencies (Note 13)
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,492,256 and 43,360,429 issued, respectively; 43,280,173 and 43,370,442 outstanding, respectively	4	4
Additional paid-in capital	395,631	394,268
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(30,947)	(6,531)
Retained earnings (deficit)	(546,296)	(74,904)
Total stockholders' equity (deficit) attributable to United Insurance Holdings Corp. (UIHC) stockholders	$(182,039)	$312,406
Noncontrolling interests (NCI)	—	19,551
Total Stockholders’ Equity (Deficit)	$(182,039)	$331,957
Total Liabilities and Stockholders’ Equity (Deficit)	$2,837,496	$2,698,573
(1) Value presented excluding discontinued operations balance, recast to align total assets and liabilities with previously filed Form 10-K.
See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
	2022		2021	2020
REVENUE:
Gross premiums written	$572,343		$484,527	$399,843
Change in gross unearned premiums	(36,974)		(18,768)	9,863
Gross premiums earned	535,369		465,759	409,706
Ceded premiums earned	(266,023)		(244,630)	(178,534)
Net premiums earned	269,346		221,129	231,172
Net investment income	7,673		5,901	9,680
Net realized investment gains (losses)	(6,483)		138	28,934
Net unrealized gains (losses) on equity securities	(1,968)		1,471	(12,317)
Other revenue	1,223		46	56
Total revenues	269,791		228,685	257,525
EXPENSES:
Losses and loss adjustment expenses	134,805		89,051	115,059
Policy acquisition costs	95,318		93,199	104,248
Operating expenses	13,729		16,258	14,274
General and administrative expenses	42,281		31,420	29,009
Interest expense	9,483		9,303	9,494
Total expenses	295,616		239,231	272,084
Income (loss) before other income	(25,825)		(10,546)	(14,559)
Other income	10,343		129	27
Income (loss) before income taxes	(15,482)		(10,417)	(14,532)
Provision (benefit) for income taxes	24,522		(6,699)	(8,606)
Income (loss) from continuing operations, net of tax	$(40,004)		$(3,718)	$(5,926)
Loss from discontinued operations, net of tax	(429,962)		(56,150)	(89,572)
Net loss	$(469,966)		$(59,868)	$(95,498)
Less: Net income (loss) attributable to NCI	(111)		(1,949)	956
Net loss attributable to UIHC	$(469,855)		$(57,919)	$(96,454)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized gains (losses) on investments	(56,600)		(18,267)	64,726
Reclassification adjustment for net realized investment losses (gains)	32,082		(3,567)	(66,691)
Income tax benefit related to items of other comprehensive loss	49		5,264	502
Total comprehensive loss	$(494,435)		$(76,438)	$(96,961)
Less: Comprehensive income (loss) attributable to NCI	(164)		(2,295)	1,119
Comprehensive loss attributable to UIHC	$(494,271)		$(74,143)	$(98,080)

Weighted average shares outstanding
Basic	43,052,070		42,948,850	42,864,166
Diluted	43,052,070		42,948,850	42,864,166

Earnings available to UIHC common stockholders per share
Basic
Continuing operations	$(0.93)		$(0.04)	$(0.16)
Discontinued operations	(9.98)	-9.98	(1.31)	(2.09)
Total	$(10.91)		$(1.35)	$(2.25)
Diluted
Continuing operations	$(0.93)		$(0.04)	$(0.16)
Discontinued operations	(9.98)		(1.31)	(2.09)
Total	$(10.91)		$(1.35)	$(2.25)

See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Stockholders’ Equity (Deficit)

			Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Retained Earnings (Deficit)	Stockholders’ Equity (Deficit) Attributable to UIHC	NCI	Total Stockholders’ Equity (Deficit)
	Common Stock
	Shares	Amount
December 31, 2019	43,028,074	$4	$391,852	$(431)	$11,319	$100,394	$503,138	$20,727	$523,865
Net income (loss)	—	—	—	—	—	(96,454)	(96,454)	956	(95,498)
Other comprehensive income (loss)	—	—	—	—	(1,626)	—	(1,626)	163	(1,463)
Reclassification due to adoption of ASU 2016-13	—	—	—	—	—	(262)	(262)	—	(262)
Stock compensation	47,803	—	1,270	—	—	—	1,270	—	1,270
Cash dividends on common stock ($0.24 per common share)	—	—	—	—	—	(10,313)	(10,313)	—	(10,313)
December 31, 2020	43,075,877	4	393,122	(431)	9,693	(6,635)	395,753	21,846	417,599
Net loss	—	—	—	—	—	(57,919)	(57,919)	(1,949)	(59,868)
Other comprehensive loss	—	—	—	—	(16,224)	—	(16,224)	(346)	(16,570)
Stock compensation	294,565	—	1,146	—	—	—	1,146	—	1,146
Cash dividends on common stock ($0.24 per common share)	—	—	—	—	—	(10,350)	(10,350)		(10,350)
December 31, 2021	43,370,442	4	394,268	(431)	(6,531)	(74,904)	312,406	19,551	331,957
Net loss	—	—	—	—	—	(469,855)	(469,855)	(111)	(469,966)
Other comprehensive loss	—	—	—	—	(24,416)	—	(24,416)	(53)	(24,469)
Return of Capital to NCI	—	—	—	—	—	1,052	1,052	(19,387)	(18,335)
Stock compensation	(90,269)	—	1,363	—	—	—	1,363	—	1,363
Cash dividends on common stock ($0.06 per common share)	—	—	—	—	—	(2,589)	(2,589)	—	(2,589)
December 31, 2022	43,280,173	$4	$395,631	$(431)	$(30,947)	$(546,296)	$(182,039)	$—	$(182,039)

See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2022	2021	2020
OPERATING ACTIVITIES
Net loss	$(469,966)	$(59,868)	$(95,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, including goodwill impairment	23,312	11,768	11,046
Bond amortization and accretion	5,624	8,814	6,422
Net realized losses (gains) on investments	32,082	(3,567)	(66,691)
Net unrealized losses (gains) on equity securities	6,585	(3,237)	27,562
Provision for uncollectible premiums	(37)	108	(140)
Provision for uncollectible reinsurance recoverables	(40)	(177)	(386)
Provision for uncollectible notes receivable	—	20	(20)
Deferred income taxes, net	24,138	(22,816)	(9,894)
Stock based compensation	1,388	1,185	1,382
Payment receivable in connection with HCI renewal rights agreement	3,800	(3,800)	—
Stock issued in connection with HCI renewal rights agreement	—	(5,007)	—
Gain on sale of property and equipment	(12,888)	—	—
Fixed asset and intangible asset disposals	2,884	21	2,949
Changes in operating assets and liabilities:
Accrued investment income	234	1,384	1,221
Premiums receivable	(6,833)	8,065	(496)
Reinsurance recoverable on paid and unpaid losses	(634,248)	(175,787)	(270,890)
Ceded unearned premiums	217,603	(46,043)	(114,554)
Deferred policy acquisition costs, net	(20,413)	35,894	30,158
Other assets	(3,218)	20,898	(31,917)
Unpaid losses and loss adjustment expenses	862,488	(5,516)	329,609
Unearned premiums	(99,120)	(78,998)	49,883
Reinsurance payable on premiums	(188,729)	6,989	75,505
Payments outstanding	100,533	36,612	20,357
Accounts payable and accrued expenses	(1,755)	(14,915)	12,581
Lease liabilities	(245)	(377)	1,987
Other liabilities	(16,292)	(7,041)	9,353
Net cash used in operating activities	(173,113)	(295,391)	(10,471)
INVESTING ACTIVITIES
Proceeds from sales, maturities and repayments of:
Fixed Maturities	250,536	442,406	695,288
Equity Securities	750	12,691	144,990
Other Investments	2,825	72,462	4,586
Purchases of:
Fixed Maturities	(25,545)	(198,553)	(726,862)
Equity Securities	(7,648)	(30,222)	(26,540)
Other Investments	(2,272)	(42,136)	(44,048)
Proceeds from sale of property and equipment	21,236	—	—
Cost of property, equipment and capitalized software acquired	(3,047)	(5,271)	(10,848)
Net cash provided by investing activities	236,835	251,377	36,566
FINANCING ACTIVITIES
Tax withholding payment related to net settlement of equity awards	(25)	(39)	(112)
Return of capital in connection with termination of noncontrolling interest	(18,335)	—	—
Repayments of borrowings	(4,441)	(1,817)	(1,229)
Dividends	(2,589)	(10,350)	(10,313)
Net cash used in financing activities	(25,390)	(12,206)	(11,654)
Increase (decrease) in cash, cash equivalents and restricted cash	38,332	(56,220)	14,441
Cash, cash equivalents and restricted cash at beginning of period	245,278	301,498	287,057
Cash, cash equivalents and restricted cash at end of period	$283,610	$245,278	$301,498
Supplemental Cash Flows Information
Interest paid	$9,553	$9,534	$9,533
Income taxes paid (refunded)	$2,487	$(19,895)	$1,265
See accompanying notes to consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

1)    ORGANIZATION, CONSOLIDATION AND PRESENTATION

(a)Business

United Insurance Holdings Corp. (referred to in this document as we, our, us, the Company or UIHC) is a property and casualty insurance holding company that sources, writes and services residential personal and commercial property and casualty insurance policies using a network of agents and wholly-owned insurance subsidiaries. Our original insurance subsidiary is United Property & Casualty Insurance Company (UPC), which was formed in Florida in 1999. Our two other insurance subsidiaries are Interboro Insurance Company (IIC), acquired via merger on April 29, 2016; and American Coastal Insurance Company (ACIC), acquired via merger on April 3, 2017.

Our other subsidiaries include United Insurance Management, L.C. (UIM), a managing general agent that manages substantially all aspects of UPC's business; Skyway Claims Services, LLC, which provides claims adjusting services to UPC, and ACIC; AmCo Holding Company, LLC (AmCo), which is a holding company subsidiary that consolidates its respective insurance company; BlueLine Cayman Holdings (BlueLine), which reinsures portfolios of excess and surplus policies; UPC Re, which provides a portion of the reinsurance protection purchased by our insurance subsidiaries when needed; Skyway Reinsurance Services, LLC, which provides reinsurance brokerage services for our insurance companies; Skyway Legal Services, LLC, which provides claims litigation services to our insurance companies; and Skyway Technologies, LLC, a managing general agent that provides technological and distribution services to our insurance companies.

Our primary products are homeowners' and commercial residential property insurance. In 2022 we offered personal residential insurance in six states, under authorization from the insurance regulatory authorities in each state. In addition, we write commercial residential insurance in Florida. During 2022, we also wrote commercial residential insurance in South Carolina, and Texas, however, effective May 1, 2022, we no longer write in these states. We are also licensed to write property and casualty insurance in an additional twelve states; however, we have not commenced writing or no longer write in these states.

On August 25, 2022, we announced that UPC had filed plans for withdrawal in the states of Florida, Louisiana, and Texas and intended to file a plan for withdrawal in the state of New York. All filed plans entail non-renewing personal lines policies in these states. Additionally, we announced that Demotech, Inc. (Demotech), an insurance rating agency, notified UPC of its intent to withdraw UPC's Financial Stability Rating. On December 5, 2022, the Florida Office of Insurance Regulation ("FLOIR") issued Consent Order No. 303643-22- CO that provides for the administrative supervision and approval of the plan of run-off for UPC (the "Consent Order"). The Consent Order provides formal approval of UPC's Plan of Run-Off (the "Plan") to facilitate a solvent wind down of its affairs in an orderly fashion. Additionally, in connection with the Plan, IIC has agreed to not pay ordinary dividends without the prior approval of the New York Department of Financial Services until January 1, 2025. On February 10, 2023, we announced that a solvent run-off of UPC was unlikely and on February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services which divested our ownership of UPC.

Effective June 1, 2022, we merged our majority-owned insurance subsidiary, Journey Insurance Company (JIC) into ACIC, with ACIC being the surviving entity. JIC was formed in strategic partnership with a subsidiary of Tokio Marine Kiln Group Limited (Kiln) on August 30, 2018, and operated independently from ACIC prior to the merging of the entities. The Kiln subsidiary held a noncontrolling interest in JIC, which was terminated prior to the merger.

Effective June 1, 2022, we entered into a quota share reinsurance agreement with TypTap Insurance Company (Typtap). Under the terms of this agreement, we cede 100% of our in-force, new, and renewal policies in the states of Georgia, North Carolina and South Carolina. Effective June 1, 2022, we began the transition of South Carolina policies to Homeowners Choice Property and Casualty, Inc (HCPCI) in connection with our renewal rights agreement. Effective October 1, 2022, transitioned Georgia policies to HCPCI in connection with our renewal rights agreement. Effective December 1, 2022, we began the transition of North Carolina policies to HCPCI in connection with our renewal rights agreement. As a result, these policies will no longer be covered under this agreement upon their renewal. This agreement replaces the 85% quota share agreement with HCPCI effective December 31, 2021.

Effective May 31, 2022, we merged Family Security Insurance Company, Inc. (FSIC) into UPC, with UPC being the surviving entity. FSIC was acquired via merger on February 3, 2015, and operated independently from UPC prior to the merging of the entities. In conjunction with the merger, we dissolved Family Security Holdings (FSH), a holding company subsidiary that consolidated its respective insurance company, FSIC.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Effective June 1, 2021, we entered into a quota share reinsurance agreement with HCPCI and TypTap. Under the terms of this agreement, we ceded 100% of our in-force, new, and renewal policies in the states of Connecticut, New Jersey, Massachusetts, and Rhode Island. The cession of these policies was 50% to HCPCI and 50% to TypTap. HCPCI is responsible for processing all claims as a part of this agreement. As of April 1, 2022, we completed the transition of all policies in these four states to HCPCI in connection with our renewal rights agreement (Northeast Renewal Agreement) to sell UPC's personal lines homeowners business in these states.

We conduct our operations under two reportable segments, personal residential property and casualty insurance policies and commercial residential property and casualty insurance policies. Our chief operating decision maker is our President, who makes decisions to allocate resources and assesses performance at both segment levels as well as the corporate level.

(b)Consolidation and Presentation

We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP). While preparing our consolidated financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Reported amounts that require us to make extensive use of estimates include our reserves for unpaid losses and loss adjustment expenses, investments and goodwill. Except for the captions on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Loss, we generally use the term loss(es) to collectively refer to both loss and loss adjustment expenses.

We include all of our subsidiaries in our consolidated financial statements, eliminating intercompany balances and transactions during consolidation. As described in Note 3, our former subsidiary, UPC, and activities related directly to supporting the business conducted by UPC qualifies as a discontinued operation.

(c) Going Concern

In accordance with ASC Subtopic 205-40, Presentation of Financial Statements—Going Concern (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its obligations as they become due within one year after the date that the financial statements are issued. As required under ASC 205-40, management’s evaluation should initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

In performing this evaluation, we concluded that under the standards of ASC 205-40 the following conditions raised substantial doubt about our ability to continue as a going concern:

(1) the ability to obtain reinsurance recoveries allocated to ACIC under the catastrophe treaties covering Hurricane Ian where ACIC’s affiliate, United Property & Casualty Insurance Company (“UPC”) is also a party, and (2) the ability to obtain adequate reinsurance to meet the requirements of the FLOIR and Demotech, the rating agency, for future reinsurance periods.

Upon completion of the Company’s year-end review of unpaid loss and loss adjustment reserves with our independent actuarial firm, our insurance entity, UPC, increased its gross loss estimate related to Hurricane Ian to $864 million. UPC’s loss estimate of $864 million fully exhausts all reinsurance available to UPC for this specific event, based on the reinsurance allocation agreement discussed below. As a result of this development, the Company immediately notified the FLOIR that UPC was expected to be insolvent as of December 31, 2022. On February 27, 2023, UPC was ordered into receivership for purposes of liquidation, with the Florida Department of Financial Services (the “DFS”) appointed as the receiver, which deconsolidated UPC from the group.

The Company’s other insurance subsidiaries are not parties to the receivership and continue to operate. However, ACIC’s catastrophe reinsurance coverage is a part of a combined reinsurance program with UPC.

To properly allocate the reinsurance recoverables under the shared catastrophe treaties, UPC and ACIC entered a reinsurance allocation agreement that became effective on June 1, 2022 (the “Allocation Agreement”). The Allocation Agreement was filed with and approved by the FLOIR on December 5, 2022. However, ACIC now believes there is uncertainty

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
regarding the timing of receipt of both recoveries currently held by UPC that are allocated to ACIC and future recoverables now that UPC has been placed into receivership. As of December 31, 2022, UPC held recoveries due to ACIC totaling $31,306,000.

On April 5, 2023, the Company filed a Motion for Release of Property of ACIC in the Circuit Court of the Second Judicial Circuit for Leon County, Florida, requesting that UPC immediately remit to ACIC reinsurance recoveries currently held by UPC and reinsurance recoveries recovered by UPC in the future in accordance with the Company’s Allocation Agreement. Alternatively, ACIC requested reinsurance recoveries remitted to UPC be placed into a segregated account for future reconciliation and remittance to ACIC. On April 13, 2023, the DFS filed a response to the Company’s motion, objecting to ACIC’s position. On April 14, 2023, the Court denied ACIC’s motion without prejudice. As a result of the foregoing, management believes substantial doubt exists regarding the Company’s ability to continue as a going concern.

As of December 31, 2022, ACIC calculates it is due approximately $273 million from the private reinsurance program described above in accordance with the Allocation Agreement approved by the FLOIR, related to its ultimate gross Hurricane Ian loss. To the extent that these reinsurance recoverables are not received timely and treated as a nonadmitted asset of ACIC, which would be excluded from regulatory capital and surplus, the Company may not have sufficient liquidity to continue to operate. Management believes that the ability for ACIC to obtain adequate reinsurance to meet its needs for the June 1, 2023 to May 31, 2024 catastrophe cover can only be accomplished assuming that recoveries due to ACIC pursuant to the Allocation Agreement can be resolved in short order. Such conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for one year following the issuance of the financial statements.

The Company intends to continue to work towards a fair and equitable resolution regarding these recoveries, however no assurance can be given that it will receive all or any portion of the reinsurance recoverables that it believes are due to ACIC.

(d) Impact of COVID-19 and Financial Status

We did not experience a material impact from COVID-19 on our business operations, financial position, liquidity or our ability to service our policyholders during the year ended December 31, 2022. In addition, the COVID-19 pandemic and resulting global disruptions did not have a material impact on our access to credit and capital markets needed to maintain sufficient liquidity for our continued operating needs during the year ended December 31, 2022.

Additionally, during the fourth quarter of 2021 we implemented our new flexible work policy. This policy allows all employees to work remotely permanently, with the return to our offices being completely voluntary at this time. We will continue to respond to the COVID-19 pandemic and take reasonable measures to make sure customers continue to be served without interruption.

2)    SIGNIFICANT ACCOUNTING POLICIES

(a)Cash, cash equivalents, and restricted cash

Our cash, cash equivalents, and restricted cash include demand deposits with financial institutions, cash that is held in trust for assumed business, cash held in deposit accounts to satisfy state statutory deposit requirements, and short-term, highly liquid instruments with original maturities of three months or less when purchased.

(b)Investments

We currently classify all of our investments in fixed maturities and short-term investments as available-for-sale, and report them, our equity securities and limited partnership investments at fair value. Subsequent to our acquisition of available-for-sale securities, we record changes in value through the date of disposition as unrealized holding gains and losses, net of tax effects, and include them as a component of comprehensive loss. We include realized gains and losses, which we calculate using the specific-identification method for determining the cost of securities sold, in net loss. We amortize any premium or discount on fixed maturities over the remaining maturity period of the related securities using the effective interest method, and we report the amortization in net investment income. We recognize dividends and interest income when earned.

Quarterly, we perform an assessment of our investments to determine if any are impaired as the result of a credit loss. An investment is impaired when the fair value of the investment declines to an amount less than the cost or amortized cost of that investment. For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
reasons such as liquidity needs, contractual or regulatory requirements, the security’s entire decline in fair value is recorded in earnings.

If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

A large portion of our investment portfolio consists of fixed maturities, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would decrease the net unrealized holding gains of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains of our investment portfolio, offset by lower rates of return on funds reinvested.

During the year ended December 31, 2022, management determined that it was more likely than not that we would be required to sell a portion of our fixed-income securities attributable to our personal lines operating segment before recovery of their amortized cost basis. These securities were evaluated and none of the unrealized loss position was the result of a credit loss. As a result, we realized impairment losses of $22,718,000 on these securities, before tax impacts. Total shareholders’
equity (deficit) was not impacted by such charge; however, our net loss for the year ended December 31, 2022 worsened and other comprehensive income improved by $22,718,000 in offsetting amounts. The impact on our net loss is captured within our discontinued operations.

(c)Fair Value

See Note 5 in our Notes to Consolidated Financial Statements for a discussion regarding the fair value measurement of our investments at December 31, 2022 and 2021.

(d)Allowance for Expected Credit Losses

See Note 14 in our Notes to Consolidated Financial Statements for a discussion regarding the allowance for expected credit losses at December 31, 2022 and 2021.

(e)Premiums

We recognize premiums as revenue, net of ceded reinsurance amounts, on a daily pro rata basis over the contract period of the related policies that are in force. For any portion of premiums not earned at the end of the reporting period, we record an unearned premium liability.

Premiums receivable represents amounts due from our policyholders for billed premiums and related policy fees. We perform a policy-level evaluation to determine the extent to which the balance of premium receivable exceeds the balance of unearned premium. We then estimate expected credit losses based on historical trends, average default rates, current economic conditions, and reasonable and supportable forecasts of future economic conditions that affect the collectability of the reported amounts. Once these conditions have been examined, we establish an allowance for credit losses for any amounts not expected to be collected. When we receive payments on amounts previously charged off, we credit our expected credit loss expense in the period we receive the payment. The balances of our allowance for uncollectible premiums totaled $32,000 and $16,000 at December 31, 2022 and 2021, respectively.

When we receive premium payments from policyholders prior to the effective date of the related policy, we record an advance premiums liability. On the policy effective date, we reduce the advance premiums liability and record the premiums as described above.

(f)Policy Acquisition Costs

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

We incur policy acquisition costs that vary with, and are directly related to, the production of new business. We capitalize policy acquisition costs to the extent recoverable, then we amortize those costs over the contract period of the related policy. Such costs include, but are not limited to: incremental direct costs of contract acquisition, such as commissions; premium taxes; and other essential direct costs that would not have been incurred had a policy not been acquired or renewed.

At each reporting date, we determine whether we have a premium deficiency. A premium deficiency would result if the sum of our expected losses, deferred policy acquisition costs, reinsurance costs, and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded our related unearned premiums plus investment income. Should we determine that a premium deficiency exists, we would write off the unrecoverable portion of deferred policy acquisition costs and record a liability to the extent the deficiency exceeded the deferred policy acquisition costs. At December 31, 2022, our insurance subsidiary UPC was determined to have a premium deficiency. As a result, we expensed $20,173,000 in deferred policy acquisition costs, which was the excess of what we expect to recover. We did not have a premium deficiency at December 31, 2021.

(g)Debt Issuance Costs

We record our debt issuance costs associated with a recognized debt liability as a direct deduction from the carrying amount of the corresponding debt liability. These costs are then amortized over the life of the liability using the effective interest method.

(h)Long-lived Assets

i)Property and Equipment

We record our property and equipment at cost less accumulated depreciation and amortization. We use the straight-line method of calculating depreciation over the estimated useful lives of the assets. We periodically review estimated useful lives and, where appropriate, we make changes prospectively. We charge maintenance and repair costs to expense as incurred.

ii)Capitalized Software

We capitalize certain direct development costs associated with internal-use software. We amortize the capitalized software costs related to our data warehouse, claims systems and policy administration systems over their expected seven-year useful lives.

See Note 8 in our Notes to Consolidated Financial Statements for a discussion of our property, equipment and capitalized software that were held during 2022 and 2021.

iii)Impairment of Long-lived Assets

We annually review our long-lived assets, or more frequently when impairment indicators exist, including intangible assets, to determine if their carrying amounts are recoverable. If the non-discounted future cash flows expected to result from the use and eventual disposition of the assets are less than their carrying amounts, we reduce their carrying amounts to fair value and recognize an impairment loss.

(i)Unpaid Losses and Loss Adjustment Expenses

Our reserves for unpaid losses represent the estimated ultimate cost of settling all reported claims plus all claims we incurred related to insured events that have occurred as of the reporting date, but that policyholders have not yet reported to us.

We estimate our reserves for unpaid losses using individual case-basis estimates for reported claims and actuarial estimates for incurred but not reported (IBNR) claims, and we continually review and adjust our estimated losses as necessary based on our historical experience and as we obtain new information. If our unpaid loss reserves prove to be deficient or redundant, we increase or decrease the liability in the period in which we identify the difference, thereby impacting net loss. Though our estimate of the ultimate cost of settling all reported and unreported claims may change at any point in the future, a reasonable possibility exists that our estimate may vary significantly in the near term from the estimated amounts included in our consolidated financial statements.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

On our Consolidated Balance Sheets, we report our reserves for unpaid losses gross of the amounts related to unpaid losses recoverable from reinsurers. On our Consolidated Statements of Comprehensive Loss, we report losses net of amounts ceded to reinsurers. We do not discount our loss reserves for financial statement purposes.

(j)Segment Reporting

Operating segments are components of our business about which separate financial information is available and evaluated by our Chief Operating Decision Maker (CODM) in decisions regarding resource allocations and financial performance assessments. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to each segment. Segments are determined based on differences in products, internal reporting, and how operational decisions are made.

We disclose two operating segments, our commercial lines business and our personal lines business. We are required to report a measure of each of these segments profit or loss, certain revenue and expense items, and segment assets. We are also required to reconcile total segment profit or losses, total segment revenues, total segment assets, and other amounts disclosed for segments to the corresponding amounts in our consolidated financial statements.

See Note 4 in our notes to Consolidated Financial Statements for the financial presentation of our operating segments.

(k)Goodwill

Goodwill is the excess of cost over the estimated fair value of net assets acquired. We attribute all goodwill associated with our acquisitions to two reporting segments.

Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. The goodwill impairment process requires a comparison of the estimated fair value of a reporting segment to its carrying value. We test goodwill for impairment by performing a quantitative assessment. In performing the quantitative impairment test, we use a discounted cash flow valuation approach.

The discounted cash flow valuation approach requires judgments about revenues, operating earnings projections, capital market assumptions and discount rates. The key inputs, judgments and assumptions necessary in determining estimated fair value of the reporting segment include projected operating earnings, current book value, the level of economic capital required to support the mix of business, long-term growth rates, comparative market multiples, control premium, the account value of in-force business, projections of new and renewal business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that we believe is appropriate for the respective reporting segment.

The valuation methodology utilized is subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of our reporting segments could result in goodwill impairments in future periods which could materially adversely affect our results of operations or financial position.

For the 2022 annual goodwill impairment tests we utilized the quantitative assessment for our commercial lines reporting segment, determining that the goodwill was not impaired for the reporting segment. During the third quarter of 2022, as a result of the strategic decision to place UPC into an orderly runoff, we recognized an impairment of our personal lines reporting segment’s goodwill totaling $13,569,000 including $3,413,000 related to our discontinued operations. For the 2021 annual goodwill impairment tests, we utilized the qualitative assessment for our commercial lines reporting segment and both the qualitative and quantitative assessment for our personal lines reporting segment, determining that the goodwill was not impaired for either of our reporting segments. For the 2020 annual goodwill impairment tests, we utilized the quantitative assessment for both of our reporting segments and determined that goodwill was not impaired.

(l)Intangible Assets

Identifiable intangible assets that are amortized generally represent the cost of client relationships, trade names and agency agreements acquired. In valuing these assets, we make assumptions regarding useful lives and projected growth rates, and

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
significant judgment is required. We periodically review identifiable intangibles for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any.

Non-amortizing intangible assets generally represent the cost of insurance licenses acquired. Non-amortizing intangible assets are tested for impairment in the fourth quarter of each fiscal year by comparing the fair value of the licenses acquired to their carrying values. We established fair value for purposes of impairment testing using the income approach. If the carrying value of a license acquired exceeds its fair value, an impairment loss is recognized equal to that excess. During 2022, we disposed of licenses that we no longer held and evaluated all other intangible assets. During 2022, 2021 and 2020, we determined that the fair values of all remaining intangible assets were not impaired.

(m)Leases
We evaluate if a leasing arrangement exists upon inception of a contract. A contract contains a lease if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Identified property, plant or equipment for all of our leases are physically distinct and explicitly identified. In addition, we assess whether a contract implicitly contains the right to control the use of a tangible asset that is not already owned.

Our leases expire at various dates and may contain renewal options. Our leases do not contain termination options. The exercise of lease renewal options are at our sole discretion and are only included in the determination of the lease term if we are reasonably certain to exercise the option. Our lease agreements do not contain any material residual value guarantees or restrictive covenants.

Right-of-use assets and lease liabilities are based on the present value of the minimum lease payments over the lease term. We have elected the practical expedient related to lease and non-lease components, as an accounting policy election for our office equipment leases, which allows a lessee to not separate non-lease from lease components and instead account for consideration received in a contract as a single lease component. We have also elected the practical expedients to exclude leases considered to be short-term and with values that fall under our capitalization threshold.

A portion of our lease agreements include variable lease payments which are not recorded in the initial measurement of the lease liability and right-of-use asset balances. Our office equipment lease agreements may include variable payments based on usage of the equipment.

We utilized discount rates to determine the present value of the lease payments based on information available at the commencement date of the lease. We used an incremental borrowing rate based on factors such as lease term to determine the appropriate present value of future lease payments as the rate implicit in the lease is not always readily available. When determining the incremental borrowing rate, we considered the rate of interest we would pay on a secured borrowing in an amount equal to the lease payments for the underlying asset under similar terms.

(n)Income Taxes

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. Should a change in tax rates occur, we recognize the effect on deferred tax assets and liabilities in operations in the period that includes the enactment date. Refer to Note 15 for additional information. Realization of our deferred income tax assets depends upon our generation of sufficient future taxable income.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. We recognize interest accrued related to uncertain tax benefits and penalties as income tax expense. As of December 31, 2022, we have no accrued penalties or interest related to uncertain tax benefits.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
In June 2022, we assessed our deferred tax position and believe it is more likely than not that the benefit from our deferred tax assets (DTA) will not be realized. In recognition of this risk, we have recorded a valuation allowance of $128,993,000 against our deferred tax assets as of December 31, 2022. If our assumptions change and we determine that we will be able to realize these DTAs, we will reverse the valuation allowance accordingly.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (the IRA). The IRA contains $500 billion in new spending and tax breaks that aim to boost clean energy, reduce healthcare costs, and increase tax revenues. We reviewed the corporate tax impacts of the IRA and identified two provisions that needed further analysis to determine the impact to our business.

First, the IRA established a corporate alternative minimum tax (CAMT) equal to 15% of average adjusted financial statement income (AFSI) over the CAMT foreign tax credit for the tax year. The CAMT is effective for tax years beginning after December 31, 2022 and only applies to corporations with an AFSI in excess of one billion dollars over three years. We do not expect to be subject to CAMT in 2023, due to this AFSI requirement.

Second, the IRA imposes a nondeductible 1% excise tax on the net value of certain stock that a publicly-traded corporation repurchases occurring after December 31, 2022. To calculate the net value of a certain stock, the fair market value of the stock repurchased is reduced by the fair market value of the stock issued or provided to employees during that tax year. We do not anticipate the repurchase of stock in 2023, but would need to consider this excise tax if repurchases occur.

On March 27, 2020, former President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act to mitigate the economic impacts of the COVID-19 crisis. Among other things, the CARES Act included technical corrections to the effective date language in the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017. We assessed all provisions of the CARES Act and determined that two provisions needed further analysis to determine the impact to our business.

First, the TCJA simplified the definition of "qualified improvement property" and removed the 15-year life for cost recovery, resulting in a 39-year life which excluded the assets from being eligible for bonus depreciation. The CARES Act reinstated the 15-year recovery period effective as if it had been included in the TCJA, making the change applicable to property placed in service after December 31, 2017. After performing our assessment, we concluded that this provision had no impact to our financial statements.

Second, the TCJA eliminated the two-year carryback period and provided for indefinite carryforward of net operating losses against future tax periods, with the future deduction limited to 80% of taxable income before consideration of net operating loss deduction. The CARES Act amended the law for net operating losses generated in taxable years beginning after
December 31, 2017 and before January 1, 2021. Net operating losses generated by a corporation during these taxable years now have a five-year carryback period. In addition, these losses can be carried forward to future taxable years without being subject to the 80% limitation. As a result of the CARES Act, we were able to convert potential deferred tax assets related to net operating losses to a current receivable, generating a $12,566,000 tax benefit for difference in tax rate. The Company’s initial assessment at June 30, 2020 was a tax benefit of $5,263,000. The additional benefit stemmed from 2020 operations.

We did not incur any material tax penalties or income-tax-related interest during the years ended December 31, 2022, 2021 or 2020.

(o)Advertising Costs

We expense all advertising costs as an operating expense when we incur those costs. For the years ended December 31, 2022, 2021 and 2020, we incurred advertising costs of $694,000, $886,000, and $1,664,000, respectively.

(p)Earnings Per Share (EPS)

We report both basic earnings per share and diluted earnings per share. To calculate basic earnings per share, we divide net loss attributable to UIHC common stockholders (net loss less the net income (loss) attributable to NCI) by the weighted-average number of shares of common stock outstanding during the period. We calculate diluted earnings per share using the Treasury method by dividing net loss attributable to UIHC common stockholders by the weighted-average number of shares of common stock, common stock equivalents, and restricted shares outstanding during the period. Common share equivalents are only included when they are dilutive.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

(q)Concentrations of Risk

Our current operations subject us to the following concentrations of risk:

•a concentration of revenue because we write primarily property insurance policies;

•a concentration of revenue because we source 100% of our commercial lines business from AmRisc, LLC;

•a geographic concentration resulting from the fact that, though we operated in several states historically, 100% of our commercial lines business is now in Florida and 100% of our personal lines business is now in New York.

•a group concentration of credit risk with regard to our reinsurance recoverable, since all of our reinsurers engage in similar activities and have similar economic characteristics that could cause their ability to repay us to be similarly affected by changes in economic or other conditions; and

•a concentration of credit risk with regard to our cash, because we choose to deposit all of our cash at five financial institutions.
We mitigate our geographic and group concentrations of risk by entering into reinsurance contracts with financially-stable reinsurers, and by securing irrevocable letters of credit from reinsurers when necessary.

With regard to our cash and restricted cash balances on our Consolidated Balance Sheets held at financial institutions, we had $116,891,000 and $147,527,000 in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits at December 31, 2022 and 2021, respectively.

(r)Managing General Agent Fees and Policy Fees

Our policy fees consist of the managing general agent (MGA) fee and a pay-plan fee. We defer MGA fees as unearned revenue and recognize revenue on a pro rata basis over the term of the underlying policies. We record pay-plan fees, which are charged to all policyholders that pay premium in more than one installment, as income when collected. We report all policy-related fees as other revenue on our Consolidated Statements of Comprehensive Loss.

(s)Reinsurance

We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss.

Our reinsurance agreements are short-term, prospective contracts. We record an asset, ceded unearned premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our ceded unearned premiums over the 12-month contract period.

We record provisional ceding commissions that we receive in connection with our reinsurance contracts for the 2022, 2021 and 2020 underwriting years as an offset to deferred acquisitions costs.

We record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. Though our

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
estimate of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to our reserves for unpaid losses, a reasonable possibility exists that our estimate may change significantly in the near term from the amounts included in our consolidated financial statements.

We estimate uncollectible amounts receivable from reinsurers based on an assessment of factors including the creditworthiness of the reinsurers and the adequacy of collateral obtained, where applicable. As of December 31, 2022 and December 31, 2021, our ending credit loss allowance related to reinsurance recoverables was $333,000, and $58,000, respectively.

(t)Assessments

We record guaranty fund and other insurance-related assessments imposed upon us as an expense in the period the regulatory agency imposes the assessment. To recover Florida Insurance Guaranty Association (FIGA) assessments, we calculate and begin collecting a policy surcharge that will allow us to collect the entire assessment over a 12-month period, based on our estimate of the number of policies we expect to write. We then submit an information only filing, pursuant to Florida Statute 631.57(3)(h), to the insurance regulatory authority requesting formal approval of the policy FIGA surcharge. The process may be repeated in successive 12-month periods until we collect the entire assessment. We record the recoveries as revenue in the period that we collect the cash. While current regulations allow us to recover from policyholders the amount of assessments imposed upon us, our payment of the assessments and our recoveries may not offset each other in the same fiscal period in our consolidated financial statements.

Where permitted by law or regulatory authority, we collect assessments imposed upon policyholders as a policy surcharge and we record the amounts collected as a liability until we remit the amounts to the regulatory agency that imposed the assessment. During 2022, we received an assessment notice from the Florida Insurance Guaranty Association (FIGA). This assessment will be 1.3% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency. This assessment is in addition to FIGA's 0.7% assessment, described below, and is recoupable from policyholders. During 2021, we received an assessment notice from FIGA. This assessment will be 0.7% on the direct written premium of all Florida lines of business during 2022.

(u)Discontinued Operations

As described in Note 1, effective February 27, 2023, our former subsidiary, UPC, was placed into receivership with the DFS. This receivership divested our ownership of UPC. This disposal, as well as the activities related directly to supporting the business conducted by UPC were evaluated for qualification as a discontinued operation. The results of operations of business are reported as discontinued operations when the disposal represents a strategic shift that will have a major effect on the entity's operations and financial results. When a business is identified for discontinued operations reporting:

•Results for prior periods are retroactively reclassified as discontinued operations;
•Results of operations are reported in a single line, net of tax, in the Unaudited Condensed Consolidated Statements of Comprehensive Loss; and
•Assets and liabilities are reported as held for disposal in the Unaudited Condensed Consolidated Balance Sheets

Additional details by major classification of operating results and financial position are included in Note 3.

(v)Accounting Pronouncements

Recently Adopted Policies

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income
Taxes (ASU 2019-12). This update enhances and simplifies various aspects of the income tax guidance, including intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance as of January 1,
2021. The newly adopted guidance did not have a material impact on our consolidated financial statements and related disclosures.

Pending Policies

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

We have evaluated pending accounting pronouncements and do not believe any would have an impact on the operations or financial reporting of our company.

3)    DISCONTINUED OPERATIONS

On August 25, 2022, we announced that our former subsidiary UPC had filed plans for withdrawal in the states of Florida, Louisiana, and Texas and intended to file a plan for withdrawal in the state of New York. All filed plans entailed non-renewing personal lines policies in these states. Additionally, we announced that Demotech, an insurance rating agency, notified UPC of its intent to withdraw UPC's Financial Stability Rating. On December 5, 2022, the FLOIR issued Consent Order No. 303643-22- CO that provided for the administrative supervision and approval of the plan of run-off for UPC (the "Consent Order"). The Consent Order provided formal approval of UPC's Plan of Run-Off (the "Plan") to facilitate a solvent wind down of its affairs in an orderly fashion. On February 10, 2023, we announced that a solvent run-off of UPC was unlikely, driven by Hurricane Ian losses which exhausted UPC's reinsurance coverage. On February 27, 2023, UPC was placed into receivership with the DFS which divested our ownership of UPC. We have recast our Consolidated Financial Statement to exclude the results of our discontinued operations, in conformity with U.S. generally accepted accounting principles (GAAP).

In the first quarter of 2023, the assets and liabilities of UPC were divested of. The assets and liabilities for the balance sheet as of December 31, 2022 are reclassified as held for disposal retrospectively, and the results of UPC are presented as discontinued operations for all periods presented. In addition, we’ve reclassified certain assets and liabilities for the balance sheet and revenues and expenses of activities related directly to supporting the business conducted by UPC.

The results from discontinued operations for the years ended December 31, 2022, 2021 and 2020 are presented below.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Results From Discontinued Operations
	Year Ended December 31,
	2022	2021	2020
REVENUE:
Gross premiums written	$551,720	$844,918	$1,057,020
Change in gross unearned premiums	136,094	97,766	(59,746)
Gross premiums earned	687,814	942,684	997,274
Ceded premiums earned	(494,534)	(574,052)	(462,783)
Net premiums earned	193,280	368,632	534,491
Net investment income	6,338	7,871	14,445
Net realized investment gains (losses)	(25,599)	3,429	37,757
Net unrealized gains (losses) on equity securities	(4,617)	1,766	(15,245)
Other revenue	16,229	24,144	17,683
Total revenue	185,631	405,842	589,131
EXPENSES:
Losses and loss adjustment expenses	502,842	333,083	493,257
Policy acquisition costs	60,771	80,375	131,754
Operating expenses	29,903	39,999	38,602
General and administrative expenses	21,036	25,791	43,047
Interest expense	130	88	88
Total expenses	614,682	479,336	706,748
Loss before other income	(429,051)	(73,494)	(117,617)
Other income	52	54	46
Loss before income taxes	(428,999)	(73,440)	(117,571)
Provision (benefit) for income taxes	963	(17,290)	(27,999)
Loss from discontinued operations, net of tax	$(429,962)	$(56,150)	$(89,572)

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The major classes of assets and liabilities to be transferred as a result of the transaction as of the December 31, 2022 and 2021 are presented below.

Major Classes of Assets and Liabilities to be Disposed
	December 31, 2022	December 31, 2021
ASSETS
Fixed maturities, available-for-sale	$171,781	$316,933
Equity securities	23,363	21,576
Other investments	12,952	14,844
Cash and cash equivalents	158,990	98,642
Restricted cash	7,730	421
Accrued investment income	1,457	1,748
Property and equipment, net	14,298	16,753
Premiums receivable, net	46,736	25,192
Reinsurance recoverable on paid and unpaid losses, net	834,863	805,796
Goodwill	—	3,413
Ceded unearned premiums	122,533	318,303
Deferred policy acquisition costs, net	6,564	(1,927)
Other assets	33,548	63,362
Total assets	$1,434,815	$1,685,056

LIABILITIES
Unpaid losses and loss adjustment expenses	1,103,980	833,808
Unearned premiums	286,842	422,936
Reinsurance payable on premiums	29,394	182,462
Payments outstanding	213,058	113,476
Accounts payable and accrued expenses	116	1,054
Other liabilities	17,309	34,254
Notes payable, net	4,118	5,294
Total Liabilities	$1,654,817	$1,593,284

The Company incurred $3,413,000 of impairment related to goodwill and $1,440,000 of amortization related to capitalized software during the year ended December 31, 2022 . The Company incurred $2,349,000 and $304,000 of amortization related to capitalized software during the years ended December 31, 2021 and 2020, respectively. The discontinued operations of the Company did not have any other noncash items for the years ended December 31, 2022, 2021, or 2020.

4)    SEGMENT REPORTING

Our reportable segments, while in the same industry, experienced differences in loss patterns and profitability during 2021, which led to a shift in how our CODM views these segments. In addition, the underwriting restrictions for our personal lines and commercial lines vary as we have experienced differences in the frequency, severity, and type of losses for each of these segments.

Personal Lines Business

Our personal lines business provides structure, content and liability coverage for standard single-family homeowners, renters and condominium unit owners, through our subsidiary IIC. Personal residential products are offered in New York. We

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
include coverage to policyholders for loss or damage to dwellings, detached structures or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism.

We have developed a unique and proprietary homeowners’ product. This product uses a granular approach to pricing for catastrophe perils. We have focused on using independent agencies as a channel of distribution for our personal lines business. All of our personal lines business is managed internally.

Commercial Lines Business

Our commercial lines business primarily provides commercial multi-peril property insurance for residential condominium associations and apartments in Florida, through our subsidiary ACIC. We include coverage to policyholders for loss or damage to buildings, inventory or equipment caused by covered causes of loss such as fire, wind, hail, water, theft and vandalism. We also wrote commercial residential coverage through our subsidiary JIC, in South Carolina and Texas. Effective June 1, 2022 JIC was merged into ACIC, with ACIC being the surviving entity. As a result, the commercial residential policies originally written by JIC will not be renewed effective May 31, 2022.

All of our commercial lines business is administered by an outside managing general underwriter, AmRisc, LLC (AmRisc). This includes handling the underwriting, claims processing and premium collection related to our commercial business. In return, AmRisc is reimbursed through monthly management fees. International Catastrophe Insurance Managers (ICAT) handles the underwriting and premium collection for JIC’s commercial business written in South Carolina and Texas and is also reimbursed through monthly management fees. In 2022, the Company terminated its agreement with ICAT. Termination of this agreement was effective May 31, 2022.

Please note the following similarities pertaining to the accounting and transactions of our operating segments for the years ended December 31, 2022, 2021 and 2020:

•Both operating segments follow the accounting policies outlined in Note 2;
•Neither operating segment experienced significant noncash transactions outside of depreciation and amortization for the years ended December 31, 2022 and 2021, and the receipt of HCI common stock during the three months ended March 31, 2021, in connection with our Northeast Renewal Agreement.

The tables below presents the information for each of the reportable segments profit or loss as well as segment assets for the years ended December 31, 2022, 2021 and 2020.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

	Year Ended December 31, 2022
	Commercial	Personal (1)	Adjustments	Consolidated
REVENUE:
Gross premiums written	$508,243	$64,100	$—	$572,343
Change in gross unearned premiums	(44,029)	7,055	—	(36,974)
Gross premiums earned	464,214	71,155	—	535,369
Ceded premiums earned	(245,293)	(20,730)	—	(266,023)
Net premiums earned	218,921	50,425	—	269,346
Net investment income	5,861	1,759	53	7,673
Net realized gains (losses)	(6,511)	28	—	(6,483)
Net unrealized losses on equity securities	(1,966)	—	(2)	(1,968)
Management fee income	—	—	—	—
Other revenue	1,178	42	3	1,223
Total revenues	217,483	52,254	54	269,791
EXPENSES:
Losses and loss adjustment expenses	87,143	47,662	—	134,805
Policy acquisition costs	80,996	14,322	—	95,318
Operating expenses	3,926	9,367	436	13,729
General and administrative expenses (2)	9,579	31,282	1,420	42,281
Interest expense	—	1	9,482	9,483
Total expenses	181,644	102,634	11,338	295,616
Income (loss) before other income	35,839	(50,380)	(11,284)	(25,825)
Other income (loss)	2	(1,774)	12,115	10,343
Income (loss) before income taxes	$35,841	$(52,154)	831	(15,482)
Provision for income taxes			24,522	24,522
Net loss			$(23,691)	$(40,004)
Less: Net loss attributable to noncontrolling interests			(111)	(111)
Net loss attributable to UIHC			$(23,580)	$(39,893)

Loss ratio, net (3) (4)	39.8%	94.5%		50.0%
Expense ratio (3) (5)	43.2%	109.0%		56.2%
Combined ratio (3) (6)	83.0%	203.5%		106.2%

Total segment assets	$1,588,385	$(149,816)	$(35,888)	$1,402,681
(1) Our personal lines income statement also includes amounts related to subsidiaries outside of our insurance companies. We have included these items as these subsidiaries directly support our personal lines operations.
(2) Included in our General and Administrative expenses is $14,446,000 and $3,246,000 of depreciation and amortization expense related to our personal and commercial lines assets, respectively. Personal lines depreciation and amortization expenses includes $10,156,000 related to the impairment of goodwill.
(3) As these are calculated ratios, the addition of the ratios will not result in the same value as the consolidated ratio. To calculate the consolidated ratio please see the corresponding footnote below.
(4) Loss ratio, net is calculated as losses and LAE net of losses ceded to reinsurers, relative to net premiums earned. Management uses this operating metric to analyze our loss trends and believes it is useful for investors to evaluate this component separately from our other operating expenses.
(5) Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned. Management uses this operating metric to analyze our expense trends and believes it is useful for investors to evaluate these components separately from our loss expenses.
(6) Combined ratio is the sum of the loss ratio, net and expense ratio. Management uses this operating metric to analyze our total expense trends and believes it is a key indicator for investors when evaluating the overall profitability of our business.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

	Year Ended December 31, 2021
	Commercial	Personal (1)	Adjustments	Consolidated
REVENUE:
Gross premiums written	$422,238	$62,289	$—	$484,527
Change in gross unearned premiums	(11,975)	(6,793)	—	(18,768)
Gross premiums earned	410,263	55,496	—	465,759
Ceded premiums earned	(237,056)	(7,574)	—	(244,630)
Net premiums earned	173,207	47,922	—	221,129
Net investment income	4,764	1,091	46	5,901
Net realized gains (losses)	(34)	172	—	138
Net unrealized gains on equity securities	1,471	—	—	1,471
Management fee income	—	—	—	—
Other revenue	—	46	—	46
Total revenues	179,408	49,231	46	228,685
EXPENSES:
Losses and loss adjustment expenses	54,718	34,333	—	89,051
Policy acquisition costs	80,198	13,001	—	93,199
Operating expenses	4,873	11,005	380	16,258
General and administrative expenses (2)	7,599	22,135	1,686	31,420
Interest expense	—	1	9,302	9,303
Total expenses	147,388	80,475	11,368	239,231
Income (loss) before other income	32,020	(31,244)	(11,322)	(10,546)
Other income	1	128	—	129
Income (loss) before income taxes	$32,021	$(31,116)	(11,322)	(10,417)
Benefit for income taxes			(6,699)	(6,699)
Net income (loss)			$(4,623)	$(3,718)
Less: Net loss attributable to noncontrolling interests			(1,949)	(1,949)
Net income (loss) attributable to UIHC			$(2,674)	$(1,769)

Loss ratio, net (3) (4)	31.6%	71.6%		40.3%
Expense ratio (3) (5)	53.5%	96.3%		63.7%
Combined ratio (3) (6)	85.1%	167.9%		104.0%

Total segment assets	$1,011,562	$(450,181)	$452,136	$1,013,517
(1) Our personal lines income statement also includes amounts related to subsidiaries outside of our insurance companies. We have included these items as these subsidiaries directly support our personal lines operations.
(2) Included in our General and Administrative expenses is $5,070,000 and $3,397,000 of depreciation and amortization expense related to our personal and commercial lines assets, respectively.
(3) As these are calculated ratios, the addition of the ratios will not result in the same value as the consolidated ratio. To calculate the consolidated ratio please see the corresponding footnote below.
(4) Loss ratio, net is calculated as losses and LAE net of losses ceded to reinsurers, relative to net premiums earned. Management uses this operating metric to analyze our loss trends and believes it is useful for investors to evaluate this component separately from our other operating expenses.
(5) Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned. Management uses this operating metric to analyze our expense trends and believes it is useful for investors to evaluate these components separately from our loss expenses.
(6) Combined ratio is the sum of the loss ratio, net and expense ratio. Management uses this operating metric to analyze our total expense trends and believes it is a key indicator for investors when evaluating the overall profitability of our business.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

	Year Ended December 31, 2020
	Commercial	Personal (1)	Adjustments	Consolidated
REVENUE:
Gross premiums written	$393,263	$6,580	$—	$399,843
Change in gross unearned premiums	(3,456)	13,319	—	9,863
Gross premiums earned	389,807	19,899	—	409,706
Ceded premiums earned	(194,477)	15,943	—	(178,534)
Net premiums earned	195,330	35,842	—	231,172
Net investment income	7,882	1,278	520	9,680
Net realized gains	23,760	203	4,971	28,934
Net unrealized gains (losses) on equity securities	(9,506)	1	(2,812)	(12,317)
Management fee income	—	—	—	—
Other revenue	1	55	—	56
Total revenues	217,467	37,379	2,679	257,525
EXPENSES:
Losses and loss adjustment expenses	92,097	22,962	—	115,059
Policy acquisition costs	98,276	5,972	—	104,248
Operating expenses	3,440	10,653	181	14,274
General and administrative expenses (2)	7,685	15,337	5,987	29,009
Interest expense	28	1	9,465	9,494
Total expenses	201,526	54,925	15,633	272,084
Income (loss) before other income	15,941	(17,546)	(12,954)	(14,559)
Other income	7	20	—	27
Income (loss) before income taxes	$15,948	$(17,526)	(12,954)	(14,532)
Benefit for income taxes			(8,606)	(8,606)
Net income (loss)			$(4,348)	$(5,926)
Less: Net income attributable to noncontrolling interests			956	956
Net income (loss) attributable to UIHC			$(5,304)	$(6,882)

Loss ratio, net (3) (4)	47.1%	64.1%		49.8%
Expense ratio (3) (5)	56.0%	89.2%		63.8%
Combined ratio (3) (6)	103.1%	153.3%		113.6%

Total segment assets	$939,691	$(310,075)	$539,453	$1,169,069
(1) Our personal lines income statement also includes amounts related to subsidiaries outside of our insurance companies. We have included these items, as these subsidiaries directly support our personal lines operations.
(2) Included in our General and Administrative expenses is $7,268,000 and $3,264,000 of depreciation and amortization expense related to our personal and commercial assets, respectively.
(3) As these are calculated ratios, the addition of the ratios will not result in the same value as the consolidated ratio. To calculate the consolidated ratio please see the corresponding footnote below.
(4) Loss ratio, net is calculated as losses and LAE net of losses ceded to reinsurers, relative to net premiums earned. Management uses this operating metric to analyze our loss trends and believes it is useful for investors to evaluate this component separately from our other operating expenses.
(5) Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned. Management uses this operating metric to analyze our expense trends and believes it is useful for investors to evaluate these components separately from our loss expenses.
(6) Combined ratio is the sum of the loss ratio, net and expense ratio. Management uses this operating metric to analyze our total expense trends and believes it is a key indicator for investors when evaluating the overall profitability of our business.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

5)    INVESTMENTS

The following table details fixed maturity available-for-sale securities, by major investment category, at December 31, 2022 and 2021:

	Cost or Adjusted/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2022
U.S. government and agency securities	$2,490	$—	$105	$2,385
Foreign government	1,000	—	9	991
States, municipalities and political subdivisions	30,958	1	4,065	26,894
Public utilities	8,936	—	1,242	7,694
Corporate securities	99,062	21	15,739	83,344
Mortgage-backed securities	65,251	—	9,136	56,115
Asset-backed securities	30,038	9	2,788	27,259
Redeemable preferred stocks	—	—	—	—
Total fixed maturities	$237,735	$31	$33,084	$204,682

December 31, 2021
U.S. government and agency securities	$1,488	$49	$—	$1,537
Foreign government	1,000	49	—	1,049
States, municipalities and political subdivisions	34,471	302	502	34,271
Public utilities	10,492	89	308	10,273
Corporate securities	127,545	1,190	3,098	125,637
Mortgage-backed securities	114,705	348	1,804	113,249
Asset-backed securities	60,041	66	427	59,680
Redeemable preferred stocks	948	25	—	973
Total fixed maturities	$350,690	$2,118	$6,139	$346,669

Equity securities are summarized as follows at:

	December 31, 2022		December 31, 2021
	Estimated Fair Value	Percent of Total	Estimated Fair Value	Percent of Total
Mutual funds	$15,657	100.0%	$16,382	100.0%

When we sell investments, we calculate the gain or loss realized on the sale by comparing the sales price (fair value) to the cost or adjusted/amortized cost of the security sold. We determine the cost or adjusted/amortized cost of the security sold using

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
the specific-identification method. The following table details our realized gains (losses) by major investment category for the years ended December 31, 2022, 2021 and 2020:

	2022		2021		2020
	Gains (Losses)	Fair Value at Sale	Gains (Losses)	Fair Value at Sale	Gains (Losses)	Fair Value at Sale
Fixed maturities	$134	$38,268	$243	$74,007	$13,903	$273,627
Equity securities	—	—	—	—	15,070	61,541
Short-term investments	—	—	—	4,675	—	1,250
Total realized gains	134	38,268	243	78,682	28,973	336,418
Fixed maturities (1)	(6,617)	88,033	(105)	7,658	(39)	2,564
Equity securities	—	—	—	56	—	—
Short-term investments	—	—	—	—	—	128
Total realized losses	(6,617)	88,033	(105)	7,714	(39)	2,692
Net realized investment gains (losses)	$(6,483)	$126,301	$138	$86,396	$28,934	$339,110
(1) Includes impairment losses realized of $22,718,000 for the year ended December 31, 2022.

The table below summarizes our fixed maturities at December 31, 2022 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturities of those obligations.

	December 31, 2022
	Cost or Amortized Cost	Percent of Total	Fair Value	Percent of Total
Due in one year or less	$6,373	2.7%	$6,312	3.1%
Due after one year through five years	46,002	19.4%	41,656	20.4%
Due after five years through ten years	85,515	35.9%	69,640	34.0%
Due after ten years	4,556	1.9%	3,700	1.8%
Asset and mortgage-backed securities	95,289	40.1%	83,374	40.7%
Total	$237,735	100.0%	$204,682	100.0%

The following table summarizes our net investment income by major investment category:

	Year Ended December 31,
	2022	2021	2020
Fixed maturities	$6,164	$6,069	$8,991
Equity securities	305	131	511
Cash and cash equivalents	1,488	31	450
Other investments	214	275	154
Other assets	—	—	141
Investment income	8,171	6,506	10,247
Investment expenses	(498)	(605)	(567)
Net investment income	$7,673	$5,901	$9,680

Portfolio monitoring

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

We have a quarterly portfolio monitoring process to identify and evaluate each fixed-income security whose carrying value may be impaired as the result of a credit loss. For each fixed-income security in an unrealized loss position, if we determine that we intend to sell the security or that it is more likely than not that we will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs, contractual or regulatory requirements, the security's entire decline in fair value is recorded in earnings.

If our management decides not to sell the fixed-income security and it is more likely than not that we will not be required to sell the fixed-income security before recovery of its amortized cost basis, we evaluate whether the decline in fair value has resulted from credit losses or other factors. This is typically indicated by a change in the rating of the security assigned by a rating agency, and any adverse conditions specifically related to the security or industry, among other factors. If the assessment indicates that a credit loss may exist, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded in earnings. Credit loss is limited to the difference between a security's amortized cost basis and its fair value. Any additional impairment not recorded through an allowance for credit losses is recognized in other comprehensive loss.

During the year-ended December 31, 2022, we determined that none of our fixed-income securities shown in the table below that are in an unrealized loss position have declines in fair value that are reflected as a result of credit losses. Therefore, no credit loss allowance was recorded at December 31, 2022. The issuers of our debt security investments continue to make interest payments on a timely basis. However, during the year ended December 31, 2022, management determined that it was more likely than not that we would be required to sell a portion of our fixed-income securities attributable to our personal lines operating segment before recovery of their amortized cost basis. We do not intend to sell, nor is it likely that we would be required to sell our remaining debt securities before we recover our amortized cost basis. Equity securities are reported at fair value with changes in fair value recognized in the valuation of equity investments.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The following table presents an aging of our unrealized investment losses by investment class:

	Less Than Twelve Months			Twelve Months or More
	Number of Securities(1)	Gross Unrealized Losses	Fair Value	Number of Securities(1)	Gross Unrealized Losses	Fair Value
December 31, 2022
U.S. government and agency securities	3	$105	$2,385	—	$—	$—
Foreign governments	1	9	991	—	—	—
States, municipalities and political subdivisions	21	540	7,306	31	3,525	18,853
Public utilities	8	193	2,286	4	1,049	5,408
Corporate securities	78	2,279	24,594	77	13,460	57,765
Mortgage-backed securities	48	1,282	15,259	80	7,854	40,856
Asset backed securities	16	795	6,397	46	1,993	19,028
Total fixed maturities	175	$5,203	$59,218	238	$27,881	$141,910

December 31, 2021
U.S. government and agency securities	—	$—	$—	—	$—	$—
Foreign governments	—	—	—	—	—	—
States, municipalities and political subdivisions	36	502	24,535	—	—	—
Public utilities	3	202	5,174	1	106	1,864
Corporate securities	90	3,071	87,634	1	27	472
Mortgage-backed securities	103	1,653	82,731	14	151	5,254
Asset-backed securities	90	413	53,534	1	14	1,237
Redeemable preferred stocks	—	—	—	—	—	—
Total fixed maturities	322	$5,841	$253,608	17	$298	$8,827
(1) This amount represents the actual number of discrete securities, not the number of shares or units of those securities. The numbers are not presented in thousands.

Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Assets and liabilities recorded on our Consolidated Balance Sheets at fair value are categorized in the fair value hierarchy based on the observability of inputs to the valuation techniques as follows:

Level 1: Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that we can access.

Level 2: Assets and liabilities whose values are based on the following:
    (a) Quoted prices for similar assets or liabilities in active markets;
    (b) Quoted prices for identical or similar assets or liabilities in markets that are not active; or
(c) Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs reflect our estimates of the assumptions that market participants would use in valuing the assets and liabilities.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
We estimate the fair value of our investments using the closing prices on the last business day of the reporting period, obtained from active markets such as the NYSE, Nasdaq and NYSE American. For securities for which quoted prices in active markets are unavailable, we use a third-party pricing service that utilizes quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs to estimate the fair value of those securities for which quoted prices are unavailable. Our estimates of fair value reflect the interest rate environment that existed as of the close of business on December 31, 2022 and 2021. Changes in interest rates subsequent to December 31, 2022 may affect the fair value of our investments.

The fair value of our fixed maturities is initially calculated by a third-party pricing service. Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of proprietary models, produce valuation information in the form of a single fair value for individual fixed income and other securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, liquidity spreads, currency rates and other information, as applicable. Credit and liquidity spreads are typically implied from completed transactions and transactions of comparable securities. Valuation service providers also use proprietary discounted cash flow models that are widely accepted in the financial services industry and similar to those used by other market participants to value the same financial information. The valuation models take into account, among other things, market observable information as of the measurement date, as described above, as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector and, where applicable, collateral quality and other issue or issuer specific information. Executing valuation models effectively requires seasoned professional judgment and experience.

Any change in the estimated fair value of our fixed-income securities would impact the amount of unrealized gain or loss we have recorded, which could change the amount we have recorded for our investments and other comprehensive income loss on our Consolidated Balance Sheet as of December 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The following table presents the fair value of our financial instruments measured on a recurring basis by level at December 31, 2022 and 2021:

	Total	Level 1	Level 2	Level 3
December 31, 2022
U.S. government and agency securities	$2,385	$—	$2,385	$—
Foreign government	991	—	991	—
States, municipalities and political subdivisions	26,894	—	26,894	—
Public utilities	7,694	—	7,694	—
Corporate securities	83,344	—	83,344	—
Mortgage-backed securities	56,115	—	56,115	—
Asset-backed securities	27,259	—	27,259	—
Redeemable preferred stocks	—	—	—	—
Total fixed maturities	204,682	—	204,682	—
Mutual funds	15,657	15,657	—	—
Total equity securities	15,657	15,657	—	—
Other investments (1)	125	—	125	—
Total investments	$220,464	$15,657	$204,807	$—

December 31, 2021
U.S. government and agency securities	$1,537	$—	$1,537	$—
Foreign government	1,049	—	1,049	—
States, municipalities and political subdivisions	34,271	—	34,271	—
Public utilities	10,273	—	10,273	—
Corporate securities	125,637	—	125,637	—
Mortgage-backed securities	113,249	—	113,249	—
Asset-backed securities	59,680	—	59,680	—
Redeemable preferred stocks	973	—	973	—
Total fixed maturities	346,669	—	346,669	—
Mutual Funds	16,382	16,382	—	—
Total equity securities	16,382	16,382	—	—
Total investments	$363,051	$16,382	$346,669	$—
(1) Other long-term investments included in the fair value hierarchy exclude these other limited partnership interests that are measured at estimated fair value using the net asset value per share (or its equivalent) practical expedient.

    Certain financial assets and financial liabilities are measured at fair value on a non-recurring basis; this is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). There were no financial instruments measured on a non-recurring basis at December 31, 2022 and 2021.

    The carrying amounts for the following financial instrument categories approximate their fair values at December 31, 2022 and 2021, because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance recoverable, reinsurance payable, other assets, and other liabilities. The carrying amount of the notes payable to the Florida State Board of Administration, Truist Financial Corporation (Truist), and our senior notes approximate fair value as the interest rates and terms are variable.

We are responsible for the determination of fair value and the supporting assumptions and methodologies. We have implemented a system of processes and controls designed to provide assurance that our assets and liabilities are appropriately valued. For fair values received from third parties, our processes are designed to provide assurance that the valuation methodologies and inputs are appropriate and consistently applied, the assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
At the end of each quarter, we determine whether we need to transfer the fair values of any securities between levels of the fair value hierarchy and, if so, we report the transfer as of the end of the quarter. During 2022, we transferred no investments between levels.

For our investments in U.S. government securities that do not have prices in active markets, agency securities, state and municipal governments, and corporate bonds, we obtain the fair values from our investment custodians, which use a third-party valuation service. The valuation service calculates prices for our investments in the aforementioned security types on a month-end basis by using several matrix-pricing methodologies that incorporate inputs from various sources. The model the valuation service uses to price U.S. government securities and securities of states and municipalities incorporates inputs from active market makers and inter-dealer brokers. To price corporate bonds and agency securities, the valuation service calculates non-call yield spreads on all issuers, uses option-adjusted yield spreads to account for any early redemption features, and adds final spreads to the U.S. Treasury curve at 3 p.m. (ET) as of quarter end. Since the inputs the valuation service uses in its calculations are not quoted prices in active markets, but are observable inputs, they represent Level 2 inputs.

Other investments

We acquired investments in limited partnerships, recorded in the other investments line of our Consolidated Balance Sheets and these investments are currently being accounted for at fair value utilizing a net asset value per share equivalent methodology.

The information presented in the table below is as of December 31, 2022 and 2021:

	Book Value	Unrealized Gain	Unrealized Loss	Fair Value
December 31, 2022
Limited partnership investments (1)	$2,946	$604	$—	$3,550
Short-term investments	126	—	1	125
Total other investments	$3,072	$604	$1	$3,675

December 31, 2021
Limited partnership investments (1)	$3,114	$48	$—	$3,162
Total other investments	$3,114	$48	$—	$3,162
(1) Distributions will be generated from investment gains, from operating income, from underlying investments of the funds, and from liquidation of the underlying assets of the funds. We estimate that the underlying assets of the funds will be liquidated over the next few months to five years.

Restricted Cash

We are required to maintain assets on deposit with various regulatory authorities to support our insurance operations. The cash on deposit with state regulators is available to settle insurance liabilities. We also use trust funds in certain reinsurance transactions.

The following table presents the components of restricted assets:

	December 31,
	2022	2021
Trust funds	$45,364	$32,211
Cash on deposit (regulatory deposits)	624	622
Total restricted cash	$45,988	$32,833

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
In addition to the cash held on deposit described above, we also have securities on deposit with regulators, which are presented within our Fixed Maturities or Other Investments lines on the Consolidated Balance Sheets, dependent upon if they are short-term or long-term in nature. The table below shows the carrying value of those securities held on deposit with regulators.

	December 31,
	2022	2021
Invested assets on deposit (regulatory deposits)	$2,616	$1,488

6)    EARNINGS PER SHARE

Basic EPS is based on the weighted average number of common shares outstanding for the period, excluding any dilutive common share equivalents. Diluted EPS reflects the potential dilution resulting from the vesting of outstanding restricted stock awards, restricted stock units, performance stock units and stock options. The following table shows the computation of basic and diluted EPS for the years ended December 31, 2022, 2021 and 2020:

	Year Ended December 31,
	2022	2021	2020
Numerator:
Net loss attributable to UIHC common stockholders	$(469,855)	$(57,919)	$(96,454)

Denominator:
Weighted-average shares outstanding	43,052,070	42,948,850	42,864,166
Effect of dilutive securities	—	—	—
Weighted-average diluted shares	43,052,070	42,948,850	42,864,166

Earnings available to UIHC common stockholders per share
Basic	$(10.91)	$(1.35)	$(2.25)
Diluted	$(10.91)	$(1.35)	$(2.25)

7)    DEFERRED POLICY ACQUISITION COSTS

At December 31, 2022, our former subsidiary, UPC was determined to have a premium deficiency. As a result, we expensed $20,173,000 in deferred policy acquisition costs, which was the excess of what we expect to recovery. This expense is captured in the table below. We anticipate that all remaining deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs:

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

	2022	2021
Balance at January 1	$40,447	$38,021
Policy acquisition costs deferred	120,245	106,238
Amortization	(114,620)	(102,689)
Unearned ceding commission	6,297	(1,123)
Balance at December 31	$52,369	$40,447

8)    PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	Year Ended December 31,
	2022	2021
Land	$—	$2,114
Building and building improvements	—	9,211
Computer hardware and software (software in progress of $82 and $990, respectively)	8,164	12,122
Office furniture and equipment	1,414	3,067
Leasehold improvements	753	753
Leased vehicles(1)	1,080	2,308
Total, at cost	11,411	29,575
Less: accumulated depreciation and amortization	(6,118)	(14,767)
Property and equipment, net	$5,293	$14,808
(1) Includes vehicles under financing leases. See Note 13 of these Notes to Consolidated Financial Statements for further information on leases.

Depreciation and amortization expense under property and equipment was $4,703,000, $5,527,000 and $6,137,000 for the years ended December 31, 2022, 2021 and 2020, respectively. During the year ended December 31, 2022, we disposed of computer hardware and software totaling $13,202,000, primarily related to the retirement of one of our policy systems for states in which we no longer write policies. The depreciation on these systems totaled $12,691,000 at the time of disposal. We also sold or disposed of leased vehicles totaling $1,222,000. The depreciation on these vehicles totaled $1,114,000 prior to disposal. The net gain on sale of these vehicles totaled $738,000. Finally, we sold three buildings and their related assets totaling $13,369,000. The depreciation on these buildings and related assets totaled $5,129,000 prior to disposal. The net realized gain on these sales totaled $12,164,000. During the year ended December 31, 2021, we disposed of computer hardware and software totaling $1,961,000, primarily related to the retirement of one of our claim systems. This system was fully depreciated prior to disposal. During the year ended December 31, 2020, we incurred non-cash construction in progress write-off charges of $2,763,000 as a result of our decision to discontinue construction of a new 150,000 square-foot headquarters and associated permit application and architectural drawings.

9) GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying amount of goodwill at December 31, 2022 was $59,476,000. The carrying amount of goodwill at December 31, 2021 and 2020 was $69,632,000.

For the 2022 annual goodwill impairment tests we utilized the quantitative assessment for our commercial lines reporting segment, determining that the goodwill was not impaired for the reporting segment. During the third quarter of 2022, as a result of the strategic decision to place UPC into an orderly runoff, we recognized an impairment of our personal lines reporting segment’s goodwill totaling $10,156,000. We completed our most recent goodwill impairment testing during the fourth quarter and determined that there was no additional impairment in the value of the asset as of December 31, 2022.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
Goodwill allocated to our commercial lines reporting segment was $59,476,000 at December 31, 2022. There was no goodwill allocated to our personal lines reporting segment at December 31, 2022. Goodwill allocated to our personal lines and commercial lines reporting segments was $10,156,000 and $59,476,000, respectively, at both December 31, 2021 and 2020.

There was no additional goodwill acquired or disposed of during the years ended December 31, 2022, 2021 and 2020. Accumulated impairment related to goodwill was $10,156,000 at December 31, 2022. There was no accumulated impairment related to goodwill at December 31, 2021 and 2020.

Intangible Assets

The following is a summary of intangible assets excluding goodwill recorded as other assets on our Consolidated Balance Sheets at:

	December 31, 2022	December 31, 2021
Intangible assets subject to amortization	$11,371	$14,618
Indefinite-lived intangible assets(1)	1,399	3,757
Total	$12,770	$18,375
(1) Indefinite-lived intangible assets are comprised of state insurance and agent licenses, as well as perpetual software licenses.

Intangible assets subject to amortization consisted of the following:

	Weighted-average remaining amortization period (in years)	Gross carrying amount	Accumulated amortization	Net carrying amount
2022
Value of Business Acquired	—	$42,788	$(42,788)	$—
Agency agreements acquired	4.3	34,661	(24,301)	10,360
Trade names acquired	1.3	6,381	(5,370)	1,011
Total		$83,830	$(72,459)	$11,371
2021
Value of Business Acquired	—	$42,788	$(42,788)	$—
Agency agreements acquired	5.3	34,661	(21,863)	12,798
Trade names acquired	2.3	6,381	(4,561)	1,820
Total		$83,830	$(69,212)	$14,618

No impairment in the value of amortizing or non-amortizing intangible assets was recognized during the years ended December 31, 2022 and 2021, however, during the year ended December 31, 2022, we disposed of intangible assets totaling $2,358,000.
Amortization expense of our intangible assets was $3,247,000, $3,555,000 and $4,175,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

Estimated amortization expense of our intangible assets to be recognized by the Company over the next five years is as follows:

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Year ending December 31,	Estimated Amortization Expense
2023	$3,246
2024	2,640
2025	2,438
2026	2,438
2027	609

10)    REINSURANCE

Our reinsurance program is designed, utilizing our risk management methodology, to address our exposure to catastrophes. Our program provides reinsurance protection for catastrophes including hurricanes and tropical storms. These reinsurance agreements are part of our catastrophe management strategy, which is intended to provide our stockholders an acceptable return on the risks assumed in our property business, and to reduce variability of earnings, while providing protection to our policyholders. Although reinsurance agreements contractually obligate our reinsurers to reimburse us for the agreed-upon portion of our gross paid losses, they do not discharge our primary liability.

Our program includes excess of loss, aggregate excess of loss and quota share treaties. Our catastrophe reinsurance program, in effect from June 1, 2022 through May 31, 2023, provides coverage for catastrophe losses from named or numbered windstorms and earthquakes up to an exhaustion point of approximately $2,500,000,000 in the aggregate. Under our core catastrophe excess of loss treaty, retention on a first and second event is $16,400,000 each. During the third quarter, one of the our reinsurer's participating on the $25,000,000 excess of $20,000,000 layer of the core catastrophe program exercised a contractual right to terminate their participation due to Demotech's downgrade of UPC's Financial Stability Rating. We were unsuccessful in replacing this coverage in the open market so our captive reinsurer, UPC Re, stepped into the $25,000,000 excess of $20,000,000 layer which was subsequently impacted by Hurricane Ian resulting in an additional retained loss of $20,100,000. The exhaustion point of IIC's catastrophe reinsurance program is approximately $200,000,000 in the aggregate, with a retention of $3,000,000 per occurrence, covering all perils.

During the third quarter of 2022, the Company's core catastrophe reinsurance program was impacted by Hurricane Ian. As a result, the Company has approximately $508 million of occurrence limit remaining for Ian, all of which is attributable to ACIC only. After reinstatement premiums of approximately $15.4 million, the Company has approximately $993 million of aggregate limit remaining after Ian, based on our estimated ultimate net loss subject to the core catastrophe reinsurance program.

Effective December 13, 2021, we renewed our all other perils catastrophe excess of loss agreement. The agreement provides protection from catastrophe loss events other than named windstorms and earthquakes up to $110,000,000.

During the third quarter of 2022, one of our private reinsurers who held a 100% share of the $15,000,000 in excess of $15,000,000 layer on our all other perils catastrophe excess of loss agreement notified us of their intent to terminate the agreement due to the contractual provision regarding the change in UPC's statutory surplus being greater than 25%. We agreed to a termination and commutation date of August 22, 2022 for this contract. This change resulted in approximately $1,300,000 of ceded premium savings that would have otherwise been due in the fourth quarter of 2022 and the Company retaining all the risk for any non-hurricane catastrophe losses up to $30,000,000, excluding any quota share recoveries.

The table below outlines our quota share agreements in effect for the years ended December 31, 2022 and 2021.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Reinsurer	Companies in Scope (1)	Effective Dates	Cession Rate	States in Scope
External third-party	UPC, FSIC & ACIC	06/01/2022 - 06/01/2023	10% (2)	Florida, Louisiana, Texas
TypTap	UPC	06/01/2022 - 06/01/2023	100% (3)	Georgia, North Carolina, South Carolina
External third-party	UPC, FSIC & ACIC	12/31/2021 - 12/31/2022	8% (2)	Florida, Louisiana, Texas
HCPCI	UPC	12/31/2021 - 06/01/2022	85%	Georgia, North Carolina, South Carolina
External third-party	UPC & FSIC	12/31/2021 - 12/31/2022	25% (4)	Florida, Louisiana, Texas
HCPCI / TypTap (5)	UPC	06/01/2021 - 06/01/2022	100% (3)	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & ACIC (6)	06/01/2021 - 06/01/2022	15% (2)	Florida, Georgia, Louisiana, North Carolina, South Carolina, Texas
IIC	UPC	12/31/2020 - 12/31/2022	100%	New York
HCPCI	UPC	12/31/2020 - 06/01/2021	69.5%	Connecticut, New Jersey, Massachusetts, Rhode Island
External third-party	UPC, FSIC & ACIC	12/30/2020 - 12/31/2021	8% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
External third-party	UPC, FSIC & ACIC (6)	06/01/2020 - 06/01/2021	15% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
External third-party	UPC & FSIC	06/01/2020 - 06/01/2021	7.5% (2)	Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina, Texas
(1) Effective May 31, 2022, FSIC was merged into UPC, with UPC being the surviving entity. UPC was placed into receivership effective February 27, 2023.
(2) This treaty provides coverage for all catastrophe perils and attritional losses incurred. For all catastrophe perils, the quota share agreement provides ground-up protection effectively reducing our retention for catastrophe losses.
(3) This treaty provides coverage on our in-force, new and renewal policies until these states are transitioned to HCPCI or TypTap upon renewal.
(4) This treaty provides coverage on non-catastrophe losses on policies in-force on the effective date of the agreement.
(5) Cessions are split 50% to HCPCI and 50% to TypTap.
(6) This treaty was amended effective December 31, 2020 to include ACIC.

Reinsurance recoverable at the balance sheet dates consists of the following:

	December 31,
	2022	2021
Reinsurance recoverable on unpaid losses and LAE	$732,341	$176,183
Reinsurance recoverable on paid losses and LAE	64,205	15,142
Reinsurance recoverable(1)	$796,546	$191,325
(1) Our reinsurance recoverable balance is net of our allowance for expected credit losses. More information related to this allowance can be found in Note 14.

We write the majority of flood insurance under an agreement with the National Flood Insurance Program. We cede 100% of the premiums written and the related risk of loss to the federal government. We earn commissions for the issuance of flood policies based upon a fixed percentage of net written premiums and the processing of flood claims based upon a fixed percentage of incurred losses, and we can earn additional commissions by meeting certain growth targets for the number of in-force policies. We recognized commission revenue from our flood program of $919,000, $1,501,000, and $1,467,000 for the years ended December 31, 2022, 2021 and 2020, respectively. All of this commission revenue is attributable to UPC and is captured within our discontinued operations. On June 9, 2022, we entered into a renewal rights agreement with Wright National Flood Insurance Company to sell our entire NFIP Write Your Own flood insurance business.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

The following table depicts written premiums, earned premiums and losses, showing the effects that our reinsurance transactions have on these components of our Consolidated Statements of Comprehensive Loss:

	Year ended December 31,
	2022	2021	2020
Premium written:
Direct	$532,818	$443,115	$371,352
Assumed	39,525	41,412	28,491
Ceded	(244,190)	(258,371)	(186,916)
Net premium written	$328,153	$226,156	$212,927
Change in unearned premiums:
Direct	$(47,497)	$(30,309)	$(18,675)
Assumed	10,523	11,541	28,538
Ceded	(21,833)	13,741	8,382
Net decrease (increase)	$(58,807)	$(5,027)	$18,245
Premiums earned:
Direct	$485,321	$412,806	$352,677
Assumed	50,048	52,953	57,029
Ceded	(266,023)	(244,630)	(178,534)
Net premiums earned	$269,346	$221,129	$231,172
Losses and LAE incurred:
Direct	$756,233	$77,515	$260,852
Assumed	45,521	38,440	44,063
Ceded	(666,949)	(26,904)	(189,856)
Net losses and LAE incurred	$134,805	$89,051	$115,059

Ceded losses incurred increased by $640,045,000 during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily as a result of Hurricane Ian, which made landfall in Florida as a category four hurricane. We have billed and received reinsurance recoveries for losses that we incurred on this activity and expect to receive additional recoveries during 2023.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The following table highlights the effects that our reinsurance transactions have on unpaid losses and loss adjustment expenses and unearned premiums in our Consolidated Balance Sheets:

	December 31,
	2022	2021	2020
Unpaid losses and LAE:
Direct	$829,862	$228,423	$323,061
Assumed	13,096	22,219	40,373
Gross unpaid losses and LAE	842,958	250,642	363,434
Ceded	(732,341)	(176,183)	(265,723)
Net unpaid losses and LAE	$110,617	$74,459	$97,711
Unearned premiums:
Direct	$248,777	$201,280	$170,971
Assumed	10,201	20,728	32,265
Gross unearned premiums	258,978	222,008	203,236
Ceded	(90,496)	(112,329)	(97,694)
Net unearned premiums	$168,482	$109,679	$105,542

11) LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE (LAE)

We generally use the term loss(es) to collectively refer to both loss and LAE. We establish reserves for both reported and unreported unpaid losses that have occurred at or before the balance sheet date for amounts we estimate we will be required to pay in the future. Our policy is to establish these loss reserves after considering all information known to us at each reporting period. At any given point in time, our loss reserve represents our best estimate of the ultimate settlement and administration cost of our insured claims incurred and unpaid. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial decisions, legislative changes and changes in claims handling procedures, our ultimate liability will likely differ from these estimates. We revise our reserve for unpaid losses as additional information becomes available, and reflect adjustments, if any, in our earnings in the periods in which we determine the adjustments are necessary.
General Discussion of the Loss Reserving Process
Reserves for unpaid losses fall into two categories: case reserves and reserves for claims incurred but not reported.
•Case reserves - When a claim is reported, we establish an automatic minimum case reserve for that claim type that represents our initial estimate of the losses that will ultimately be paid on the reported claim. Our initial estimate for each claim is based upon averages of loss payments for our prior closed claims made for that claim type. Then, our claims personnel perform an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss and adjust the reserve as necessary. As claims mature, we increase or decrease the reserve estimates as deemed necessary by our claims department based upon additional information we receive regarding the loss, the results of on-site reviews and any other information we gather while reviewing the claims.
•Reserves for losses incurred but not reported (IBNR reserves) - Our IBNR reserves include true IBNR reserves plus “bulk” reserves. Bulk reserves represent additional amounts that cannot be allocated to particular claims, but which are necessary to estimate ultimate losses on reported and unreported claims. We estimate our IBNR reserves by projecting the ultimate losses using the methods discussed below and then deducting actual loss payments and case reserves from the projected ultimate losses. We review and adjust our IBNR reserves on a quarterly basis based on information available to us at the balance sheet date.

When we establish our reserves, we analyze various factors such as our historical loss experience and that of the insurance industry, claims frequency and severity, our business mix, our claims processing procedures, legislative enactments, judicial decisions and legal developments in imposition of damages, and general economic conditions, including inflation. A change in any of these factors from the assumptions implicit in our estimates will cause our ultimate loss experience to be better or worse than indicated by our reserves, and the difference could be material. Due to the interaction of the aforementioned factors, there is no precise method for evaluating the impact of any one specific factor in isolation, and an element of judgment is ultimately

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
required. Due to the uncertain nature of any projection of the future, the ultimate amount we will pay for losses will be different from the reserves we record. However, in our judgment, we employ techniques and assumptions that are appropriate, and the resulting reserve estimates are reasonable, given the information available at the balance sheet date.
To determine our ultimate losses, we first use multiple actuarial techniques to establish a range of reasonable estimates. These techniques are in line with actuarial standards of practice and actuarial literature. A brief overview of each of these techniques is provided below. We then make additional qualitative considerations for many of the previously mentioned factors and select a point within this range. These ultimate loss estimates include reserves for both reported and unreported claims.
Estimation of the Reserves for Unpaid Losses and Allocated LAE
We calculate our estimate of ultimate losses with the following actuarial methods. The methods are applied to paid and incurred loss data. Incurred losses are defined as paid losses plus case reserves. For our loss reserving process, the word “segment” refers to a subgrouping of our claims data, such as by geographic area and/or by particular line of business; it does not refer to operating segments.
•Development Method - The development method is based upon the assumption that the relative change in a given year’s loss estimates from one evaluation point to the next is similar to the relative change in prior years’ reported loss estimates at similar evaluation points. In utilizing this method, actual annual historical loss data is evaluated. Loss development factors (LDFs) are calculated to measure the change in cumulative losses from one evaluation point to the next. These historical LDFs and comparable industry benchmark factors form the basis for selecting the LDFs used in projecting the current valuation of losses to an ultimate basis. When applied to incurred loss data, the implicit assumption is that the relative adequacy of case reserves has been consistent over time, and that there have been no material changes in the rate at which claims have been reported. Applying this method to paid losses avoids potential distortions in the data due to changes in case reserving methodology, but also loses any potentially useful information contained in the current case reserves. The paid development method’s implicit assumption is that the rate of payment of claims has been relatively consistent over time.

•Expected Loss Method - Ultimate loss projections are based upon a prior measure of the anticipated losses, usually relative to a measure of exposure (such as earned house years). An expected loss cost is applied to each year’s measure of exposure to determine estimated ultimate losses for that year. Actual losses are not considered in this calculation. Because the ultimate loss estimates do not change unless the exposures or loss costs change, this method has the advantage of being stable over time. However, the advantage of this stability is offset by a lack of responsiveness since this method does not consider actual loss experience as it emerges. This method assumes that the loss cost per unit of exposure is a good indication of ultimate losses. It can be entirely dependent on pricing assumptions (e.g., historical experience adjusted for loss trend).

•Bornhuetter-Ferguson Method - The Bornhuetter-Ferguson (B-F) method is a credibility weighting procedure that blends the responsiveness of the Development Method with the stability of the Expected Loss Method by setting ultimate losses equal to actual losses plus the expected unreported losses which are based on the Expected Loss Method. As an experience year matures, actual losses gradually move closer to their ultimate levels so reliance on the Expected Loss Method can be reduced.

•Paid-to-Paid Development Method - In addition to the aforementioned methods, we also rely upon the Paid-to-Paid Development Method to project ultimate unallocated loss adjustment expense (ULAE). Ratios of paid ULAE to paid loss and allocated loss adjustment expense are compiled by calendar year and a paid-to-paid ratio selection is made. The selected ratio is applied to the estimated IBNR amounts and one half of this ratio is applied to case reserves. This method is derived from rule of thumb that half of ULAE is incurred when a claim is opened and the other half is incurred over the remaining life of the claim.

Reliance and Selection of Methods
Each of these methods has its own strengths and weaknesses that depend upon the circumstances of the segment and the age of the claims experience we analyze. The nature of our book of business allows us to place substantial, but not exclusive, reliance on the loss development methods, and the selected LDFs, represent the most critical aspect of our loss reserving process. We use the same set of LDFs in the methods during our loss reserving process that we also use to calculate the premium necessary to pay expected ultimate losses.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
Reasonably-Likely Changes in Variables
As previously noted, we evaluate several factors when exercising our judgment in the selection of the LDFs that ultimately drive the determination of our loss reserves. The process of establishing our reserves is complex and necessarily imprecise, as it involves using judgment that is affected by many variables. We believe a reasonably-likely change in almost any of these aforementioned factors could have an impact on our reported results, financial condition and liquidity. However, we do not believe any reasonably likely changes in the frequency or severity of claims would have a material impact on us.
On an annual basis, our consulting actuary issues a statement of actuarial opinion that documents the actuary’s evaluation of the adequacy of our unpaid loss obligations under the terms of our policies. We review the analysis underlying the consulting actuary’s opinion and compare the projected ultimate losses to our own estimates to ensure that the reserve for unpaid losses recorded at each annual balance sheet date is based upon all internal and external factors related to known and unknown claims against us and to ensure our reserve is within guidelines promulgated by the National Association of Insurance Commissioners (NAIC).
We maintain an in-house claims staff that monitors and directs all aspects of our claims process. We assign the fieldwork to our wholly-owned claims subsidiary, or to third-party claims adjusting companies, none of whom have the authority to settle or pay any claims on our behalf. The third-party claims adjusting companies conduct inspection of the damaged property and prepare initial estimates. We review the inspection reports and initial estimates to determine the amounts to be paid to the policyholder in accordance with the terms and conditions of the policy in effect at the time that the policyholder incurs the loss. We maintain strategic relationships with multiple claims adjusting companies that we can engage should we need additional non-catastrophe claims servicing capacity. We believe the combination of our internal resources and relationships with external claims servicing companies provide an adequate level of claims servicing in the event catastrophes affect our policyholders.
The following is information about incurred claims development and paid claims development as of December 31, 2022, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liability plus expected development on reported claims included within the net incurred claims amounts. The incurred claims development and paid claims development data reflect the acquisitions of IIC and AmCo in April 2016, and April 2017, respectively, on a retrospective basis (includes IIC and AmCo data for years prior to our acquisition of the insurance affiliates). The information about incurred claims development and paid claims development for the years ended December 31, 2013 to 2021 is presented as supplementary information.
During 2019, three of our insurance subsidiaries, UPC, FSIC and ACIC, entered into an intercompany property and casualty reinsurance pooling arrangement. Under this arrangement, the participating companies share substantially all business that is written and allocate the combined premiums, losses and expenses. The Company performed an analysis and concluded that the nature of our claims cash flows and development patterns, along with the structure of our reinsurance program, are similar among all products. In addition, effective January 1, 2022, this agreement was terminated. In prior years, we have elected to disclose one single property and casualty homeowners’ insurance table. With the change to disclosing two reporting segments in 2021, we began providing disclosures for each of our reporting segments separately.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
Personal Lines Operating Segment
$ In thousands (except number of reported claims)

	Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance										As of December 31, 2022
											Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
										Audited
Accident Year	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
2013	$42,376	$40,712	$40,235	$40,476	$40,584	$40,670	$40,846	$40,844	$41,016	$41,021	$11	1,424
2014	—	48,290	47,315	47,721	47,661	47,797	47,905	48,249	48,141	48,389	63	1,880
2015	—	—	27,812	26,948	25,772	26,272	26,325	26,428	26,693	26,714	13	2,313
2016	—	—	—	33,863	33,987	33,471	33,412	33,337	33,320	33,302	41	784
2017	—	—	—	—	20,741	21,325	13,864	14,398	14,203	14,183	86	1,100
2018	—	—	—	—	—	20,421	18,838	19,138	19,669	20,056	54	1,360
2019	—	—	—	—	—	—	14,511	10,084	9,704	9,812	397	709
2020	—	—	—	—	—	—	—	24,796	22,184	22,080	694	776
2021	—	—	—	—	—	—	—	—	34,129	30,946	2,048	589
2022	—	—	—	—	—	—	—	—	—	48,641	7,669	454
									Total	$295,144

Accident Year	Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
										Audited
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
2013	$25,387	$37,862	$38,511	$39,885	$40,380	$40,504	$40,535	$40,581	$40,591	$40,610
2014	—	39,871	44,482	46,573	47,296	47,482	47,703	47,776	48,089	48,320
2015	—	—	17,151	24,964	24,863	25,374	26,019	26,125	26,137	26,600
2016	—	—	—	26,529	32,715	32,961	33,119	33,252	33,246	33,251
2017	—	—	—	—	13,359	19,445	13,374	13,758	13,970	13,835
2018	—	—	—	—	—	15,758	17,305	17,780	18,563	19,262
2019	—	—	—	—	—	—	6,459	8,481	8,894	9,057
2020	—	—	—	—	—	—	—	15,909	19,976	20,592
2021	—	—	—	—	—	—	—	—	22,143	26,795
2022	—	—	—	—	—	—	—	—	—	32,008
									Total	$270,330
All outstanding liabilities before 2013, net of reinsurance										126
	Liabilities for claims and claim adjustment expenses, net of reinsurance									$24,940

The following is supplementary information about average historical claims duration as of December 31, 2022.

Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Unaudited
Years	1	2	3	4	5	6	7	8	9	10
	74.7%	22.5%	(2.3)%	2.2%	1.6%	—%	—%	0.8%	0.3%	0.1%

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
Commercial Lines Operating Segment
$ In thousands (except number of reported claims)

	Incurred Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance										As of December 31, 2022
											Total of IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
										Audited
Accident Year	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
2013	$8,359	$6,420	$11,826	$8,382	$7,573	$7,426	$7,263	$7,262	$7,328	$7,326	$—	741
2014	—	15,845	15,752	16,311	16,816	16,070	15,602	15,604	15,618	15,611	—	680
2015	—	—	16,504	20,379	24,563	26,614	26,332	26,910	28,350	28,680	275	821
2016	—	—	—	37,837	25,043	22,578	23,816	23,397	23,945	38,526	392	1,140
2017	—	—	—	—	70,650	72,135	78,970	83,286	87,833	91,545	1,541	4,240
2018	—	—	—	—	—	61,778	64,964	69,203	68,384	84,727	295	3,669
2019	—	—	—	—	—	—	76,515	70,515	68,900	41,424	1,878	5,175
2020	—	—	—	—	—	—	—	67,573	68,165	66,177	(6,017)	4,640
2021	—	—	—	—	—	—	—	—	53,338	38,304	6,154	1,770
2022	—	—	—	—	—	—	—	—	—	65,255	53,640	1,401
									Total	$477,575

Accident Year	Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
										Audited
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
2013	$2,958	$5,127	$5,317	$7,248	$7,254	$7,256	$7,262	$7,261	$7,327	$7,326
2014	—	6,379	9,452	13,212	14,420	15,336	15,460	15,475	15,606	15,611
2015	—	—	10,188	17,134	20,640	22,978	23,605	25,269	27,303	28,024
2016	—	—	—	10,638	16,217	19,114	21,410	22,266	23,506	38,063
2017	—	—	—	—	40,467	62,353	64,329	73,683	80,460	84,933
2018	—	—	—	—	—	27,852	54,551	61,885	66,848	82,443
2019	—	—	—	—	—	—	38,428	57,041	62,133	34,768
2020	—	—	—	—	—	—	—	25,068	46,535	69,903
2021	—	—	—	—	—	—	—	—	19,754	28,506
2022	—	—	—	—	—	—	—	—	—	7,742
									Total	$397,319
All outstanding liabilities before 2013, net of reinsurance										—
	Liabilities for claims and claim adjustment expenses, net of reinsurance									$80,256

The following is supplementary information about average historical claims duration as of December 31, 2022.

Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Unaudited
Years	1	2	3	4	5	6	7	8	9	10
	40.5%	26.0%	12.0%	(0.3)%	6.0%	3.0%	11.3%	1.1%	0.5%	—%

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

The reconciliation of the net incurred and paid claims development tables to the liability for claims and claim adjustment expenses in the consolidated statement of financial position is as follows.

	December 31,
	2022	2021
Net outstanding liabilities
Personal Lines Operating Segment	$24,940	$17,829
Commercial Lines Operating Segment	80,256	51,164
Liabilities for unpaid claims and claim adjustment expenses, net of reinsurance	105,196	68,993

Reinsurance recoverable on unpaid claims
Personal Lines Operating Segment	674	1,621
Commercial Lines Operating Segment	731,667	174,562
Total reinsurance recoverable on unpaid claims	732,341	176,183

Unallocated claims adjustment expenses	5,421	5,466

Total gross liability for unpaid claims and claims adjustment expense	$842,958	$250,642

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The table below shows the analysis of our reserve for unpaid losses for each of our last three fiscal years on a GAAP basis:

	2022	2021	2020
Balance at January 1	$250,642	$363,434	$310,022
Less: reinsurance recoverable on unpaid losses	176,183	265,723	223,973
Net balance at January 1	$74,459	$97,711	$86,049

Incurred related to:
Current year	145,675	95,183	117,430
Prior years	(10,869)	(6,132)	(2,371)
Total incurred	$134,806	$89,051	$115,059
Paid related to:
Current year	66,070	64,444	60,817
Prior years	32,577	47,859	42,580
Total paid	$98,647	$112,303	$103,397

Net balance at December 31	$110,617	$74,459	$97,711
Plus: reinsurance recoverable on unpaid losses	732,341	176,183	265,723
Balance at December 31	$842,958	$250,642	$363,434

Composition of reserve for unpaid losses and LAE:
Case reserves	$300,864	$114,652	$130,647
IBNR reserves	542,094	135,990	232,787
Balance at December 31	$842,958	$250,642	$363,434

Based upon our internal analysis and our review of the statement of actuarial opinion provided by our actuarial consultants, we believe that the reserve for unpaid losses reasonably represents the amount necessary to pay all claims and related expenses which may arise from incidents that have occurred as of the balance sheet date.
As reflected by our losses incurred related to prior years, adverse development experienced in 2022 was primarily the result of the re-evaluation of our reserves based on trends experienced. Current year losses incurred and reinsurance recoverable on unpaid losses increased in 2022 due to Hurricane Ian, which made landfall in Florida as a category four Hurricane. The severity of Hurricane Ian resulted in increased cessions to our core catastrophe program, resulting in higher retained losses compared to 2021. The loss payments made during the year ended December 31, 2021 were higher than the year ended December 31, 2022, due to the settling of the claims related to the unprecedented frequency of catastrophe activity that took place in 2020, as well as the settlement of Hurricane Ida claims in 2021.
12)    LONG-TERM DEBT

Long-Term Debt

The table below presents all long-term debt outstanding as of December 31, 2022 and 2021:

		Effective Interest Rate	Carrying Value at
	Maturity		December 31, 2022	December 31, 2021
Senior Notes	December 15, 2027	7.25%	$150,000	$150,000
Florida State Board of Administration Note (1)	July 1, 2026	N/A	—	—
Truist Term Note Payable(2)	May 26, 2031	N/A	—	3,265
Total long-term debt			$150,000	$153,265
(1) Our Florida State Board of Administration Note was held by our former subsidiary, UPC.
(2) Our Truist Term Note Payable was repaid in full on August 12, 2022.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

At December 31, 2022, the annual maturities of our long-term debt were as follows:

Amount
2023	$—
2024	—
2025	—
2026	—
2027	150,000
Thereafter	—
Total debt	$150,000

Senior Notes

On December 13, 2017, we issued $150,000,000 of 10-year senior notes (the Senior Notes) that will mature on December 15, 2027 and bear interest at a rate equal to 6.25% per annum payable semi-annually on each June 15 and December 15, commencing June 15, 2018. The Senior Notes are senior unsecured obligations of the Company. We may redeem the Senior Notes at our option, at any time and from time to time in whole or in part, prior to September 15, 2027, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date that is three months prior to maturity. On or after that date, we may redeem the Senior Notes at par. On December 8, 2022, the Kroll Bond Rating Agency, LLC announced a downgrade of our issuer and debt ratings BBB- to BB+. As a result, pursuant to our agreement, the interest rate of our Senior Notes increased from 6.25% to 7.25% effective on the next Interest Payment date of June 15, 2023.

Florida State Board of Administration Note

On September 22, 2006, we issued a $20,000,000, 20-year note payable to the Florida State Board of Administration (the SBA Note). For the first three years of the SBA note we were required to pay interest only. On October 1, 2009, we began to repay the principal in addition to interest. The SBA Note bears an annual interest rate equivalent to the 10-year Constant Maturity Treasury rate (as defined in the SBA Note agreement), which resets quarterly. This note was held by our former insurance subsidiary, UPC. On February 27, 2023, UPC was placed into receivership with the Florida Department of Financial Services, divesting our ownership of UPC.

Truist Term Note

On May 26, 2016, we issued a $5,200,000, 15-year term note payable to Truist (the Truist Note) with the intent to use the funds to purchase, renovate, furnish and equip our principal executive office. The Truist Note bears interest at 1.65% in excess of the one-month LIBOR which resets monthly. LIBOR was expected to be phased out by the end of 2021. However, the Intercontinental Exchange will continue to publish one-month LIBOR settings through 2023. The outstanding Truist Note payable balance, including applicable interest, was repaid in full on August 12, 2022.

Financial Covenants

Senior Notes - Our Senior Notes provide that the Company and its subsidiaries shall not incur any indebtedness unless no default exists and the Company’s leverage ratio as of the last day of any annual or quarterly period (the balance sheet date) immediately preceding the date on which such additional indebtedness is incurred would have been no greater than 0.3:1, determined on a pro forma basis as if the additional indebtedness and all other indebtedness incurred since the immediately preceding balance sheet date had been incurred and the proceeds therefrom applied as of such day. The Company and its subsidiaries also may not create, assume, incur or permit to exist any indebtedness for borrowed money that is secured by a lien on the voting stock of any significant subsidiary without securing the Senior Notes equally. The Company may not issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the capital stock of the Company’s significant subsidiaries as of the issue date of the Senior Notes (except to the Company or to one or more of the Company’s other subsidiaries, or for the purpose of qualifying directors or as may be required by law or regulation), subject to certain exceptions. At December 31, 2022, while our leverage ratio was greater than the allowed ratio above, we did not incur any additional debt during the period and as a result we were in compliance with the covenants in the Senior Notes.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
SBA Note - Our SBA Note requires that UPC maintain either a 2:1 ratio of net written premium to surplus, or net writing ratio, or a 6:1 ratio of gross written premium to surplus, or gross writing ratio, to avoid additional interest penalties. The SBA Note agreement defines surplus for the purpose of calculating the required ratios as the $20,000,000 of capital contributed to UPC under the agreement plus the outstanding balance of the note. Should UPC have failed to exceed either a net writing ratio of 1.5:1 or a gross writing ratio of 4.5:1, UPC's interest rate would have increased by 450 basis points above the 10-year Constant Maturity Treasury rate, which was 3.76% at the end of December 2022. Any other writing ratio deficiencies resulted in an interest rate penalty of 25 basis points above the stated rate of the note. Our SBA Note further provided that the Florida State Board of Administration may, among other things, declare its loan immediately due and payable upon any default existing under the SBA Note; however, any payment is subject to approval by the insurance regulatory authority. At December 31, 2022, we were in compliance with the covenants in the SBA Note. As of February 27, 2023, we were no longer the holders of the SBA Note. At December 31, 2022, this is reflected without discontinued operations.

Debt Issuance Costs

The table below presents the rollforward of our debt issuance costs paid, in conjunction with the debt instruments described above, during the years ended December 31, 2022 and 2021:

	2022	2021
Balance at January 1,	$1,998	$2,335
Additions	—	—
Amortization	(353)	(337)
Balance at December 31,	$1,645	$1,998

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
13)    COMMITMENTS AND CONTINGENCIES

Litigation

We are involved in claims-related legal actions arising in the ordinary course of business. We accrue amounts resulting from claims-related legal actions in unpaid losses and LAE during the period that we determine an unfavorable outcome becomes probable and we can estimate the amounts. Management makes revisions to our estimates based on its analysis of subsequent information that we receive regarding various factors, including: (i) per claim information; (ii) company and industry historical loss experience; (iii) judicial decisions and legal developments in the awarding of damages; and (iv) trends in general economic conditions, including the effects of inflation.

At December 31, 2022, the Company is involved in legal proceedings whereby on August 18, 2021, Jacqueline A. Miraglia v. United Insurance Holdings Corp., and United Property & Casualty Insurance Company was filed in the United States District Court for the District of Delaware alleging violations and damages arising under Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act of 1967, and seeks damages in an unspecified amount. On September 27, 2022, venue was transferred to the United States District Court for the Middle District of Florida, Tampa Division. In November, 2022, the plaintiff filed an Amended Complaint styled Jacqueline A. Miraglia vs. United Insurance Holdings Corp., United Property & Casualty Insurance Company, and Skyway Claims Services, LLC, alleging violations arising under Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act of 1967. The Company denies wrongdoing and believes that an unfavorable outcome is neither probable nor estimable.

Commitments to fund partnership investments

We have fully funded three limited partnership investments and have committed to fund our remaining six limited partnership investments. The amount of unfunded commitments was $5,968,000 and $1,969,000 at December 31, 2022 and 2021, respectively.

Leases

We, as lessee, have entered into leases of commercial office space of various term lengths. In addition to office space, we lease office equipment and a parking lot under operating leases and vehicles under finance leases.

The classification of operating and finance lease asset and liability balances within the Consolidated Balance Sheets was as follows:

	Financial Statement Line	December 31, 2022	December 31, 2021
Assets
Operating lease assets	Other assets	$1,278	$1,689
Financing lease assets	Property and equipment, net	51	477
Total lease assets		$1,329	$2,166

Liabilities
Operating lease liabilities	Operating lease liability	$1,689	$1,934
Financing lease liabilities	Other liabilities	2	16
Total lease liabilities		$1,691	$1,950

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The components of lease expenses were as follows:

	Years ended December 31,
	2022	2021
Operating lease expense	$943	$654
Financing lease expense:
Amortization of leased assets	358	758
Interest on lease liabilities	1	1
Short-term lease expense	—	—
Net lease expense	$1,302	$1,413

At December 31, 2022, future minimum gross lease payments relating to these non-cancellable operating and finance lease agreements were as follows:

	Operating Leases	Finance Leases	Total
2023	$927	$2	$929
2024	590	—	590
2025	220	—	220
2026	10	—	10
2027	—	—	—
Thereafter	—	—	—
Total undiscounted future minimum lease payments	1,747	2	1,749
Less: Imputed interest	(58)	—	(58)
Present value of lease liabilities	$1,689	$2	$1,691

Weighted average remaining lease term and discount rate related to operating and finance leases were as follows:

	December 31, 2022	December 31, 2021
Weighted average remaining lease term (months)
Operating leases	25	51
Financing leases	9	17

Weighted average discount rate
Operating leases	3.79%	3.61%
Financing leases	3.27%	3.27%

Other cash and non-cash related activities were as follows:

	Years ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities
Investing cash flows from financing leases	$—	$68

Right-of-use assets obtained in exchange for new operating lease liabilities	—	14
Right-of-use assets obtained in exchange for new financing lease liabilities	—	70

Financing lease amortization expenses are included in depreciation expense in our Consolidated Statements of Comprehensive Loss. See Note 8 for information regarding depreciation expense. See Note 12 for information regarding commitments related to long-term debt, and Note 16 for commitments related to regulatory actions.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Subleases

We previously leased and occupied office space in which we no longer operate. Effective October 1, 2022, this office space is now subleased to a third-party. This sublease is effective from October 1, 2022, through July 31, 2025, with no option to extend. As of December 31, 2022, we recognized $297,000 of income related to this sublease, exclusive of the lease expense associated with the original lease.

Additionally, as a result of the sublease, we evaluated our right-of-use asset associated with the original lease for impairment, using the undiscounted cash flows from the sublease. During the year ended December 31, 2022, we recognized impairment of $175,000, which was recognized in the results of our personal lines operating segment.

Employee Retention Credit

A series of legislation was enacted in the United States during 2020 and 2021 in response to the COVID-19 pandemic that provided financial relief for businesses impacted by government-mandated shutdowns, work stoppages, or other losses suffered by employers. The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) provided an employee retention credit, which is a refundable tax credit against certain employment taxes of up to $5,000 per employee for eligible employers. The tax credit is equal to 50% of qualified wages paid to employees during a quarter, capped at $10,000 of qualified wages per employee. During the second quarter of 2022, we evaluated our eligibility and filed for a $10,161,000 refund in connection with our Employee Retention Tax Credit for the tax year ended December 31, 2021. As of December 31, 2022, we have received $254,000 from the Internal Revenue Service related to this refund. A gain contingency is an uncertain situation that will be resolved in the future, possibly resulting in a gain. We have not recorded the recognition of this gain contingency, except for what has already been received and what was received after the balance sheet date prior to finalizing our results for the year, prior to settlement of the underlying event.

While we believe the likelihood of the refund approval being reversed is low, a loss contingency to the extent of the refunds received and recognized is present. We will continue to monitor the matter for further developments that could affect the outcome of these contingencies and will make any appropriate adjustments each quarter.

UPC Run-off Plan

During the third quarter of 2022, UPC received approval from regulatory authorities in Florida, Louisiana and Texas to withdraw from these markets. However, upon completion of our year-end review of unpaid loss and loss adjustment reserves with our independent actuarial firm, UPC incurred $145 million in loss expense, net of reinsurance as of December 31, 2022. As a result of the increased net losses incurred by UPC, the company is insolvent as of December 31, 2022. Accordingly, we have notified the Florida Office of Insurance Regulation (OIR) of UPC’s material impairment. UPC was placed into receivership on February 27, 2023. As a result, we immediately de-consolidated UPC from our operations on the effective date of receivership. These values are presented as discontinued operations in our financial statements..

14) ALLOWANCE FOR EXPECTED CREDIT LOSSES
We are exposed to credit losses primarily through three different pools of assets based on similar risk characteristics: premiums receivable for direct written business; reinsurance recoverables from ceded losses to our reinsurers; our investment holdings and our notes receivable. We estimate the expected credit losses based on historical trends, credit ratings assigned to reinsurers by rating agencies and debt issuers, average default rates, current economic conditions, and reasonable and supportable forecasts of future economic conditions that affect the collectability of the reported amounts over its expected life. Changes in the relevant information may significantly affect the estimates of expected credit losses.

The allowance for credit losses is deducted from the amortized cost basis of the assets to present their net carrying value at the amount expected to be collected. Each period, the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
The following tables summarize our allowance for expected credit losses by pooled asset for the years ended December 31, 2022 and 2021:

December 31, 2022
	December 31, 2021	Provision for expected credit losses	Write-offs	December 31, 2022
Premiums Receivable	$16	$(56)	$72	$32
Reinsurance Recoverables	58	275	—	333
Total	$74	$219	$72	$365

December 31, 2021
	December 31, 2020	Provision for expected credit losses	Write-offs	December 31, 2021
Premiums Receivable	$61	$(83)	$38	$16
Reinsurance Recoverables	121	(63)	—	58
Note Receivable	20	(20)	—	—
Total	$202	$(166)	$38	$74

15) INCOME TAXES

The Company files a consolidated federal income tax return with all subsidiaries.

The following table summarizes the provision (benefit) for income taxes:

	Year Ended December 31,
	2022	2021	2020
Federal:
Current	$(171)	$(2,207)	$(27,310)
Deferred	18,823	(18,830)	(6,611)
Provision (benefit) for Federal income tax expense	18,652	(21,037)	(33,921)

State:
Current	1,518	1,033	598
Deferred	5,315	(3,985)	(3,282)
Provision (benefit) for State income tax expense	6,833	(2,952)	(2,684)
Provision (benefit) for income taxes	$25,485	$(23,989)	$(36,605)

Income tax expense (provision) is included in the financial statements as follows:

	Year Ended December 31,
	2022	2021	2020
Continuing operations	24,522	(6,699)	(8,606)
Discontinued operations	963	(17,290)	(27,999)
Reported income tax provision (benefit)	$25,485	$(23,989)	$(36,605)

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

The actual income tax expense attributable to continuing operations differs from the expected income tax expense attributable to continuing operations computed by applying the combined applicable effective federal and state tax rates to income attributable to continuing operations before the provision (benefit) for income taxes as follows:

	Year Ended December 31,
	2022	2021	2020
Expected income tax expense at federal rate	$(3,251)	$(2,187)	$(3,033)
State tax expense, net of federal deduction benefit	(443)	(785)	(1,003)
Dividend received deduction	(24)	(10)	(45)
Non-Deductible Goodwill	2,848	(2)	—
Other permanent items	214	85	530
Prior period accrual adjustment	469	(1,053)	(3,407)
Outside basis in subsidiary	189	(965)	488
Net operating loss carryback rate benefit (1)	—	—	(6,793)
Municipal tax-exempt interest	(13)	(22)	(104)
Change in valuation allowance	24,426	(1,352)	4,896
Change in enacted tax rate	110	(576)	(356)
Change in tax credit carryforward	—	168	221
Other, net	(3)	—	—
Reported income tax provision (benefit)	$24,522	$(6,699)	$(8,606)
 (1) Pursuant to the recently enacted CARES Act.

Deferred income taxes, which are included in other assets or other liabilities as appropriate, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2022, we had net operating loss (NOL) carryforwards. The amount and timing of realizing the benefits of NOL carryforwards depend on future taxable income and limitation imposed by tax laws. There is no expiration for $1,101,000 of our Federal NOL carryforward. The remaining $452,413,000 of our Federal NOL carryforward expires beginning in 2040 and fully expiring by the end of 2042. $415,589,000 of these Federal NOL carryforwards are attributable to our discontinued operations, with the remaining balance attributable to our continuing operations. Our $404,279,000 of state NOL carryforward expires beginning in 2039 and fully expiring by the end of 2042. $349,708,000 of these State NOL carryforwards are attributable to our discontinued operations, with the remaining balance attributable to our continuing operations. The unused business tax credits of $1,610,000 will expire beginning in 2037 and fully expiring by the end of 2040 and are all attributable to our continuing operations.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

The table below summarizes the significant components of our net deferred tax asset (liability):

	December 31,
	2022	2021
Deferred tax assets:
Unearned premiums	$16,115	$10,326
Unrealized loss	8,768	1,230
Tax-related discount on loss reserve	5,505	3,121
R&D tax credit carryforward	1,610	1,990
Other-than-temporary impairment	5,500	—
Investments	2,620	344
Bad debt expense	1,077	144
Equity compensation	474	405
Dual consolidated loss carryforward	5,958	5,103
Net operating loss carryforward	112,804	25,472
Other	1,541	789
Total pre-allowance deferred tax assets	161,972	48,924
Valuation allowance	(140,034)	(5,142)
Total deferred tax assets	21,938	43,782
Deferred tax liabilities:
Deferred acquisitions costs	(14,743)	(10,356)
Intangible assets	(2,823)	(3,607)
Prepaid expenses	(744)	(837)
Investments	(62)	(77)
Fixed assets	(3,743)	(4,990)
Total deferred tax liabilities	(22,115)	(19,867)
Net deferred tax asset (liability)	$(177)	$23,915

Net deferred tax asset (liability) is included in the financial statements as follows:

	Year Ended December 31,
	2022	2021
Continuing operations	(177)	(14,951)
Discontinued operations	—	38,866
Net deferred tax asset (liability)	$(177)	$23,915

As of December 31, 2022, the net deferred tax asset related to discontinued operations is comprised of deferred tax assets of $148,978,000, deferred tax liabilities of $26,921,000, and a valuation allowance of $122,057,000, for a net balance of $0. As of December 31, 2021, the net deferred tax asset related to discontinued operations is comprised of deferred tax assets of $42,524,000 and deferred tax liabilities of $3,658,000, for a net balance of $38,866,000.

We had a valuation allowance of $140,034,000 and $5,142,000 at December 31, 2022 and 2021, respectively. Of this December 31, 2022 total, $122,057,000 is attributable to our discontinued operations at December 31, 2022, with the remaining balance attributable to our continuing operations. None of our valuation allowance at December 31, 2021 was attributable to our discontinued operations. In assessing the net realizable value of deferred tax assets, we consider whether it is more likely than

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
not that we will not realize some portion or all of the deferred tax assets. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered taxable income (loss), reversals of temporary items, projected future taxable income and tax planning strategies in making this assessment. The current year increase in valuation allowance predominately relates to the impact of current year results on management’s estimate that the majority of its net deferred tax assets will not be realizable.

The statute of limitations related to our consolidated Federal income tax returns and our Florida income tax returns expired for all tax years up to and including 2018; therefore, only the 2019 through 2022 tax years remain subject to examination by taxing authorities. During the year ended December 31, 2022, we were examined by the IRS regarding tax years 2018, 2019 and 2020. During the year ended December 31, 2020, we were examined by the Internal Revenue Service (IRS) regarding our 2016 income tax return. Tax years 2018, 2019 and 2020 are with Joint Committee review, however, no material adjustments have been proposed.

UIHC’s reinsurance subsidiaries, which are based in the Cayman Islands and Bermuda, made an irrevocable election under section 953(d) of the U.S. Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for U.S. Federal income tax purposes. As a result of this election, our reinsurance subsidiaries are subject to United States income tax on its worldwide income as if it were a U.S. corporation.

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2022:

December 31, 2022
Balance at January 1	$834
Decrease based on tax positions related to prior years	(168)
Balance at December 31	$666

Included in the balance at December 31, 2022 was $666,000 of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. We do not anticipate a material change in the unrecognized tax benefits over the next 12 months.

16)    STATUTORY ACCOUNTING AND REGULATION

The insurance industry is heavily regulated. State laws and regulations, as well as national regulatory agency requirements, govern the operations of all insurers such as our insurance subsidiaries. The various laws and regulations require that insurers maintain minimum amounts of statutory surplus and risk-based capital, restrict insurers’ ability to pay dividends, specify allowable investment types and investment mixes, and subject insurers to assessments. Effective June 1, 2022, our insurance subsidiaries JIC and ACIC were merged, with ACIC being the surviving entity. ACIC is domiciled in Florida, while IIC is domiciled in New York. At December 31, 2022, and during the year then ended, ACIC and IIC met all regulatory requirements of the states in which they operate.

During 2022, we received an assessment notice from FIGA. This assessment will be 1.3% on direct written premium of all covered lines of business in Florida to cover the cost of an insurance company facing insolvency. This assessment is in addition to FIGA's 0.7% assessment, described below, and is recoupable from policyholders. During 2021, we received an assessment notice from FIGA. This assessment will be 0.7% on all direct written premium of Florida lines of business during 2022.

The NAIC has RBC guidelines for insurance companies that are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. Most states, including Florida and New York, have enacted statutory requirements adopting the NAIC RBC guidelines, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. State insurance regulatory authorities could require an insurer to cease operations in the event the insurer fails to maintain the required statutory capital.

The state laws of Florida and New York permit an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains. The state laws further provide calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authorities in those states and the amount of dividends or distributions that would require prior approval of the insurance regulatory authorities in those states. Statutory RBC requirements may further restrict our insurance subsidiaries’ ability to pay

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum RBC requirements. Additionally, in connection with UPC’s Plan for Runoff, IIC has agreed to not pay ordinary dividends without prior approval of the New York Department of Financial Services until January 1, 2025.

Governmental agencies or certain quasi-governmental entities can levy assessments upon us in the states in which we write policies. See Note 2(t) for a description of how we recover assessments imposed upon us. We expense an assessment when the particular governmental agency or quasi-governmental entity levies it upon us; therefore, expected recoveries are not assets and we will record the amounts as income when collected from policyholders.

Governmental agencies or certain quasi-governmental entities can also levy assessments upon policyholders, and we collect the amount of the assessments from policyholders as surcharges for the benefit of the assessing agency. We collect $2 per residential policy and $4 per commercial policy written in the state of Florida on behalf of the Florida Emergency Management Preparedness and Assistance Trust Fund.

Our insurance subsidiaries must maintain capital and surplus ratios or balances as determined by the regulatory authority of the states in which they are domiciled. At December 31, 2022, ACIC and IIC met these requirements. The table below details the amount of surplus as regards policyholders for each of our regulated entities at December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021
ACIC (1)	77,511	142,138
IIC	26,152	30,248
Total	$103,663	$172,386
(1) ACIC results are inclusive of JIC as these entities were merged effective June 1, 2022.

The amount of restricted net assets of our insurance subsidiaries are:

December 31, 2022
ACIC (1)	19,603
IIC	20,774
(1) ACIC results are inclusive of JIC as these entities were merged effective June 1, 2022.

NAIC law limits an insurer’s investment in equity instruments and also restricts investments in medium to low quality debt instruments. We were in compliance with all investment restrictions at December 31, 2022 and 2021.

We have reported our insurance subsidiaries’ assets, liabilities and results of operations in accordance with GAAP, which varies from statutory accounting principles prescribed or permitted by state laws and regulations, as well as by general industry practices. The following items are principal differences between statutory accounting and GAAP:

•Statutory accounting requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•Statutory accounting requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer to the extent realizable, and amortize policy acquisition costs over the estimated life of the policies.

•Statutory accounting requires that surplus notes, also known as surplus debentures, be recorded in statutory surplus, while GAAP requires us to record surplus notes as a liability.

•Statutory accounting allows certain investments to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the NAIC, while they are recorded at fair value for GAAP because the investments are held as available for sale.

•Statutory accounting allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
•Statutory accounting requires that unearned premiums and loss reserves are presented net of related reinsurance rather than on a gross basis under GAAP.

•Statutory accounting requires a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over ninety days and for unsecured amounts recoverable from unauthorized reinsurers.  Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance subsidiary’s domiciliary state and a reserve for uncollectible reinsurance is charged through earnings rather than surplus or equity.

•Statutory accounting requires an additional admissibility test and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Our insurance subsidiaries must file with the various insurance regulatory authorities an “Annual Statement” which reports, among other items, statutory net income (loss) and surplus as regards policyholders, which is called stockholders’ equity (deficit) under GAAP. The table below details the statutory net income (loss) for each of our regulated entities for the years ended December 31, 2022, 2021 and 2020.

	December 31,
	2022	2021	2020
ACIC (1)	16,516	(34,588)	(7,429)
IIC	(2,421)	(4,292)	(1,410)
Total	$14,095	$(38,880)	$(8,839)
(1) ACIC results are inclusive of JIC as these entities were merged effective June 1, 2022.

17)    EMPLOYEE BENEFIT PLAN

We provide a 401(k) plan for substantially all of our employees. We match 100% of the first 5% of employees’ contributions to the plan. For the years ended December 31, 2022, 2021, and 2020, our contributions to the plan on behalf of the participating employees were $1,630,000, $1,229,000, and $1,381,000, respectively.

18)    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

We report changes in other comprehensive income (loss) items within comprehensive loss on the Consolidated Statements of Comprehensive Loss, and we include accumulated other comprehensive loss as a component of stockholders’ equity (deficit) on the Consolidated Balance Sheets.

The table below details the components of accumulated other comprehensive income (loss) at year end:

	Pre-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
December 31, 2019	$14,962	$(3,643)	$11,319
Changes in net unrealized gain on investments	64,421	(16,101)	48,320
Reclassification adjustment for net realized gains	(66,594)	16,648	(49,946)
December 31, 2020	12,789	(3,096)	9,693
Changes in net unrealized losses on investments	(17,814)	4,266	(13,548)
Reclassification adjustment for net realized gains	(3,568)	892	(2,676)
December 31, 2021	(8,593)	2,062	(6,531)
Changes in net unrealized losses on investments	(56,530)	8,053	(48,477)
Reclassification adjustment for net realized losses	32,082	(8,021)	24,061
December 31, 2022	$(33,041)	$2,094	$(30,947)

19)    STOCKHOLDERS’ EQUITY (DEFICIT)

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Our Board of Directors declared dividends on our outstanding shares of common stock to stockholders of record as follows for the periods presented (in thousands, except per share amounts):

	Year Ended December 31,
	2022		2021		2020
	Per Share Amount	Aggregate Amount	Per Share Amount	Aggregate Amount	Per Share Amount	Aggregate Amount
First Quarter	$0.06	$2,589	$0.06	$2,582	$0.06	$2,571
Second Quarter	—	—	0.06	2,591	0.06	2,578
Third Quarter	—	—	0.06	2,589	0.06	2,581
Fourth Quarter	—	—	0.06	2,588	0.06	2,583

In November 2022, ACIC paid dividends of $26,000,000 to the Company. In February 2021, IIC paid dividends of $3,500,000 to the Company. In February 2020, IIC paid dividends of $12,000,000 to the Company.

In July 2019, our Board of Directors authorized a stock repurchase plan of up to $25,000,000 of our common stock. As of December 31, 2022, we had not yet repurchased any shares under this stock repurchase plan. The timing and volume of repurchases are at the discretion of management, based on the capital needs of the business, the market price of UIHC common stock, and general market conditions. The plan has no expiration date, and the plan may be suspended or discontinued at any time.

See Note 20 for information regarding our stock-based compensation activity.

20) STOCK-BASED COMPENSATION

We account for stock-based compensation under the fair value recognition provisions of ASC Topic 718 - Compensation - Stock Compensation. We recognize stock-based compensation cost over the award’s requisite service period on a straight-line basis for time-based restricted stock grants and performance-based restricted stock grants. We record forfeitures as they occur for all stock-based compensation.

Under the Company’s 2013 Omnibus Incentive Plan, 1,000,000 shares were authorized for issuance at December 31, 2020. In 2020, the Board of Directors adopted the 2020 Omnibus Incentive Plan, which was approved by shareholders during our 2020 Annual Shareholder meeting. At the time of approval, an additional 2,000,000 shares were authorized for issuance.

The following table presents our total stock-based compensation expense:

	Year Ended
	2022	2021	2020
Employee stock-based compensation expense
Pre-tax (1)	$1,230	$875	$876
Post-tax (2)	972	691	692
Director stock-based compensation expense
Pre-tax (1)	158	310	506
Post-tax (2)	125	245	400
(1) This table does not include withholding of vested shares for tax liabilities, which totaled $25,000, $39,000, and $112,000 in 2022, 2021, and 2020, respectively.
(2) The after tax amounts are determined using the 21% corporate federal tax rate.

We had approximately $2,024,000 of unrecognized stock compensation expense at December 31, 2022 related to non-vested stock-based compensation granted, which we expect to recognize over a weighted-average period of approximately 2.0 years. We had approximately $36,000 of unrecognized director stock-based compensation expense at December 31, 2022 related to non-vested director stock-based compensation granted, which we expect to recognize over a weighted-average period of approximately 0.3 years.

Restricted stock, restricted stock units and performance stock units

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022

Stock-based compensation cost for restricted stock awards, restricted stock units and performance stock units is measured based on the closing fair market value of our common stock on the date of grant, which vest in equal installments over the requisite service period of typically three years. Restricted stock awards granted to non-employee directors vest over a one-year period. Each restricted stock unit and performance stock unit represents our obligation to deliver to the holder one share of common stock upon vesting.

Performance stock units vest based on the Company’s return on average equity compared to a defined group of peer companies. On the grant date, we issue the target number of performance stock units. They are subject to forfeitures if performance goals are not met. The actual number of performance stock units earned can vary from zero to 150 percent of the target for the 2022, 2021, and 2020 awards.

We granted 907,907, 292,960, and 386,101 shares of restricted common stock, which had a weighted-average grant date fair value of $1.97, $6.01, and $9.33 per share during the years ended December 31, 2022, 2021, and 2020, respectively. Additionally, during the year ended December 31, 2019, the Company granted 45,000 shares of restricted common stock, with a fair value of $15.70 per share, which were contingent upon stockholder approval of the 2020 Omnibus Incentive Plan. The contingent shares were issued and fully vested during the year ended December 31, 2020.

The following table presents certain information related to the activity of our non-vested common stock grants:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2019	214,495	$17.49
Granted (1)	386,101	9.33
Less: Forfeited	232,323	12.61
Less: Vested (1)	109,267	16.63
Outstanding as of December 31, 2020	259,006	$10.06
Granted	292,960	6.01
Less: Forfeited	122,460	8.87
Less: Vested	92,910	9.99
Outstanding as of December 31, 2021	336,596	$6.99
Granted	907,907	1.97
Less: Forfeited	383,876	3.43
Less: Vested	146,388	6.00
Outstanding as of December 31, 2022	714,239	$2.73
(1) Contingent shares granted during 2019, but issued and fully vested during May 2020, have been included in the 2020 granted and vested share calculations in the table above.

Stock options

Stock option fair value was estimated on the grant date using the Black-Scholes-Merton formula. Stock options vest in equal installments over the requisite service period of typically three years. The following weighted-average assumptions were used to value the stock options granted:

	2022		2021
Expected annual dividend yield	—%		0.65%
Expected volatility	49.66%		46.63%
Risk-free interest rate	2.92%		1.16%
Expected term	6	years	6	years

Expected annual dividend yield for our options granted prior to the third quarter of 2021 is based on a quarterly dividend of $0.06 per share and the stock price on the grant date. The expected annual dividend yield for our options granted during and after the third quarter of 2021 is based on no dividends being paid in future quarters. The expected volatility is a historical volatility calculated based on the daily closing prices over a period equal to the expected term. The risk-free interest rate is

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
based on the U.S. Treasury yield curve in effect at the grant date. Expected term takes into account the three-year graded vesting term and the 10-year contractual term of the option.

We granted 635,643, 1,054,707, and 221,541 stock options during the years ended December 31, 2022, 2021, and 2020, respectively, which had a weighted average grant date fair value of $1.70, $3.86, and $2.68, per share, respectively.

The following table presents certain information related to the activity of our non-vested stock option grants:

	Number of Stock Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	207,069	$18.69	9.00	$—
Granted	221,541	8.77	—	—
Less: Forfeited	234,472	12.76	—	—
Less: Exercised	—	—	—	—
Less: Expired	50,132	18.94	—	—
Outstanding as of December 31, 2020	144,006	$13.00	8.77	$—

Vested as of December 31, 2020	80,728	$19.01	7.95	$—
Exercisable as of December 31, 2020	30,596	$19.11	7.95	$—

Outstanding as of December 31, 2020	144,006	$13.00	8.77	$—
Granted	1,054,707	3.86	—	—
Less: Forfeited	48,995	8.08	—	—
Less: Exercised	—	—	—	—
Less: Expired	2,503	16.25	—	—
Outstanding as of December 31, 2021	1,147,215	$4.80	9.49	$792,000

Vested as of December 31, 2021	120,638	$15.87	7.39	$—
Exercisable as of December 31, 2021	68,003	$15.85	7.39	$—

Outstanding as of December 31, 2021	1,147,215	$4.80	9.49	$792,000
Granted	635,643	1.70	—	—
Less: Forfeited	426,480	2.91	—	—
Less: Exercised	—	—	—	—
Less: Expired	105,693	6.65	—	—
Outstanding as of December 31, 2022	1,250,685	$3.71	7.66	$—

Vested as of December 31, 2022 (1)	532,797	$7.26	8.03	$—
Exercisable as of December 31, 2022	432,786	$5.25	5.10	$—
(1) The vested shares, weighted average exercise price and weighted-average remaining contractual term are calculated based on all vested shares at December 31, 2022, inclusive of those that expired during the year.

21)    SUBSEQUENT EVENTS

We evaluate all subsequent events and transactions for potential recognition or disclosure in our financial statements.

AMERICAN COASTAL INSURANCE CORPORATION
Notes to Consolidated Financial Statements
December 31, 2022
On February 1, 2023, the Company, together with its wholly-owned subsidiary, UPC, entered into a Renewal Rights Agreement, dated as of February 1, 2023, with Slide Insurance Company (Slide), pursuant to which UPC agreed to transfer to Slide the renewal rights to UPC’s personal lines homeowners business in Florida.

Under the terms of this transaction, UPC cancelled approximately 72,000 Florida personal lines policies on February 1, 2023, and Slide simultaneously issued replacement policies. Additionally, Slide will make offers of coverage to additional Florida personal lines policies expiring in April 2023.

In addition, on February 1, 2023, the Company, together with its wholly-owned subsidiary, UIM, entered into an Asset Purchase and Services Agreement, with Slide, pursuant to which, UIM agreed to sell, and Slide agreed to purchase certain intellectual property and data. Under the terms of this agreement, UIM will also provide Slide with policy administration services in exchange for Slide reimbursing UIM's costs for providing such services. In exchange for the sale of intellectual property and data, Slide will pay UIM two percent of gross earned premium of the policies renewed by pursuant to the Renewal Rights Agreement.

On February 27, 2023, the Florida Department of Financial Services, Division of Rehabilitation and Liquidation initiated proceedings against our insurance subsidiary, UPC. As a result, we will immediately de-consolidate UPC from our operations on the effective date of receivership.

On March 2, 2023, the Company issued a press release related to its earnings for the fourth quarter and year ended December 31, 2022 (the Earnings Release). The Earnings Release was filed as exhibit 99.1 to the Form 8-K filed on March 2, 2023. Subsequent to the Earnings Release, the Company has increased its reported Policy acquisition costs on its Consolidated Statements of Comprehensive Loss by $1,856,000 or 1.2%, from $154,233,000 to $156,089,000. Additionally, the Company has decreased its reported Reinsurance recoverable on paid and unpaid losses and Other assets on its Consolidated Balance Sheets by $885,000 or 0.05% and $971,000 or 2.5%, respectively.

On April 5, 2023, the Company filed a Motion for Release of Property of ACIC in the Circuit Court of the Second Judicial Circuit for Leon County, Florida, requesting that UPC immediately remit to ACIC reinsurance recoveries currently held by UPC and reinsurance recoveries recovered by UPC in the future in accordance with the Company’s Allocation Agreement. Alternatively, ACIC requested future reinsurance recoveries remitted to UPC be placed into a segregated account for future reconciliation and remittance to ACIC. On April 13, 2023, the DFS filed a response to the Company’s motion, objecting to ACIC’s position. On April 14, 2023, the Court denied ACIC’s motion without prejudice.